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As filed with the Securities and Exchange Commission on July 13, 2007

Registration No. 333-143481

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1/A
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PARAGON SHIPPING INC.
(Exact name of Registrant as specified in its charter)

Marshall Islands (State or other jurisdiction of incorporation or organization	4412 (Primary Standard Industrial Classification Code Number) Voula Center 102-104 V. Pavlou Street Voula 16673 Athens, Greece (011) (30) (210) 891 4600	Inapplicable (I.R.S. Employer Identification No.)
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
Seward & Kissel LLP
Attn: Gary J. Wolfe, Esq.
One Battery Park Plaza
New York, New York 10004
(212) 574-1200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:
Gary J. Wolfe, Esq.
Seward & Kissel LLP
One Battery Park Plaza
New York, New York 10004

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

        If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Aggregate Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee

Class A Common Shares, par value $0.001 per share, to be sold by selling shareholders	11,097,187	$9.11	$101,095,373.57	$3,103.63

Warrants to be sold by selling shareholders	1,849,531	$4.46	$ 8,248,908.26	$ 253.24

Total			$109,344,281.83	$3,356.87*

*
Previously paid.

(1)
Bona fide estimate pursuant to Rule 457(a) solely for the purpose of computing the amount of the registration fee.

(2)
Includes common shares issuable on exercise of Warrants.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION DATED JULY 13, 2007

1,849,531 Warrants
and
11,097,187 Class A Common Shares

        This prospectus relates to the resale by the selling shareholders named herein of the Warrants and the Class A Common Shares, including the Class A Common Shares issuable to the selling shareholders on exercise of the Warrants. This prospectus also covers the Class A Common Shares issuable on exercise of the Warrants by persons other than the selling shareholders identified in this prospectus that will be identified in one or more supplements to this prospectus.

        We will receive no proceeds from the sale of any of our Class A Common Shares or Warrants by the selling shareholders. We will receive proceeds to the extent the Warrants are exercised. However, the holders of the Warrants are under no obligation to do so.

        Our Class A Common Shares are not currently traded on any securities exchange or on the OTC Bulletin Board. We will apply to have our Class A Common Shares and Warrants qualified for trading on the OTC Bulletin Board following the effectiveness of the registration statement of which this prospectus is a part.

        SEE "RISK FACTORS" BEGINNING ON PAGE 11 FOR A DISCUSSION OF RISKS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN OUR CLASS A COMMON SHARES OR IN OUR WARRANTS.

        The initial offering price for our Class A Common Shares will be $9.11 and for our Warrants will be $4.46. Once a public market is established for our Class A Common Shares and Warrants, the offering price of our Class A Common Shares and our Warrants by the selling shareholders will be based on prevailing market or privately negotiated prices.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is            , 2007.

DRYBULK SHIPPING INDUSTRY DATA

        The discussions contained under the heading "The International Drybulk Shipping Industry" have been reviewed by Drewry Shipping Consultants, Ltd., or Drewry, which has confirmed to us that they accurately describe the international drybulk shipping market as of the date of this prospectus.

        The statistical and graphical information we use in this prospectus has been compiled by Drewry from its database. Drewry compiles and publishes data for the benefit of its clients. Its methodologies for collecting data, and therefore the data collected, may differ from those of other sources, and its data does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the market.

i

FORWARD-LOOKING STATEMENTS

        Our disclosure and analysis in this prospectus pertaining to our operations, cash flows and financial position, including, in particular, the likelihood of our success in developing and expanding our business, include forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," "projects," "forecasts," "may," "should," and similar expressions are forward-looking statements.

        All statements in this prospectus that are not statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to, such matters as:

  •
  our future operating or financial results;

  •
  global and regional political conditions;

  •
  our pending acquisitions, our business strategy and expected capital spending or operating expenses, including drydocking and insurance costs;

  •
  competition in the shipping industry;

  •
  statements about shipping market trends, including charter rates and factors affecting supply and demand;

  •
  our financial position and liquidity, including our ability to obtain financing in the future to fund capital expenditures, acquisitions and other general corporate activities; and

  •
  our expectations of the availability of vessels to purchase and the time it may take to construct new vessels, or vessels' useful lives.

        Many of these statements are based on our assumptions about factors that are beyond our ability to control or predict and are subject to risks and uncertainties that are described more fully under the "Risk Factors" section of this registration statement. Any of these factors or a combination of these factors could materially affect future results of operations and the ultimate accuracy of the forward-looking statements. Factors that might cause future results to differ include, but are not limited to, the following:

  •
  changes in governmental rules and regulations or actions taken by regulatory authorities;

  •
  changes in economic and competitive conditions affecting our business;

  •
  potential liability from future litigation;

  •
  length and number of off-hire periods and dependence on third party managers; and

  •
  other factors discussed under the "Risk Factors" section of this registration statement.

        You should not place undue reliance on forward-looking statements contained in this registration statement, because they are statements about events that are not certain to occur as described or at all. All forward-looking statements in this registration statement are qualified in their entirety by the cautionary statements contained in this registration statement. These forward-looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward-looking statements.

        Except to the extent required by applicable law or regulation, we undertake no obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this registration statement or to reflect the occurrence of unanticipated events.

ii

iii

PROSPECTUS SUMMARY

        This section summarizes some of the key information and financial statements that appear later in this prospectus. You should review carefully the risk factors and the more detailed information and financial statements included in this registration statement. Unless the context otherwise requires, when used in this registration statement, the terms "Paragon," the "Company," "we," "our" and "us" refer to Paragon Shipping Inc. and its subsidiaries. Unless otherwise indicated, all references to currency amounts in this registration statement are in U.S. dollars.

Our Company

        We were incorporated in the Republic of the Marshall Islands in April 2006 to provide drybulk shipping services worldwide. We acquired our initial fleet of three Handymax and three Panamax drybulk carriers with the net proceeds of a private placement that closed in the fourth quarter of 2006, together with drawings under our senior secured credit facility and the proceeds of the sale by us of Class A Common Shares and Warrants to Innovation Holdings, S.A., or Innovation Holdings, a company beneficially owned by our founder and chief executive officer, Michael Bodouroglou, and members of his family. Accordingly, we have a limited history of operations. Allseas Marine S.A., or Allseas, a company controlled by Mr. Bodouroglou, provides the commercial and technical management of our vessels.

        Our policy is to charter our vessels on time charters with durations of one to two years from the date of delivery, although we could engage in spot (voyage) charters or time charters with longer durations depending on our assessment of market conditions. From inception until December 31, 2006, our vessels achieved daily time charter equivalent rates of $25,460, and we generated net revenues of $4,729,160 and recorded net income of $461,764. We refer you to the section of this prospectus entitled "Forecasted Cash Available For Dividends, Reserves And Extraordinary Expenses For 2007" for information regarding the cash that we expect to have available to us during this period from the completion or our acquisition of our initial fleet.

        Michael Bodouroglou, our founder and chief executive officer, has been involved in the shipping industry in various capacities for more than 25 years. Since 1993, Mr. Bodouroglou has co-owned and managed 30 vessels, including the six vessels in our initial fleet. Mr. Bodouroglou served as co-managing director of Eurocarriers S.A., or Eurocarriers, and Allseas, two ship management companies he co-founded in 1994 and 2000, respectively. Mr. Bodouroglou disposed of his interest in Eurocarriers in 2006. Since January 2006, Mr. Bodouroglou has been the sole managing director, and since September 2006 the sole owner, of Allseas, which currently manages eleven drybulk carriers, including the six vessels in our initial fleet.

        We currently intend to pay quarterly dividends to the holders of our Class A Common Shares in February, May, August and November of each year in amounts substantially equal to our available cash from operations during the previous quarter, less cash expenses for that quarter and any reserves our board of directors determines we should maintain for reinvestment in our business. Our board of directors has declared a dividend in the amount of $0.4375 per Class A Common Share to shareholders of record on May 21, 2007 in respect of the period from the commencement of our operations through March 31, 2007.

        From the closing of the private placement until the completion of a public offering of our Class A Common Shares that we may conduct in the future resulting in gross proceeds to us of at least $50 million, which we refer to as the subordination period, dividends will be declared on our Class B Common Shares in the same amount as on our Class A Common Shares but will not be payable on our Class B Common Shares until the later of (i) the conversion of our Class B Common Shares into Class A Common Shares and (ii) the payment date for dividends that were declared on the Class A Common Shares at the same time as dividends that were declared on the Class B Common Shares.

Accordingly, Innovation Holdings, as the holder of our Class B Common Shares, will receive the $0.4375 divided once its shares convert. For a more detailed summary of our dividend policy, please see "Our Dividend Policy" below.

Our Fleet

        We purchased the six secondhand Panamax and Handymax drybulk carriers in our initial fleet for an aggregate purchase price of $210.35 million, excluding certain pre-delivery expenses. We funded the acquisition of our initial fleet with the net proceeds of our private placement together with the net proceeds from the sale of Class A Common Shares and Warrants to Innovation Holdings, together with funds drawn under our senior secured credit facility. Please see "Business—our Fleet" for additional information regarding our fleet.

        We have initially employed the vessels in our initial fleet under fixed rate time charters for approximately one to two-year periods from their respective delivery dates. The following table summarizes information about our initial fleet as of the date of this prospectus:

						Re-Delivery from Charterer(3)
Vessel Name	Vessel Type	Year Built	Charterer Name	Charter Rate ($ per day)(1)	Vessel Delivery Date
						Earliest	Latest
Blue Seas	Handymax	1995	STX Pan Ocean	26,100	October 4, 2006(2)	Aug. 21, 2007	Nov. 20, 2007(4)
Clean Seas	Handymax	1995	AS Klaveness	20,000	Jan. 8, 2007	Oct. 24, 2008	Feb. 24, 2009
Crystal Seas	Handymax	1995	San Juan Navigation	24,000	Jan 10, 2007	Feb. 9, 2008	July 8, 2008
Deep Seas	Panamax	1999	Morgan Stanley	28,175	October 12, 2006(2)	Aug. 28, 2007	Nov. 28, 2007
Calm Seas	Panamax	1999	Morgan Stanley	25,150	Dec. 28, 2006	Nov. 14, 2007	Feb. 13, 2008
Kind Seas	Panamax	1999	Express Sea Transport	23,600	Dec. 21, 2006	Sept. 4, 2008	Feb. 18, 2009

(1)
This table shows gross charter rates and does not reflect commissions payable by us to third party chartering brokers and Allseas ranging from 2.5% to 6.25% including the 1.25% to Allseas.

(2)
The date shown represents the date our affiliate entities, Elegance Shipping Limited and Icon Shipping Limited, acquired the vessels. We acquired the vessels from our affiliates on December 28, 2006.

(3)
The date range provided represents the earliest and latest date on which the charterer may redeliver the vessel to us upon termination of the charter.

(4)
Upon the expiration of the current charter to STX Pan Ocean, Blue Seas is scheduled to be chartered to Korea Line Corp. at a gross daily rate of $28,500. The redelivery range for the charter to Korea Line Corp. is July 6, 2008 to February 14, 2009.

        Please see "Business—Chartering" for additional information regarding our chartering arrangements.

        Allseas is responsible for the technical and commercial management of our vessels. Allseas, which is based in Athens, Greece, was formed in 2000 as a ship management company and currently manages a fleet of 11 drybulk carriers including the six vessels in our fleet. The other five vessels are managed for affiliates of Allseas. We believe that Allseas has established a reputation in the international shipping industry for operating and maintaining a fleet with high standards of performance, reliability and safety.

        Pursuant to separate management agreements that we have entered into with Allseas for each of our vessels, the terms of which have been approved by a majority of our independent directors, we are obligated to pay Allseas a technical management fee of $650 (based on a Euro/U.S. dollar exchange rate of 1.268:1.00) per vessel per day on a monthly basis in advance, pro rata for the calendar days the vessel is owned by us. The management fee is adjusted quarterly based on the Euro/U.S. dollar exchange rate as published by EFG Eurobank Ergasias S.A. two days prior to the end of the previous calendar quarter. The management fee will be increased commensurate with inflation on an annual basis, commencing on January 1, 2008 by reference to the official Greek inflation rate for the previous year, as published by the Greek National Statistical Office. We also pay Allseas a fee equal to 1.25% of the gross freight, demurrage and charter hire collected from the employment of our vessels. Allseas also earned a fee equal to 1.0% calculated on the price as stated in the relevant memorandum of agreement for any vessel bought or sold on our behalf, with the exception of the two vessels in our initial fleet that we acquired from entities affiliated with our founder and chief executive officer. Additional drybulk carriers that we may acquire in the future may be managed by Allseas or unaffiliated management companies. As of December 31, 2006, we have incurred $170,750 in management fees and $6,661 and $825,000 in chartering and vessel commissions, respectively, resulting in aggregate amount paid to Allseas by us during 2006 of $1,002,411.

        We refer you to "Business—Our Fleet" and "Chartering" for additional information about the vessels in our fleet.

Our Competitive Strengths

        We believe that we possess a number of competitive strengths in our industry, including:

  •
  Experienced management team. Our chief executive officer has more than 25 years of experience in the shipping industry, and our chief financial officer has over 20 years of experience in ship finance and has been the chief financial officer of American Stock Exchange and Nasdaq Global Market listed shipping companies. Our chief operating officer and commercial development officer each have 19 years of experience in shipping and have been working with our chief executive officer for the last ten years and four years, respectively.

  •
  Efficient and dependable manager. We believe Allseas has established its reputation as an efficient and dependable vessel operator, without compromising on safety, maintenance and operating performance. To our knowledge no vessel has suffered a total or constructive loss or suffered material damage while managed by Allseas. Mr. Bodouroglou, while at Allseas or Eurocarriers, has managed or co-managed 30 vessels since its inception.

  •
  Strong customer relationships. Our manager, Allseas, has established relationships with leading charterers and a number of chartering, sales and purchase brokerage houses around the world. Since its founding, Allseas and its affiliates have maintained relationships with major national and private industrial users, commodity producers and traders, including Cargill International and Glencore International, which have repeatedly chartered vessels managed by Allseas or by Eurocarriers. We intend to keep our vessels fully employed and to secure repeat business with charterers by providing well-maintained vessels and dependable service.

  •
  Established banking relationships. Our founder and chief executive officer has current banking relationships with some of the leading banks in ship finance, including HSH Nordbank, HSBC and HVB Bank. This is evidenced by the fact that the Company has closed a $109.5 million senior secured loan facility with HSH Nordbank to finance the acquisition of the initial fleet. All the banks named above expressed in writing their interest in financing a portion of the acquisition of our initial fleet.

Our Business Strategy

        Our strategy is to invest in the drybulk carrier industry, to generate stable cash flow through time charters and to grow through acquisitions that we expect to be accretive to our cash flow. As part of our strategy, we intend to:

  •
  Focus on all segments of the drybulk carrier sector. We intend to develop a diversified fleet of drybulk carriers in various size categories, including Capesize, Panamax, Handymax and Handysize, although we have initially focused on the Panamax and Handymax sectors. Larger drybulk carriers, such as Capesize and Panamax vessels, have historically experienced a greater degree of freight rate volatility, while smaller drybulk carriers, such as Handymax and Handysize vessels, have historically experienced greater charter rate stability. Furthermore, a diversified drybulk carrier fleet will enable us to serve our customers in both major and minor bulk trades, and to gain a worldwide presence in the drybulk carrier market by assembling a fleet capable of servicing virtually all major ports and routes used for the seaborne transportation of key commodities and raw materials. Our vessels are able to trade worldwide in a multitude of trade routes carrying a wide range of cargoes for a number of industries.

  •
  Generate stable cash flow through time charters. Our strategy is to employ our vessels primarily under one and two-year time charters from the date of delivery that we believe provide us with a stable cash flow base during the term of these charters. As of May 1, 2007, the current average remaining duration of our charters ranges from 13 to 17 months based on the earliest and latest redelivery dates. We believe that factors governing the supply of and demand for drybulk carriers may cause charter rates for drybulk carriers to strengthen in the near term, thereby providing us opportunities to renew our time charters or enter into new time charters at similar or higher rates following the expiration of their respective terms. When our vessels are not employed on time charters, we may enter into short term spot charters.

  •
  Disciplined growth through accretive secondhand vessel acquisitions. We intend to grow our fleet through timely and selective acquisitions of secondhand drybulk carriers. We will seek to identify potential secondhand vessel acquisition candidates among various size categories of drybulk carriers. We intend to use our cash flow from operations, the proceeds of future equity offerings and senior secured credit facilities to acquire additional drybulk carriers that we believe will be accretive to our cash flow. We believe that secondhand vessels, when operated in a cost efficient manner, currently provide better returns as compared with more expensive newbuilding vessels.

        Our ability to successfully implement our business strategy is dependant on our ability to manage a number of risks relating to our industry and our operations. These risks include the following:

  •
  Cyclical nature of charter hire rates. The cyclical nature of the drybulk shipping industry and the volatility in charter hire rates for our vessels, which may affect our ability to successfully charter our vessels in the future or renew existing charters at rates sufficient to allow us to meet our obligations or to pay dividends. Charter rates are affected by, among other factors, the supply of drybulk vessels in the global fleet, which is expected to increase by approximately 20% by 2010 based on current newbuilding orders. Although charter hire rates and vessel values decreased slightly during 2005 and the first half of 2006, since July 2006, charter rates have risen sharply and are currently at or near their historical highs and the value of second hand vessels is currently at record high levels.

  •
  Our operations are subject to international laws and regulations. Our business and the operation of our vessels are materially affected by applicable government regulation in the form of international conventions and national, state and local laws and regulations. Because such conventions, laws, and regulations are often revised, we cannot predict the ultimate cost of complying with them or with additional regulations that may be applicable to our operations that are adopted in the future.

  •
  Servicing our current and future debt limits funds available for other purposes, including the payment of dividends. To finance our future fleet expansion, we expect to incur additional secured debt. We must dedicate a portion of our cash flow from operations to pay the principal and interest on our debt. These payments limit funds otherwise available for working capital, capital expenditures and other purposes and may limit funds available for other purposes, including distributing cash to our shareholders, and our inability to service debt could lead to acceleration of our debt payments and foreclosure on our fleet.

  •
  We are a recently-formed company with a limited operating history. We are a recently-formed company and have a limited performance record, operating history and limited financial information upon which you can evaluate our operations or our ability to implement and achieve our business strategy or our ability to pay dividends.

        Prospective investors in our Class A Common Shares and Warrants should also carefully consider the factors set forth in the section of this prospectus entitled "Risk Factors" beginning on page 11.

Drybulk Shipping Industry Trends

        The maritime shipping industry is fundamental to international trade with ocean-going vessels representing the most efficient and often the only method of transporting large volumes of many essential commodities, finished goods and crude and refined petroleum products between the continents and across the seas. It is a global industry whose performance is closely tied to the level of economic activity in the world.

        The drybulk shipping industry involves the carriage of bulk commodities. According to Drewry Shipping Consultants, Ltd., or Drewry, since the fourth quarter of 2002, the drybulk shipping industry has experienced the highest charter rates and vessel values in its modern history due to the favorable imbalance between the supply of drybulk carriers and demand for drybulk transportation service. Although charter hire rates and vessel values decreased slightly during 2005 and the first half of 2006, since July 2006, charter rates have risen sharply and are currently at or near their historical highs and the value of second hand vessels is currently at record high levels.

Corporate Structure

        We were incorporated under the laws of the Republic of the Marshall Islands on April 26, 2006. Innovation Holdings currently holds 2,003,288 of our Class B Common Shares, representing approximately 15% of the aggregate of our total outstanding Class A Common Shares (excluding 185,656 Class A Common Shares issued to Cantor Fitzgerald & Co., CRT Capital Group LLC and Oppenheimer & Co., to whom we refer as the initial purchasers, as described below) and our total outstanding Class B Common Shares. We sold 9,062,000 of our Class A Common Shares and 1,812,400 of our Warrants, which were offered as a single unit, or a Unit, consisting of one Class A Common Share and one-fifth of one Warrant, at a price of $10.00 per Unit in our private placement. We completed the initial closing of our private placement on November 21, 2006 relating to the sale of 7,562,000 Units. Subsequent to the initial closing, the initial purchasers exercised an option we granted to them to purchase an additional 1,500,000 Units, which was completed on December 18, 2006. We received net proceeds from the private placement and the sale to Innovation Holdings in the amount of $109.5 million, after deducting offering fees and expenses of $3.6 million. In connection with our private placement, Innovation Holdings purchased an aggregate of 2,250,000 Units, consisting of 2,250,000 Class A Common Shares and 450,000 Warrants, at the same price per Unit paid by investors in the private placement. We also issued 185,656 Units, consisting of 185,656 Class A Common Shares and 37,131 Warrants, to the initial purchasers in the private placement for which we did not receive any cash consideration. In addition, we issued 40,000 restricted Class A Common Shares pursuant to our equity incentive plan to certain individuals at the closing of the private placement. As a result of these transactions, Innovation Holdings owns approximately 31.5% of the aggregate of our total outstanding shares. Innovation Holdings also owns 450,000 Warrants to purchase our Class A Common Shares.

        Our Class B Common Shares, which have not been issued to any shareholder other than Innovation Holdings, are subordinated to our Class A Common Shares until our completion of a public offering of our Class A Common Shares resulting in gross proceeds to us of at least $50 million, which we refer to as a qualified pubic offering. During the subordination period, dividends are declared on our Class B Common Shares in the same amount as on our Class A Common Shares but are not payable on our Class B Common Shares until the later of (i) the conversion of Class B Common Shares into Class A Common Shares and (ii) the payment date for dividends that were declared on the Class A Common Shares at the same time as dividends that were declared on the Class B Common Shares. The Class B Common Shares have no voting rights, and are subordinated to the Class A Common Shares with respect to ranking upon liquidation. Our Class B Common Shares will convert into Class A Common Shares upon the termination of the subordination period. Innovation Holdings acquired the Class B Common Shares for nominal consideration. We refer you to "Description of Capital Stock—Class B Common Shares" for additional information regarding the terms of our Class B Common Shares.

        We maintain our principal executive offices at Voula Center, 102-104 V. Pavlou Street, Voula 16673, Athens, Greece. Our telephone number at that address is (011) (30) (210) 891 4600.

Our Dividend Policy

        We intend to pay quarterly dividends to the holders of our Class A Common Shares in February, May, August and November of each year in amounts substantially equal to our available cash flow from operations during the previous quarter, less cash expenses for that quarter (principally vessel operating expenses and interest expense) and any reserves our board of directors determines we should maintain for reinvestment in our business. These reserves may cover, among other things, drydocking, intermediate and special surveys, liabilities and other obligations, interest expense and debt amortization, acquisitions of additional assets and working capital.

        Our board of directors declared a dividend in the amount of $0.4375 per Class A Common Share to shareholders of record on May 21, 2007 in respect of the period from the commencement of our operations through March 31, 2007 which we paid to holders of our Class A Common Shares on May 31, 2007. Our board of directors has also declared a dividend with respect to the Class B Common Shares in the same amount as on our Class A Common Shares. However, we will not pay a dividend on our Class B Common Shares until the later of (i) the conversion of Class B Common Shares into Class A Common Shares and (ii) the payment date for dividends that were declared on the Class A Common Shares at the same time as dividends that were declared on the Class B Common Shares.

        The declaration and payment of any dividend is subject to the discretion of our board of directors. The timing and amount of dividend payments will depend on our earnings, financial condition, cash requirements and availability, the restrictions in our senior secured credit facility, the provisions of Marshall Islands law affecting the payment of dividends and other factors. Because we are a holding company with no material assets other than the shares of our subsidiaries, which will directly own the vessels in our fleet, our ability to pay dividends will depend on the earnings and cash flow of our subsidiaries and their ability to pay dividends to us. We cannot assure you that, after the expiration or earlier termination of our charters, we will have any sources of income from which dividends may be paid. We refer you to "Our Dividend Policy" for additional information regarding our dividend policy.

Senior Secured Credit Facility

        We have entered into a senior secured credit facility with HSH Nordbank AG of up to $109.5 million of which we drew down $108.25 million. Pursuant to the terms of the senior secured credit facility, we are permitted to draw up to 50% of the market value of the vessels in our initial fleet, up to the facility limit, to fund a portion of the acquisition of our initial fleet. The senior secured credit facility has a term of 3.5 years from the initial draw down date of December 21, 2006 and the amounts we draw under the senior secured credit facility are repayable in one balloon installment that are due 3.5 years from the initial borrowing date. The senior secured credit facility is secured by a first priority mortgage on our vessels as well as a first assignment of all earnings, insurances and cross default with each of our vessel owning subsidiaries. We refer you to "Senior Secured Credit Facility" for additional information regarding our senior secured credit facility.

THE OFFERING

Outstanding Class A Common Shares offered by selling shareholders(1)	Up to 9,247,656 Class A Common Shares
Warrants offered by Selling Shareholders	Up to 1,849,531 Warrants
Class A Common Shares to be outstanding immediately after this offering(1)	11,497,656 Class A Common Shares
Warrants to be outstanding immediately after this offering(1)	2,299,531 Warrants
Use of proceeds
All of the shares of Class A Common Shares and Warrants offered hereby are being sold by the selling shareholders. We will not receive any proceeds from the sale of Class A Common Shares or Warrants by the selling shareholders. We will receive proceeds to the extent the Warrants are exercised. We intend to apply proceeds from those exercises, if any, to acquisitions, working capital and other corporate purposes.

(1)
Assuming the sale of all Class A Common Shares and Warrants covered by this prospectus, and assuming no exercise of Warrants.

Paragon Shipping Inc. Summary Financial Data

        The following table sets forth summary consolidated financial data and other operating data of Paragon Shipping Inc. The summary financial data in the table as of and for the period from inception (April 26, 2006) to December 31, 2006, is derived from the audited consolidated financial statements of Paragon Shipping Inc. We refer you to the footnotes to our consolidated financial statements for a discussion of the basis upon which our consolidated financial statements are presented. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information included herein.

Period from inception (April 26, 2006) to December 31, 2006
INCOME STATEMENT DATA
Net revenue	$4,729,160
Voyage expenses	18,970
Vessel operating expenses	559,855
Management fees charged by a related third party	170,750
Depreciation	1,066,527
General and administrative expenses (including share based compensation of $1,476,717)(1)	1,782,429

Operating Income	1,130,629
Interest and finance costs	(951,798)
Unrealized loss on interest rate swap	(117,965)
Interest income	404,409
Foreign currency losses	(3,511)

Net Income	$461,764

Income allocable to Class B common shares	(259,036)
Income available to Class A common shares	$202,728

Earnings per Class A common share, basic	$0.14
Earnings per Class A common share, diluted	$0.14
Earnings per Class B common share, basic and diluted	$0.00
Weighted average number of Class A common shares, basic	1,441,887
Weighted average number of Class A common shares, diluted	1,442,639
Weighted average number of Class B common shares, basic and diluted	1,842,381
BALANCE SHEET DATA	As of December 31, 2006
Current assets, including cash	$33,410,044
Total assets	188,239,859
Current liabilities	4,249,625
Long-term debt	77,437,500
Obligations for warrants	10,266,969
Shareholders' equity	96,285,765
Net cash provided by operating activities	1,621,892
Net cash used in investing activities	(155,355,447)
Net cash provided by financing activities	186,065,403
FLEET DATA
Average number of vessels(2)	0.74
Total voyage days for fleet(3)	185
Total calendar days for fleet(4)	185
Fleet utilization(5)	100%

AVERAGE DAILY RESULTS
Time charter equivalent(6)	$25,460
Vessel operating expenses(7)	3,026
Management fees	923
General and administrative expenses(8)	9,635

(1)
We paid salaries and consulting fees to our senior management and remuneration to our non-executive directors that in total amounted $175,627 for the year ended December 31, 2006. The share based compensation from inception (April 26, 2006) through December 31, 2006 amounted to $1,476,717 and is included in the general and administrative expenses.

(2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was a part of our fleet during the period divided by the number of calendar days in that period.

(3)
Total voyage days for fleet are the total days the vessels were in our possession for the relevant period net of off hire days associated with major repairs, drydocks or special or intermediate surveys.

(4)
Calendar days are the total days the vessels were in our possession for the relevant period including off hire days associated with major repairs, drydockings or special or intermediate surveys.

(5)
Fleet utilization is the percentage of time that our vessels were available for revenue generating voyage days, and is determined by dividing voyage days by fleet calendar days for the relevant period.

(6)
Time charter equivalent, or TCE, is a measure of the average daily revenue performance of the vessels in our fleet. Our method of calculating TCE is consistent with industry standards and is determined by dividing voyage net revenue less of voyage expenses by voyage days for the relevant time period. Voyage expenses primarily consist of port, canal and fuel costs that are unique to a particular voyage, which would otherwise be paid by the charterer under a time charter contract, as well as commissions. TCE is a standard shipping industry performance measure used primarily to compare period-to-period changes in a shipping company's performance despite changes in the mix of charter types (i.e., spot charters, time charters and bareboat charters) under which the vessels may be employed between the periods.

(7)
Daily vessel operating expenses, which includes crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs is calculated by dividing vessel operating expenses by fleet calendar days for the relevant time period.

(8)
Daily general and administrative expense is calculated by dividing general and administrative expense by fleet calendar days for the relevant time period.

RISK FACTORS

        You should carefully consider the following material risk factors and all other information contained in this prospectus before deciding to invest in our Class A Common Shares or Warrants. If any of the following risks occur, our business, financial condition and results of operations could be materially and adversely affected.

Industry Specific Risk Factors

Charter hire rates for drybulk carriers may decrease in the future, which may adversely affect our earnings

        The drybulk shipping industry is cyclical with attendant volatility in charter hire rates and profitability. The degree of charter hire rate volatility among different types of drybulk carriers has varied widely. Although charter hire rates decreased slightly during 2005 and the first half of 2006, since July 2006, charter rates have risen sharply and are currently at or near their historical highs. Because we generally charter our vessels pursuant to one-year time charters, we are exposed to changes in spot market rates for drybulk carriers and such changes may affect our earnings and the value of our drybulk carriers at any given time. We cannot assure you that we will be able to successfully charter our vessels in the future or renew existing charters at rates sufficient to allow us to meet our obligations or to pay dividends to our shareholders. Because the factors affecting the supply and demand for vessels are outside of our control and are unpredictable, the nature, timing, direction and degree of changes in industry conditions are also unpredictable.

        Factors that influence demand for vessel capacity include:

  •
  demand for and production of drybulk products;

  •
  global and regional economic and political conditions;

  •
  the distance drybulk is to be moved by sea;

  •
  environmental and other regulatory developments; and

  •
  changes in seaborne and other transportation patterns.

        The factors that influence the supply of vessel capacity include:

  •
  the number of newbuilding deliveries;

  •
  port and canal congestion;

  •
  the scrapping rate of older vessels;

  •
  vessel casualties; and

  •
  the number of vessels that are out of service.

        We anticipate that the future demand for our drybulk carriers will be dependent upon continued economic growth in the world's economies, including China and India, seasonal and regional changes in demand, changes in the capacity of the global drybulk carrier fleet and the sources and supply of drybulk cargo to be transported by sea. The capacity of the global drybulk carrier fleet seems likely to increase and there can be no assurance that economic growth will continue. Adverse economic, political, social or other developments could have a material adverse effect on our business and operating results.

An over-supply of drybulk carrier capacity may lead to reductions in charter hire rates and profitability

        The market supply of drybulk carriers has been increasing, and the number of drybulk carriers on order are near historic highs. These newbuildings were delivered in significant numbers starting at the beginning of 2006 and are expected to continue to be delivered in significant numbers through 2007. As of September 2006, newbuilding orders had been placed for an aggregate of more than 20.0% of the current global dry bulk fleet, with deliveries expected during the next 36 months. An over-supply of drybulk carrier capacity may result in a reduction of charter hire rates. If such a reduction occurs, upon the expiration or termination of our vessels' current charters, such as during 2007, when the charters under which our vessels will be employed expire, we may only be able to recharter our vessels at reduced or unprofitable rates or we may not be able to charter these vessels at all.

An economic slowdown in the Asia Pacific region could have a material adverse effect on our business, financial position and results of operations

        We anticipate a significant number of the port calls made by our vessels will involve the loading or discharging of drybulk commodities in ports in the Asia Pacific region. As a result, a negative change in economic conditions in any Asia Pacific country, but particularly in China, may have an adverse effect on our business, financial position and results of operations, as well as our future prospects. In recent years, China has been one of the world's fastest growing economies in terms of gross domestic product, which has had a significant impact on shipping demand. We cannot assure you that such growth will be sustained or that the Chinese economy will not experience negative growth in the future. Moreover, any slowdown in the economies of the United States, the European Union or certain Asian countries may adversely affect economic growth in China and elsewhere. Our business, financial position, results of operations, ability to pay dividends as well as our future prospects, will likely be materially and adversely affected by an economic downturn in any of these countries.

The market values of our vessels may decrease, which could limit the amount of funds that we can borrow under our senior secured credit facility or cause us to breach covenants in our senior secured credit facility and adversely affect our operating results

        The fair market values of drybulk carriers have generally experienced high volatility. The market prices for secondhand drybulk carriers declined from historically high levels during 2005 and the first half of 2006, and have rose sharply in 2006 nearing historical highs and have remained firm in 2007. You should expect the market value of our vessels to fluctuate depending on general economic and market conditions affecting the shipping industry and prevailing charter hire rates, competition from other shipping companies and other modes of transportation, types, sizes and ages of vessels, applicable governmental regulations and the cost of newbuildings. If the market value of our fleet declines, we may not be able to draw down the full amount of our senior secured credit facility that we have entered into and we may not be able to obtain other financing or incur debt on terms that are acceptable to us or at all. Further, while we believe that the current aggregate market value of our drybulk vessels will be in excess of amounts required under the senior secured credit facility that we have entered into, a decrease in these values could cause us to breach some of the covenants that are contained in our senior secured credit facility and in future financing agreements that we may enter into from time to time. If we do breach such covenants and we are unable to remedy the relevant breach, our lenders could accelerate our debt and foreclose on our fleet. In addition, if the book value of one of our vessels is impaired due to unfavorable market conditions or a vessel is sold at a price below its book value, we would incur a loss that could adversely affect our operating results. Please see the section of this prospectus entitled "The International Drybulk Shipping Industry" for information concerning historical prices of drybulk carriers.

World events could affect our results of operations and financial condition

        Terrorist attacks such as those in New York on September 11, 2001, the bombings in Spain on March 11, 2004 and in London on July 7, 2005 and the continuing response of the United States to these attacks, as well as the threat of future terrorist attacks in the United States or elsewhere, continues to cause uncertainty in the world's financial markets and may affect our business, operating results and financial condition. The continuing conflict in Iraq may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. These uncertainties could also adversely affect our ability to obtain additional financing on terms acceptable to us or at all. In the past, political conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea. Any of these occurrences could have a material adverse impact on our operating results, revenues and costs.

Our operating results will be subject to seasonal fluctuations, which could affect our operating results and the amount of available cash with which we can pay dividends

        We operate our vessels in markets that have historically exhibited seasonal variations in demand and, as a result, in charter hire rates. This seasonality may result in quarter to quarter volatility in our operating results, which could affect the amount of dividends that we pay to our shareholders from quarter to quarter. The drybulk carrier market is typically stronger in the fall and winter months in anticipation of increased consumption of coal and other raw materials in the northern hemisphere during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and supplies of certain commodities. As a result, revenues of drybulk carrier operators in general have historically been weaker during the fiscal quarters ended June 30 and September 30, and, conversely, been stronger in fiscal quarters ended December 31 and March 31. While this seasonality is not likely to materially affect our operating results, it could materially affect our operating results and cash available for distribution to our shareholders as dividends in the future.

We are subject to regulation and liability under environmental laws that could require significant expenditures and affect our cash flows and net income and could subject us to increased liability under applicable law or regulation

        Our business and the operation of our vessels are materially affected by government regulation in the form of international conventions and national, state and local laws and regulations in force in the jurisdictions in which the vessels operate, as well as in the countries of their registration. Because such conventions, laws, and regulations are often revised, we cannot predict the ultimate cost of complying with them or their impact on the resale prices or useful lives of our vessels. Additional conventions, laws and regulations may be adopted that could limit our ability to do business or increase the cost of our doing business and that may materially adversely affect our operations. We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses, certificates, and financial assurances with respect to our operations.

        The operation of our vessels is affected by the requirements set forth in the United Nations' International Maritime Organization's International Management Code for the Safe Operation of Ships and Pollution Prevention, or ISM Code. The ISM Code requires shipowners, ship managers and bareboat charterers to develop and maintain an extensive "Safety Management System" that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The failure of a shipowner or bareboat charterer to comply with the ISM Code may subject it to increased liability, may invalidate existing insurance or decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports.

The operation of drybulk carriers has certain unique operational risks which could affect our earnings and cash flow

        The operation of certain ship types, such as drybulk carriers, has certain unique risks. With a drybulk carrier, the cargo itself and its interaction with the vessel can be an operational risk. By their nature, drybulk cargoes are often heavy, dense, easily shifted, and react badly to water exposure. In addition, drybulk carriers are often subjected to battering treatment during unloading operations with grabs, jackhammers (to pry encrusted cargoes out of the hold) and small bulldozers. This treatment may cause damage to the vessel. Vessels damaged due to treatment during unloading procedures may be more susceptible to breach to the sea. Hull breaches in drybulk carriers may lead to the flooding of the vessels' holds. If a drybulk carrier suffers flooding in its forward holds, the bulk cargo may become so dense and waterlogged that its pressure may buckle the vessel's bulkheads leading to the loss of a vessel. If we are unable to adequately maintain our vessels we may be unable to prevent these events. Any of these circumstances or events could negatively impact our business, financial condition, results of operations and ability to pay dividends. In addition, the loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator.

Maritime claimants could arrest one or more of our vessels, which could interrupt our cash flow

        Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a claimant may seek to obtain security for its claim by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt our cash flow and require us to pay large sums of money to have the arrest or attachment lifted. In addition, in some jurisdictions, such as South Africa, under the "sister ship" theory of liability, a claimant may arrest both the vessel which is subject to the claimant's maritime lien and any "associated" vessel, which is any vessel owned or controlled by the same owner. Claimants could attempt to assert "sister ship" liability against one vessel in our fleet for claims relating to another of our vessels.

Governments could requisition our vessels during a period of war or emergency, resulting in a loss of earnings

        A government could requisition one or more of our vessels for title or for hire. Requisition for title occurs when a government takes control of a vessel and becomes her owner, while requisition for hire occurs when a government takes control of a vessel and effectively becomes her charterer at dictated charter rates. Generally, requisitions occur during periods of war or emergency, although governments may elect to requisition vessels in other circumstances. Although we would be entitled to compensation in the event of a requisition of one or more of our vessels, the amount and timing of payment would be uncertain. Government requisition of one or more of our vessels may negatively impact our revenues and reduce the amount of cash we have available for distribution as dividends to our shareholders.

Company Specific Risk Factors

We are a recently-formed company with no history of operations on which investors may assess our performance or our ability to pay dividends

        We are a recently-formed company and have no performance record, operating history or historical financial statements upon which you can evaluate our operations or our ability to implement and achieve our business strategy or our ability to pay dividends. We cannot assure you that we will be successful in implementing our business strategy.

Our earnings may be adversely affected if we do not successfully employ our vessels

        We employ our drybulk carriers on one and two-year time charters. Period charters provide relatively steady streams of revenue, but vessels committed to period charters may not be available for spot voyages during periods of increasing charter hire rates, when spot voyages might be more profitable. Charter hire rates for drybulk carriers are volatile, and in the past charter hire rates for drybulk carriers have declined below operating costs of vessels. If our vessels become available for employment in the spot market or under new period charters during periods when market prices have fallen, we may have to employ our vessels at depressed market prices, which would lead to reduced or volatile earnings. We cannot assure you that future charter hire rates will enable us to operate our drybulk carriers profitably.

Investment in derivative instruments such as freight forward agreements could result in losses

        From time to time, we may take positions in derivative instruments including freight forward agreements, or FFAs. FFAs and other derivative instruments may be used to hedge a vessel owner's exposure to the charter market by providing for the sale of a contracted charter rate along a specified route and period of time. Upon settlement, if the contracted charter rate is less than the average of the rates, as reported by an identified index, for the specified route and time period, the seller of the FFA is required to pay the buyer an amount equal to the difference between the contracted rate and the settlement rate, multiplied by the number of days in the specified period. Conversely, if the contracted rate is greater than the settlement rate, the buyer is required to pay the seller the settlement sum. If we take positions in FFAs or other derivative instruments and do not correctly anticipate charter rate movements over the specified route and time period, we could suffer losses in the settling or termination of the FFA. This could adversely affect our results of operation and cash flow.

Our charterers may terminate or default on their charters, which could adversely affect our results of operations and cash flow

        Our charters may terminate earlier than the dates indicated in this registration statement. The terms of our charters vary as to which events or occurrences will cause a charter to terminate or give the charterer the option to terminate the charter, but these generally include a total or constructive total loss of the related vessel, the requisition for hire of the related vessel or the failure of the related vessel to meet specified performance criteria. In addition, the ability of each of our charterers to perform its obligations under a charter will depend on a number of factors that are beyond our control. These factors may include general economic conditions, the condition of the drybulk shipping industry, the charter rates received for specific types of vessels and various operating expenses. The costs and delays associated with the default by a charterer of a vessel may be considerable and may adversely affect our business, results of operations, cash flows and financial condition and our ability to pay dividends.

        We cannot predict whether our charterers will, upon the expiration of their charters, recharter our vessels on favorable terms or at all. If our charterers decide not to re-charter our vessels, we may not be able to recharter them on terms similar to the terms of our current charters or at all. In the future, we may also employ our vessels on the spot charter market, which is subject to greater rate fluctuation than the time charter market.

        If we receive lower charter rates under replacement charters or are unable to recharter all of our vessels, the amounts available, if any, to pay dividends to our shareholders may be significantly reduced or eliminated.

We may be unable to effectively manage our growth

        We intend to continue to grow our fleet. Our growth will depend on:

  •
  locating and acquiring suitable drybulk carriers;

  •
  identifying and consummating acquisitions or joint ventures;

  •
  integrating any acquired business successfully with our existing operations;

  •
  enhancing our customer base;

  •
  managing our expansion; and

  •
  obtaining required financing.

        Growing any business by acquisition presents numerous risks such as undisclosed liabilities and obligations, difficulty experienced in obtaining additional qualified personnel and managing relationships with customers and suppliers and integrating newly acquired operations into existing infrastructures. We cannot give any assurance that we will be successful in executing our growth plans or that we will not incur significant expenses and losses in connection therewith.

        The expansion of our fleet may impose significant additional responsibilities on our management and staff, and the management and staff of Allseas, and may necessitate that we, and they, increase the number of personnel. Allseas may have to increase its customer base to provide continued employment for our fleet, and such costs will be passed on to us by Allseas.

We may be unable to attract and retain key management personnel and other employees in the shipping industry, which may negatively affect the effectiveness of our management and our results of operations

        Our success depends to a significant extent upon the abilities and efforts of our management team. We have entered into employment agreements with each of our founder and chief executive officer, Michael Bodouroglou, our chief operating officer, George Skrimizeas, and our chief financial officer, Christopher Thomas, for work performed in Greece and separate consulting agreements with companies owned by each of them for work performed outside of Greece. Our success will depend upon our ability to hire and retain key members of our management team. The loss of any of these individuals could adversely affect our business prospects and financial condition. Difficulty in hiring and retaining personnel could adversely affect our business, results of operations and ability to pay dividends. We do not intend to maintain "key man" life insurance on any of our officers.

We are entirely dependent on Allseas to manage and charter our fleet

        The only employees we currently have are Mr. Bodouroglou, our chief executive officer, George Skrimizeas, our chief operating officer, Christopher Thomas, our chief financial officer, and Anthony Smith, our commercial development officer, and we currently have no plans to hire additional employees. We currently subcontract the commercial and technical management of our fleet, including crewing, maintenance and repair, to Allseas, the loss of Allseas' services or its failure to perform its obligations to us could materially and adversely affect the results of our operations. Although we may have rights against Allseas if it defaults on its obligations to us, you will have no recourse directly against Allseas. Further, we expect that we will need to seek approval from our lenders to change our commercial and technical manager. Allseas will also be providing similar services for vessels owned by other shipping companies including companies with which they are affiliated. These responsibilities and relationships could create conflicts of interest between Allseas' performance of its obligations to us, on the one hand, and Allseas' performance of its obligations to its other clients on the other hand. These conflicts may arise in connection with the crewing, supply provisioning and operations of the vessels in our fleet versus vessels owned by other clients of Allseas. In particular, Allseas may give preferential treatment to vessels owned by other clients whose arrangements provide for greater economic benefit to Allseas. These conflicts of interest may have an adverse effect on our results of operations.

Allseas is a privately held company and there is little or no publicly available information about it

        The ability of Allseas to continue providing services for our benefit will depend in part on its own financial strength. Circumstances beyond our control could impair Allseas' financial strength, and because it is privately held it is unlikely that information about its financial strength would become public unless Allseas began to default on its obligations. As a result, an investor in our shares might have little advance warning of problems affecting Allseas, even though these problems could have a material adverse effect on us.

Our founder and chief executive officer has affiliations with Allseas which may create conflicts of interest

        Our founder and chief executive officer is the beneficial owner of all of the issued and outstanding capital stock of Allseas. These responsibilities and relationships could create conflicts of interest between us, on the one hand, and Allseas, on the other hand. These conflicts may arise in connection with the chartering, purchase, sale and operations of the vessels in our fleet versus vessels managed for other companies affiliated with Allseas and Mr. Bodouroglou. Allseas may give preferential treatment to vessels that are beneficially owned by related parties because Mr. Bodouroglou and members of his family may receive greater economic benefits. In particular, Allseas currently provides management services to five drybulk carriers, other than the vessels in our initial fleet, that are owned by entities affiliated with Mr. Bodouroglou, and such entities may acquire additional vessels that will compete with our vessels in the future. Mr. Bodouroglou has granted to us the right to purchase the remaining five vessels for which Allseas provides management services as well as a right of first refusal over future vessels that he or entities affiliated with him may seek to acquire in the future. However, we may not exercise our right to acquire all or any of these vessels in the future, and such vessels may compete with our fleet. These conflicts of interest may have an adverse effect on our results of operations.

In the highly competitive international drybulk shipping industry, we may not be able to compete for charters with new entrants or established companies with greater resources

        We employ our vessels in a highly competitive market that is capital intensive and highly fragmented. Competition arises primarily from other vessel owners, some of whom have substantially greater resources than we do. Competition for the transportation of drybulk cargoes can be intense and depends on price, location, size, age, condition and the acceptability of the vessel and its managers to the charters. Due in part to the highly fragmented market, competitors with greater resources could enter and operate larger fleets through consolidations or acquisitions that may be able to offer better prices and fleets than we are able to offer.

Our vessels may suffer damage and we may face unexpected drydocking costs, which could affect our cash flow and financial condition

        If our vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydocking repairs are unpredictable and can be substantial. We may have to pay drydocking costs that our insurance does not cover. The loss of earnings while these vessels are being repaired and repositioned, as well as the actual cost of these repairs, would decrease our earnings.

Purchasing and operating previously owned, or secondhand, drybulk carriers may result in increased operating costs and off-hire days for our vessels, which could adversely affect our earnings

        Our inspection of secondhand vessels prior to purchase does not provide us with the same knowledge about their condition and cost of any required (or anticipated) repairs that we would have had if these vessels had been built for and operated exclusively by us. While we normally inspect secondhand vessels prior to purchase, this does not provide us with the same knowledge about their condition that we would have had if these vessels had been built for and operated exclusively by us, and accordingly, we may not discover defects or other problems with such vessels prior to purchase. If this were to occur, such hidden defects or problems, when detected, may be expensive to repair, and if not detected, may result in accidents or other incidents for which we may become liable to third parties. Generally, we do not receive the benefit of Warranties on secondhand vessels.

The aging of our fleet may result in increased operating costs in the future, which could adversely affect our earnings

        In general, the costs to maintain a drybulk carrier in good operating condition increase with the age of the vessel. The average age of the vessels comprising our initial fleet is approximately 9.2 years. Older vessels are typically less fuel-efficient and more costly to maintain than more recently constructed drybulk carriers due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers.

Rising fuel prices may adversely affect our profits

        The cost of fuel is a significant factor in negotiating charter rates. As a result, an increase in the price of fuel beyond our expectations may adversely affect our profitability. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geo-political developments, supply and demand for oil, actions by members of the Organization of the Petroleum Exporting Countries and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns and regulations.

We cannot assure you that we will pay dividends

        Our policy is to pay quarterly dividends in February, May, August and November of each year as described in "Our Dividend Policy." However, we may incur other expenses or liabilities that would reduce or eliminate the cash available for distribution as dividends. Our loan agreements, including our senior secured credit facility, may also prohibit our declaration and payment of dividends under some circumstances.

        In addition, the declaration and payment of dividends will be subject at all times to the discretion of our board of directors. The timing and amount of dividends will depend on our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our loan agreements, the provisions of Marshall Islands law affecting the payment of dividends and other factors. Marshall Islands law generally prohibits the payment of dividends other than from surplus or while a company is insolvent or would be rendered insolvent upon the payment of such dividends. There can be no assurance that dividends will be paid in the anticipated amounts and frequency set forth in this registration statement or at all.

We are a holding company, and we will depend on the ability of our subsidiaries to distribute funds to us in order to satisfy our financial obligations or to make dividend payments

        We are a holding company and our subsidiaries, all of which are, wholly-owned by us either directly or indirectly, will conduct all of our operations and own all of our operating assets. We will have no significant assets other than the equity interests in our wholly-owned subsidiaries. As a result, our ability to make dividend payments depends on our subsidiaries and their ability to distribute funds to us. If we are unable to obtain funds from our subsidiaries, our board of directors may exercise its discretion not to pay dividends.

Anti-takeover provisions in our amended and restated articles of incorporation could make it difficult for our shareholders to replace or remove our current board of directors or could have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common shares

        Several provisions of our amended and restated articles of incorporation and bylaws could make it difficult for our shareholders to change the composition of our board of directors in any one year, preventing them from changing the composition of our management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable.

        These provisions include those that:

  •
  authorize our board of directors to issue "blank check" preferred stock without shareholder approval;

  •
  provide for a classified board of directors with staggered, three-year terms;

  •
  prohibit cumulative voting in the election of directors;

  •
  authorize the removal of directors only for cause and only upon the affirmative vote of the holders of at least 66 2/3% of the outstanding common shares entitled to vote for those directors; and

  •
  restrict business combinations with interested shareholders.

        These anti-takeover provisions could substantially impede the ability of shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common shares and your ability to realize any potential change of control premium.

Servicing future debt would limit funds available for other purposes such as the payment of dividends

        To finance our future fleet expansion, we expect to incur additional secured debt. While we do not intend to use operating cash to pay down principal, we must dedicate a portion of our cash flow from operations to pay the principal and interest on our debt. These payments limit funds otherwise available for working capital, capital expenditures and other purposes. We will have to incur debt in order to acquire and later expand our fleet, which could increase our ratio of debt to equity. The need to service our debt may limit funds available for other purposes, including distributing cash to our shareholders, and our inability to service debt could lead to acceleration of our debt and foreclosure on our fleet.

Our senior secured credit facility contains restrictive covenants that may limit our liquidity and corporate activities

        Our senior secured credit facility imposes operating and financial restrictions on us. These restrictions may limit our ability to:

  •
  incur additional indebtedness;

  •
  create liens on our assets;

  •
  sell capital stock of our subsidiaries;

  •
  make investments;

  •
  engage in mergers or acquisitions;

  •
  pay dividends;

  •
  make capital expenditures;

  •
  compete effectively to the extent our competitors are subject to less onerous financial restrictions;

  •
  change the management of our vessels or terminate or materially amend the management agreement relating to each vessel; and

  •
  sell our vessels.

Therefore, our discretion is limited because we may need to obtain consent from our lenders in order to engage in certain corporate actions. Our lenders' interests may be different from ours, and we cannot guarantee that we will be able to obtain our lenders' consent when needed. This may prevent us from taking actions that are in our shareholders' best interest.

Our senior secured credit facility imposes certain conditions on the payment of dividends

        The terms of our senior secured credit facility contain a number of financial covenants and general covenants that require us to, among other things, maintain vessel market values of at least 140% and in case of a dividend declaration at least 145% (a ratio which we will determine quarterly and at each dividend payment date) of the outstanding facility amount, minimum cash balances and insurance including, but not limited to, hull and machinery insurance in an amount at least equal to the fair market value of the vessels financed, as determined by third party valuations. We are not be permitted to pay dividends under our senior secured credit facility if we are in default of any of these loan covenants or if we do not meet a specified debt coverage ratio.

Our ability to obtain additional debt financing may be dependent on the performance of our then existing charters and the creditworthiness of our charterers

        The actual or perceived credit quality of our charterers, and any defaults by them, may materially affect our ability to obtain the additional capital resources that we will require to purchase additional vessels or may significantly increase our costs of obtaining such capital. Our inability to obtain additional financing at all or at a higher than anticipated cost may materially affect our results of operation and our ability to implement our business strategy.

We may not have adequate insurance to compensate us if we lose our vessels or to compensate third parties

        We are insured against tort claims and some contractual claims (including claims related to environmental damage and pollution) through memberships in protection and indemnity associations or clubs, or P&I Associations. We also procure hull and machinery insurance and war risk insurance for our fleet. We insure our vessels for third party liability claims subject to and in accordance with the rules of the P&I Associations in which the vessels are entered. We can give no assurance that we will be adequately insured against all risks. We may not be able to obtain adequate insurance coverage for our fleet in the future. The insurers may not pay particular claims. Our insurance policies contain deductibles for which we will be responsible and limitations and exclusions which may increase our costs or lower our revenue.

        We cannot assure you that we would be able to renew our insurance policies on the same or commercially reasonable terms, or at all, in the future. For example, more stringent environmental regulations have led in the past to increased costs for, and in the future may result in the lack of availability of, protection and indemnity insurance against risks of environmental damage or pollution. Any uninsured or underinsured loss could harm our business and financial condition. In addition, our insurance may be avoidable by the insurers as a result of certain of our actions, such as our ships failing to maintain certification with applicable maritime self-regulatory organizations. Further, we cannot assure you that our insurance policies will cover all losses that we incur. Any claims covered by insurance would be subject to deductibles, and since it is possible that a large number of claims may be brought, the aggregate amount of these deductibles could be material.

Innovation Holdings, which is beneficially owned by our founder and chief executive officer and members of his family, holds approximately 30.9% of our total outstanding common shares, which may limit your ability to influence our actions

        Our founder and chief executive officer, Michael Bodouroglou, and members of his family, beneficially own through, their ownership of Innovation Holdings, approximately 30.9% of our outstanding Class A Common Shares and Class B Common Shares and, following the conversion of the Class B Common Shares into Class A Common Shares, will have the power to exert considerable influence over our actions. We cannot assure you that the interests of our existing shareholder will coincide with the interests of other shareholders.

We may have to pay tax on United States source income, which would reduce our earnings

        Under the United States Internal Revenue Code of 1986, or the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as ourselves and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States may be subject to a 4% United States federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the applicable Treasury Regulations recently promulgated thereunder.

        We currently do not believe that we qualify for this statutory tax exemption. We may, however, qualify for this exemption once our Class A Common Shares are qualified for trading on the OTC Bulletin Board. In addition, if we were able to substantiate that more than 50% of our stock is owned by residents of "qualified foreign countries" within the meaning of the applicable Treasury Regulations interpreting Section 883, then we would be able to qualify for exemption. Due to the factual nature of the issues involved, we can give no assurances on our tax-exempt status or that of any of our subsidiaries. See "Tax Considerations—United States Federal Income Taxation of Our Company" for additional information about the requirements of this exemption.

        If we or our subsidiaries are not entitled to exemption under Section 883 for any taxable year, we or our subsidiaries could be subject for those years to an effective 4% U.S. federal income tax on the shipping income these companies derive during the year that are attributable to the transport of cargoes to or from the United States. The imposition of this taxation would have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders.

Dividends on our common shares will not be eligible to qualify for certain preferential U.S. federal income tax rates until our common shares are readily tradable on an established securities market in the United States

        "Qualified dividend income" derived by noncorporate shareholders that are subject to U.S. federal income tax is subject to U.S. federal income taxation at certain reduced rates. Dividends on our common shares will not be eligible to qualify for such reduced rates unless our common shares come to be readily tradable on an established securities market in the United States (such as the Nasdaq Global Market). The OTC Bulletin Board does not qualify as an established securities market in the United States for these purposes. Even if our common shares came to be treated as readily tradable on an established securities market in the United States for these purposes, proposed legislation in the United States would, if enacted, make it unlikely that our dividends would qualify for the reduced rates. As of the date hereof, it is not possible to predict whether such proposed legislation will be enacted.

U.S. tax authorities could treat us as a "passive foreign investment company," which could have adverse U.S. federal income tax consequences to U.S. holders

        A foreign corporation will be treated as a "passive foreign investment company," or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of "passive income" or (2) at least 50% of the average value of the corporation's assets produce or are held for the production of those types of "passive income." For purposes of these tests, "passive income" includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute "passive income." U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

        Based on our proposed method of operation, we do not believe that we will be a PFIC with respect to any taxable year. In this regard, we intend to treat the gross income we derive or are deemed to derive from our time chartering activities as services income, rather than rental income. Accordingly, we believe that our income from our time chartering activities does not constitute "passive income," and the assets that we own and operate in connection with the production of that income do not constitute passive assets.

        There is, however, no direct legal authority under the PFIC rules addressing our proposed method of operation. Accordingly, no assurance can be given that the U.S. Internal Revenue Service, or IRS, or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if there were to be changes in the nature and extent of our operations.

        If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders will face adverse U.S. tax consequences. Under the PFIC rules, unless those shareholders make an election available under the Code (which election could itself have adverse consequences for such shareholders, as discussed below under "Tax Considerations—United States. Federal Income Taxation of U.S. Holders"), such shareholders would be liable to pay United States federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of our common shares, as if the excess distribution or gain had been recognized ratably over the shareholder's holding period of our common shares. See "Tax Considerations—United States Federal Income Taxation of U.S. Holders" for a more comprehensive discussion of the U.S. federal income tax consequences to U.S. shareholders if we are treated as a PFIC.

Because we will generate all of our revenues in U.S. dollars but will incur a portion of our expenses in other currencies, exchange rate fluctuations could have an adverse impact on our results of operations

        We will generate substantially all of our revenues in U.S. dollars but we expect that certain of our future expenses will be incurred in currencies other than the U.S. dollar. This difference could lead to fluctuations in net income due to changes in the value of the U.S. dollar relative to these other currencies, in particular the Euro. Expenses incurred in foreign currencies against which the U.S. dollar falls in value could increase, decreasing our revenues. For example, during 2006, the value of the U.S. dollar declined by approximately 11.27% as compared to the Euro.

We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law and as a result, shareholders may have fewer rights and protections under Marshall Islands law than under a typical jurisdiction in the United States

        Our corporate affairs are governed by our articles of incorporation and bylaws and by the Marshall Islands Business Corporations Act, or BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions. Shareholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, our public shareholders may have more difficulty in protecting their interests in the face of actions by management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction.

Because our seafaring employees are covered by industry-wide collective bargaining agreements, failure of industry groups to renew those agreements may disrupt our operations and adversely affect our earnings

        Our vessel owning subsidiaries employ approximately 200 seafarers. All of the seafarers employed on the vessels in our fleet are covered by industry-wide collective bargaining agreements that set basic standards. We cannot assure you that these agreements will prevent labor interruptions. Any labor interruptions could disrupt our operations and harm our financial performance.

If Allseas is unable to perform under its vessel management agreements with us, our results of operations may be adversely affected

        As we expand our fleet, we will rely on Allseas to recruit suitable additional seafarers and to meet other demands imposed on Allseas. We cannot assure you that Allseas will be able to meet these demands as we expand our fleet. If Allseas' crewing agents encounter business or financial difficulties, they may not be able to adequately staff our vessels. If Allseas is unable to provide the commercial and technical management service for our vessels, our business, results of operations, cash flows and financial position and our ability to pay dividends may be materially adversely affected.

Our operations outside the United States will expose us to global risks that may interfere with the operation of our vessels

        We operate as an international company and primarily conduct our operations outside the United States. Changing economic, political and governmental conditions in the countries where we are engaged in business or where our vessels are registered affect us. In the past, political conflicts, particularly in the Arabian Gulf, resulted in attacks on vessels, mining of waterways and other efforts to disrupt shipping in the area. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea. Following the terrorist attack in New York City on September 11, 2001, and the military response of the United States, the likelihood of future acts of terrorism may increase, and our vessels may face higher risks of being attacked in the Middle East region. In addition, future hostilities or other political instability in regions where our vessels trade could affect our trade patterns and adversely affect our operations and performance.

It may not be possible for investors to enforce U.S. judgments against us

        We and all our subsidiaries are incorporated in jurisdictions outside the United States and substantially all of our assets and those of our subsidiaries are located outside the United States. In addition, most of our directors and officers are or will be non-residents of the United States, and all or a substantial portion of the assets of these non-residents are or will be located outside the United States. As a result, it may be difficult or impossible for United States investors to serve process within the United States upon us, our subsidiaries or our directors and officers or to enforce a judgment against us for civil liabilities in United States courts. In addition, you should not assume that courts in the countries in which we or our subsidiaries are incorporated or where our or the assets of our subsidiaries are located (1) would enforce judgments of United States courts obtained in actions against us or our subsidiaries based upon the civil liability provisions of applicable United States federal and state securities laws or (2) would enforce, in original actions, liabilities against us or our subsidiaries based on those laws.

We may be unable to provide the required quarterly and other financial information in a timely manner

        As a privately-held company, we did not adopt the financial reporting timelines required of a publicly traded company. Implementation of these timelines could disrupt our business, distract our management and employees and increase our costs. Any such delays or deficiencies may limit our ability to obtain financing, either in the public capital markets or from private sources, and thereby impede our ability to implement our growth strategy. In addition, any such delays or deficiencies may result in failure to meet the requirements for qualification for trading on the OTC Bulletin Board following the completion of the registration under the 1933 Act of all of our private placement securities, which would adversely affect the liquidity of our common shares.

USE OF PROCEEDS

        All of the Class A Common Shares and Warrants offered hereby are being sold by the selling shareholders. We will not receive any proceeds from the sale of Class A Common Shares or Warrants by the selling shareholders.

        Proceeds received by us in connection with any exercise of the Warrants will be used for acquisitions, working capital or other corporate purposes.

FORECASTED CASH AVAILABLE FOR DIVIDENDS, RESERVES
AND EXTRAORDINARY EXPENSES FOR 2007

        All of the information set forth below is for illustrative purposes only. Our underlying assumptions may prove to be incorrect. Actual results will almost certainly differ, and the variations may be material. The information set forth below has not been prepared in accordance with United States generally accepted accounting principles. We may have materially lower revenues, set aside substantial reserves or incur a material amount of extraordinary expenses. You should not assume or conclude that we will pay any dividends in any period.

        We have prepared the forecasted financial information to present the cash that we expect to have available to us during the twelve month period after we complete the acquisition and delivery of our initial fleet, which we call our first full operating year, for:

  •
  dividends;

  •
  expenses and reserves for vessel upgrades, repairs and drydocking;

  •
  expenses and reserves for further vessel acquisitions;

  •
  principal payments on our senior secured credit facility;

  •
  reserves required by our lenders; and

  •
  reserves as our board of directors may from time to time determine are required for contingent and other liabilities and general corporate purposes.

        We call these items "dividends, reserves and extraordinary expenses."

        The Company does not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of the Company has prepared the prospective financial information set forth below to present the forecasted cash available for dividends, reserves and extraordinary expenses for 2007. The accompanying prospective financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants or Public Company Accounting Oversight Board (United States) with respect to prospective financial information, but, in the view of the Company's management, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of management's knowledge and belief, the expected course of action and the expected future financial performance of the Company. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the prospective financial information.

        Neither the Company's independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

        The actual results achieved during our first full operating year will vary from those set forth in the forecasted financial information, and those variations may be material. In addition, investors should not assume that the forecasted available cash for our first full operating year may be extrapolated to any other period. As disclosed under "Risk Factors," our business and operations are subject to substantial risks which increase the uncertainty inherent in the forecasted financial information. Many of the factors disclosed under "Risk Factors" could cause actual results to differ materially from those expressed in the forecasted financial information. The forecasted financial information assumes the successful implementation of our business strategy. No assurance can be given that our business strategy will be effective or that the benefits of our business strategy will be realized during our first full operating year, if ever.

        The forecasted financial information should be read together with the information contained in "Risk Factors," "Use of Proceeds," "Selected Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and our financial statements contained herein.

        During the first full operating year, we intend to, but are not required to, pay quarterly dividends beginning in May 2007. The timing and amount of dividend payments will depend upon our earnings from the drybulk carriers in our fleet, financial condition, cash requirements and availability, Marshall Islands law affecting the payment of dividends and other factors discussed below. We intend to declare these dividends in amounts equal to our available cash flow, which is equal to (x) the sum of our total revenues from vessel operations less (y) the sum of our total cash expenses and any reserves we set aside each quarter. These reserves may cover among other things, acquisitions of additional vessels, principal payments on our senior secured credit facility, drydocking costs, repairs, claims and other liabilities and obligations.

        Based upon and subject to the assumptions and forecasts contained in this section, we intend to pay our first dividend, which we estimate will be in the amount of $0.4375 per Class A Common Shares and accrue dividends on the Class B Common Shares, in May 2007, in respect of the period from the commencement of our operations through March 31, 2007.

        We expect that our revenues during the first full operating year will be limited to the time charter revenues from our vessels.

        The following table contains information based on assumptions regarding our initial fleet and the charter rates earned by our vessels during the first full year of our operations. The charter rates provided in the following table are based on the charters that we have entered into for each of the vessels in our initial fleet. However there can be no assurance that each of our charterers will fully perform under the respective charters or that we will actually receive the amounts anticipated. As a result, there can be no assurance that the vessels in our initial fleet will earn daily charter rates during our first full year of operation that are equal to those provided in the table below. Furthermore, some of the charters expire during the first full year of operation and no assurance can be given that we can renew the charters at the same daily charter rate.

Vessel Name	Charter Rate ($ per day)(1)	Charter Commissions(2)
Deep Seas	28,175	5.00%
Blue Seas	26,100	6.25%
Clean Seas	20,000	5.00%
Calm Seas	25,150	2.50%
Kind Seas	23,600	6.25%
Crystal Seas	24,000	5.00%

(1)
This column shows gross charter rates and does not reflect commissions payable to third party chartering brokers and Allseas.

(2)
Charter commissions include third party chartering brokers and 1.25% of our voyage revenues payable to Allseas.

        We expect that our expenses during the first full operating year will consist of:

  •
  Estimated vessel operating expenses for our initial fleet of $3,850 per vessel per calendar day.

  •
  Management fees for all of our vessels payable to Allseas, which are fixed at $650 (based on a Euro/U.S. dollar exchange rate of 1.268:1.00) per vessel per calendar day.

  •
  Capital maintenance expenditure is expected to be $0.75 million.

  •
  Interest expense on our senior secured credit facility. We have assumed that:

  •
  we will have outstanding, during our first full operating year, an aggregate principal amount of $108.25 million under our senior secured credit facility; and

  •
  the interest rate on our senior secured credit facility, including margin, will be 6.50%.

  •
  General and administrative expenses including salaries payable to our officers and employees and directors' fees, office rent, travel, communications, insurance, legal, auditing and investor relations, professional expenses, as well as the costs associated with the filing of a registration statement and completion of our exchange offer, but excluding expenses related to this offering, which we expect will equal $3.00 million.

        We do not expect to incur ordinary cash expenses other than those listed above, which we call our ordinary cash expenses.

        We may, however, have unanticipated extraordinary cash expenses, which could include major vessel repairs and drydocking costs that are not covered by our management agreements, vessel upgrades or modifications that are required by new laws or regulations, other capital improvements, costs of claims and related litigation expenses or contingent liabilities.

        For the first full operating year, we expect to incur certain expenses in U.S. dollars. However, part of our general administrative expenses and salaries will be incurred in Euros. Moreover, unanticipated extraordinary cash expenses may be incurred in foreign currencies. This difference could lead to fluctuations in net income due to changes in the value of the U.S. dollar relative to the Euro and other currencies. Expenses incurred in foreign currencies against which the U.S. dollar falls in value can increase, which would result in a decrease in our net income.

        The table below sets forth the amount of cash that would be available to us for dividends, reserves and extraordinary expenses in the aggregate based on the assumptions listed below. This amount is not an estimate of the amounts we expect to be available in later quarters, since some of our revenues and expenses may change in future quarters.

        Our assumptions for the first full operating year include the following:

  •
  We have received $109.54 million in net proceeds in connection with this offering and the sale of units to Innovation Holdings.

  •
  The aggregate purchase price of our initial fleet was $210.35 million.

  •
  We have borrowed $108.25 million under our senior secured credit facility to pay the balance of the purchase price of our initial fleet, fund working capital and pay certain expenses.

  •
  The currency exchange rate between the Euro and the U.S. dollar will remain at 1.268:1.00 U.S. dollars per Euro.

  •
  Each of the vessels in our initial fleet upon delivery to us will earn daily time charter revenue described in the table above for 357.7 days and our charterers will timely pay charter hire to us when due.

  •
  We will not receive any insurance proceeds or other income.

  •
  We will not sell any vessels and none of the vessels will suffer a total loss or constructive total loss or suffer any reduced hire or off-hire time.

  •
  We will have no other cash expenses or liabilities other than our estimated ordinary cash expenses.

  •
  We will remain in compliance with the terms of the senior secured credit facility that we expect to enter into.

  •
  We will not pay any taxes.

  •
  We will not draw any further amounts under the senior secured credit facility that we expect to enter into.

        Other than our management fee payable to Allseas, vessel operating expenses, interest expenses on our senior secured credit facility, directors' fees, and officers' and employees' salaries, which will be fixed for our first full operating quarter, none of our fees or expenses are fixed.

Forecasted Cash Amount Available for Dividends,
Reserves and Extraordinary Expenses During Our First Full Fiscal Year

First Full Fiscal Year
(in thousands of U.S. dollars, except for per share data)
Forecasted Revenue
Time charter revenue	$52,591
Charter commissions	(2,627)

Net charter revenue	$49,964
Forecast Cash Expenses
Vessel operating expenses	$8,432
Management fees	1,424
General and administrative expenses	3,000
Interest expense payable to lenders	7,036
Maintenance capital expenses	750

Total cash expenses	$20,642

Forecasted Available Cash(1)	$29,322

Forecasted Available Cash per Class A and B common share(1)(2)	$2.17

(1)
We cannot assure you that we will have available cash in the amounts presented above, or at all, or that our senior lenders will allow all of our available cash to be distributed.

(2)
Forecasted Available Cash per Class A and Class B Common Share assumes the conversion of all Class B Common Shares outstanding as of the closing of the offering into Class A Common Shares. Total number of shares outstanding is 13,500,944 nd does not include the exercise of the warrants or options.

        The table below illustrates the sensitivity of our annual Forecasted Available Cash per Class A and Class B Common Share to changes in charter rates.

        We have assumed the applicability of such charter rates for the entire first full operating year beginning on January 1, 2007 and through the earliest or latest redelivery date for each vessel from its respective charterer. Three vessels, namely Deep Seas, Blue Seas and Calm Seas may be redelivered from their present charterers within the first full operating year. The Blue Seas has been recharted for a minimal period of eleven months following the expiration of its current charter.

        We have assumed a sensitivity of Panamax and Handymax charter rates outlined in the table above for the applicable calendar days ranging from a decrease of 20.0% to an increase of 20.0%, in 10.0% increments. We have assumed, for the purpose of constructing the table, that the charterers of the three vessels redeliver the vessels to us at the earliest redelivery dates as contained within the charters.. The table below is not a projection or forecast of the actual or estimated results from an investment in our Class A Common Shares.

Charterer Redelivery at Earliest Redelivery Date

	% Change in Daily Charter Rates
	-20%	-10%	0%	10%	20%
Forecasted Available Cash per Class A and B Common Share	$2.06	$2.11	$2.17	$2.22	$2.27

CAPITALIZATION

        The following table sets forth our capitalization at December 31, 2006, on a historical basis and as adjusted to give effect to certain subsequent events.

        As at December 31, 2006, the adjustments that we have made for subsequent events include:

        Vessel Acquisitions from Unaffiliated Third-Parties.    Through two wholly owned subsidiaries, we entered into two separate memoranda of agreement with unaffiliated third parties on October 13, 2006 and December 22, 2006 for the acquisition of Clean Seas and Crystal Seas, respectively. The aggregate acquisition cost was $58.35 million, which was partially funded through borrowings of $30.8 million under our senior secured credit facility. The Clean Seas was delivered to us on January 8, 2007 and Crystal Seas was delivered to us on January 10, 2007.

        Amendment in Warrants' Exercise Features:    The Company and the majority of the Warrant Holders agreed to amend the exercise features of the Warrants on May 7, 2007, which agreement is binding to all Warrant Holders. The Warrants, as amended, may only be exercised through physical settlement, removing the prior exercise terms which allow the Warrant Holders to receive Class A Common Shares with an aggregate market value equal to the difference between such market value per Class A Common Share and the $10.00 exercise price of the Warrant (or such lesser amount of the exercise price as set forth in the Warrant Agreement) multiplied by the number of such Class A Common Shares, or at the Warrant Holders' option, the cash equivalent there of.

        As a result of the foregoing amendment, the obligations for warrants have been reclassified into permanent equity as of the amendment date since the warrants, as amended, no longer allow for net cash or net share settlement. This reclassification has been reflected in the "as adjusted for subsequent events" column.

	December 31, 2006
	Actual	As Adjusted for Subsequent Events
	(in thousands of U.S. dollars)
Debt:
Current portion of long term debt	$—	$—
Total long term debt, net of current portion	$77,438	$108,250
Obligation for warrants	10,267	0

Total debt	$87,705	$108,250

Shareholders' equity:
Preferred share, $0.001 par value; 25,000,000 authorised, none issued and outstanding	—	—
Class A Common Share, $0.001 par value; 120,000,000 shares authorized; 11,497,656 shares issued and outstanding, as of December 31. 2006 and as adjusted	12	12
Class B Common Share, $0.001 par value, 5,000,000 shares authorized; 2,003,288 issued and outstanding as of December 31, 2006 and as adjusted	2	2
Additional paid-in capital	98,738	109,005
Retained earnings	(2,466)	(2,466)

Total shareholders' equity	96,286	106,553

Total capitalization	183,991	214,803

        The issuance of 40,000 restricted Class A Common Shares and 570,000 stock options pursuant to our equity incentive plan to certain of our directors and executive officers is not reflected in the above table.

OUR DIVIDEND POLICY

        We intend to pay quarterly dividends to the holders of our Class A Common Shares in February, May, August and November of each year in amounts substantially equal to our available cash flow from operations during the previous quarter, less cash expenses for that quarter (principally vessel operating expenses and interest expense) and any reserves our board of directors determines we should maintain for reinvestment in our business. These reserves may cover, among other things, drydocking, intermediate and special surveys, liabilities and other obligations, interest expense and debt amortization, acquisitions of additional assets and working capital.

        Our board of directors declared a dividend in the amount of $0.4375 per Class A Common Share to shareholders of record on May 21, 2007 in respect of the period from the commencement of our operations through March 31, 2007 which we paid to holders of our Class A Common Shares on May 31, 2007. Our board of directors has also declared a dividend with respect to the Class B Common Shares in the same amount as on our Class A Common Shares. However, we will not pay a dividend on our Class B Common Shares until the later of (i) the conversion of Class B Common Shares into Class A Common Shares and (ii) the payment date for dividends that were declared on the Class A Common Shares at the same time as dividends that were declared on the Class B Common Shares. The aggregate amount of the dividend that we have declared in respect of the period from the commencement of our operations through March 31, 2007 is $5,924,163.

        The declaration and payment of any dividend is subject to the discretion of our board of directors. The timing and amount of dividend payments will depend on our earnings, financial condition, cash requirements and availability, the restrictions in our senior secured credit facility, the provisions of Marshall Islands law affecting the payment of dividends and other factors. Because we are a holding company with no material assets other than the shares of our subsidiaries, which will directly own the vessels in our fleet, our ability to pay dividends will depend on the earnings and cash flow of our subsidiaries and their ability to pay dividends to us. We cannot assure you that, after the expiration or earlier termination of our charters, we will have any sources of income from which dividends may be paid.

        We will apply to have our Class A Common Shares and Warrants qualified for trading on the OTC Bulletin Board. Unless and until our common shares are readily tradable on an established securities market in the United States, dividends paid on our common shares will be taxable at ordinary income rates to a U.S. Holder. The OTC Bulletin Board is not an established securities market for this purpose. If our common shares come to be listed and readily tradable on an established securities market in the United States, dividends paid on our common shares to a U.S. Holder who is an individual, trust or estate (a "U.S. Individual Holder") will generally be treated as "qualified dividend income" that is taxable to such U.S. Individual Holders at preferential tax rates (through 2010) provided that (1) we are not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be) and (2) the U.S. Individual Holder has owned the common shares for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares becomes ex-dividend. There is no assurance that any dividends paid on our common shares will be eligible for these preferential rates in the hands of a U.S. Individual Holder. Legislation has been recently introduced in the U.S. Senate which, if enacted in its present form, would preclude our dividends from qualifying for such preferential rates prospectively from the date of the enactment. This legislation was referred to the Senate Finance Committee and no further action has been taken with respect to it. Any dividends paid by us which are not eligible for these preferential rates will be taxed at ordinary income tax rates to a U.S. Individual Holder. Please see the section of this offering memorandum entitled "Tax Considerations" for additional information relating to the tax treatment of our dividend payments.

        In addition, the declaration and payment of dividends will depend on the provisions of Marshall Islands law affecting the payment of dividends. Marshall Islands law generally prohibits the payment of dividends other than from surplus or while a company is insolvent or would be rendered insolvent upon the payment of such dividends. Our ability to pay dividends will also be subject to our satisfaction of certain financial covenants contained in our senior secured credit facility. There can be no assurance that dividends will be paid in the anticipated amounts and frequency set forth in this offering memorandum or at all. Our board of directors will continually review our dividend policy and make adjustments that it believes appropriate.

SELECTED FINANCIAL AND OTHER DATA

        The following table sets forth summary consolidated financial data and other operating data of Paragon Shipping Inc. The summary financial data in the table as of and for the period from inception (April 26, 2006) to December 31, 2006, is derived from the audited consolidated financial statements of Paragon Shipping Inc. We refer you to the footnotes to our consolidated financial statements for a discussion of the basis upon which our consolidated financial statements are presented. The data should be read in conjunction with the consolidated financial statements, related notes and other financial information included herein.

Period from inception (April 26, 2006) to December 31, 2006
INCOME STATEMENT DATA
Net revenue	$4,729,160
Voyage expenses	18,970
Vessel operating expenses	559,855
Management fees charged by a related third party	170,750
Depreciation	1,066,527
General and administrative expenses (including share based compensation of $1,476,717)(1)	1,782,429

Operating Income	1,130,629
Interest and finance costs	(951,798)
Unrealized loss on interest rate swap	(117,965)
Interest income	404,409
Foreign currency losses	(3,511)

Net Income	$461,764

Income allocable to Class B common shares	(259,036)
Income available to Class A common shares	$(202,728)

Earnings per Class A common share, basic	$0.14
Earnings per Class A common share, diluted	$0.14
Earnings per Class B common share, basic and diluted	$0.00
Weighted average number of Class A common shares, basic	1,441,887
Weighted average number of Class A common shares, diluted	1,442,639
Weighted average number of Class B common shares, basic and diluted	1,842,381
BALANCE SHEET DATA	As of December 31, 2006
Current assets, including cash	$33,410,044
Total assets	188,239,859
Current liabilities	4,249,625
Long-term debt	77,437,500
Obligations for warrants	10,266,969
Shareholders' equity	96,285,765
Net cash provided by operating activities	$1,621,892
Net cash used in investing activities	(155,355,447)
Net cash provided by financing activities	186,065,403
FLEET DATA
Average number of vessels(2)	0.74
Total voyage days for fleet(3)	185
Total calendar days for fleet(4)	185
Fleet utilization(5)	100%

AVERAGE DAILY RESULTS
Time charter equivalent(6)	$25,460
Vessel operating expenses(7)	3,026
Management fees	923
General and administrative expenses(8)	9,635

(1)
We paid salaries and consulting fees to our senior management and remuneration to our non-executive directors that in total amounted $175,627 for the year ended December 31, 2006. The share based compensation from inception (April 26, 2006) through December 31, 2006 amounted to $1,476,717 and is included in the general and administrative expenses.

(2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was a part of our fleet during the period divided by the number of calendar days in that period.

(3)
Total voyage days for fleet are the total days the vessels were in our possession for the relevant period net of off hire days associated with major repairs, drydocks or special or intermediate surveys.

(4)
Calendar days are the total days the vessels were in our possession for the relevant period including off hire days associated with major repairs, drydockings or special or intermediate surveys.

(5)
Fleet utilization is the percentage of time that our vessels were available for revenue generating voyage days, and is determined by dividing voyage days by fleet calendar days for the relevant period.

(6)
Time charter equivalent, or TCE, is a measure of the average daily revenue performance of the vessels in our fleet. Our method of calculating TCE is consistent with industry standards and is determined by dividing voyage net revenue less of voyage expenses by voyage days for the relevant time period. Voyage expenses primarily consist of port, canal and fuel costs that are unique to a particular voyage, which would otherwise be paid by the charterer under a time charter contract, as well as commissions. TCE is a standard shipping industry performance measure used primarily to compare period-to-period changes in a shipping company's performance despite changes in the mix of charter types (i.e., spot charters, time charters and bareboat charters) under which the vessels may be employed between the periods.

(7)
Daily vessel operating expenses, which includes crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs is calculated by dividing vessel operating expenses by fleet calendar days for the relevant time period.

(8)
Daily general and administrative expense is calculated by dividing general and administrative expense by fleet calendar days for the relevant time period.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following is a discussion of our financial condition and results of operations for the period April 26, 2006 (the date of our incorporation) to December 31, 2006. You should read the following discussion and analysis together with the financial statements and related notes included elsewhere in this prospectus. This discussion includes forward-looking statements which, although based on assumptions that we consider reasonable, are subject to risks and uncertainties which could cause actual events or conditions to differ materially from those currently anticipated and expressed or implied by such forward-looking statements. For a discussion of some of those risks and uncertainties, see the sections of this prospectus entitled "Forward-Looking Statements" and "Risk Factors."

Overview

        We are a recently-formed, private company incorporated in the Republic of the Marshall Islands on April 26, 2006, accordingly we have a limited history of operations. We are a provider of international seaborne transportation services, carrying various drybulk cargoes including among others, iron ore, coal, grain, bauxite, phosphate and fertilizers. As of December 31, 2006 our fleet consisted of four drybulk vessels, comprised of three panamax and one handymax drybulk carriers, with a total carrying capacity of 265,085 deadweight tons, or dwt. The Blue Seas and the Deep Seas were delivered to our affiliate entities Icon Shipping Limited & Elegance Shipping Limited in October of 2006, the Kind Seas and the Calm Seaswere delivered to us in December of 2006.

        In October and December 2006 we agreed to acquire two additional handymax drybulk carriers. These two vessels were delivered to us on January 8th and 10th 2007, respectively. As of January 10, 2007 our fleet consisted of three panamax and three handymax drybulk carriers with a total carrying capacity of 354,947 dwt.

Vessel Management

        Allseas is responsible for all commercial and technical management functions for the fleet. Allseas is an affiliate of our founder and chief executive officer, Michael Bodouroglou.

        We primarily employ our vessels on time or period charters. We may also employ our vessels in the spot charter market, on voyage charters or trip time charters, which generally last from 10 days to three months. A spot market voyage charter is generally a contract to carry a specific cargo from a load port to a discharge port for an agreed upon total amount. Under spot market voyage charters, we pay voyage expenses such as port, canal and fuel costs. A spot market trip time charter and a period time charter are generally contracts to charter a vessel for a fixed period of time at a set daily rate. Under trip time charters and period time charters, the charterer pays voyage expenses such as port, canal and fuel costs. Whether our drybulk carriers are employed in the spot market or on time charters, we pay for vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs. We are also responsible for each vessel's intermediate and special survey costs.

Future Results of Operations

        Our revenues consist of earnings under the charters that we employ our vessels on. We believe that the important measures for analyzing trends in the results of our operations consist of the following:

  •
  Calendar days. We define calendar days as the total number of days in a period during which each vessel in our fleet was owned including off-hire days associated with major repairs, drydockings or special or intermediate surveys. Calendar days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses that are record during that period.

  •
  Voyage days. We define voyage days as the total number of days in a period during which each vessel in the fleet was owned net of off-hire days associated with major repairs, drydockings or special or intermediate surveys. The shipping industry uses voyage days (also referred to as available days) to measure the number of days in a period during which vessels actually generate revenues.

  •
  Fleet utilization. We calculate fleet utilization by dividing the number of voyage days during a period by the number of calendar days during that period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for reasons such as scheduled repairs, vessel upgrades, drydockings or special or intermediate surveys.

  •
  Charter contracts. A time charter is a contract for the use of a vessel for a specific period of time during which the charterer pays substantially all of the voyage expenses, including port and canal charges, and bunkers (fuel) expenses, but the vessel owner pays the vessel operating expenses and commissions on gross voyage revenues. In the case of a spot market charter, the vessel owner pays both voyage expenses (less specified amounts, if any, covered by the voyage charterer), commissions on gross revenues and vessel operating expenses. Time charter rates are usually fixed during the term of the charter. Prevailing time charter rates fluctuate on a seasonal and year to year basis and may be substantially higher or lower from a prior time charter contract when the subject vessel is seeking to renew that prior charter or enter into a new charter with another charterer. Fluctuations in charter rates are caused by imbalances in the availability of cargoes for shipment and the number of vessels available at any given time to transport these cargoes. Fluctuation in time charter rates are influenced by changes in spot charter rates.

Lack of Historical Operating Data for Vessels Before their Acquisition

        Consistent with shipping industry practice, other than inspection of the physical condition of the vessels and examinations of classification society records, neither we nor our affiliated entities conduct any historical financial due diligence process when we acquire vessels. Accordingly, neither we nor our affiliated entities have obtained the historical operating data for the vessels from the sellers because that information is not material to our decision to make acquisitions, nor do we believe it would be helpful to potential investors in assessing our business or profitability. Most vessels are sold under a standardized agreement, which, among other things, provides the buyer with the right to inspect the vessel and the vessel's classification society records. The standard agreement does not give the buyer the right to inspect, or receive copies of, the historical operating data of the vessel. Prior to the delivery of a purchased vessel, the seller typically removes from the vessel all records, including past financial records and accounts related to the vessel. In addition, the technical management agreement between the seller's technical manager and the seller is automatically terminated and the vessel's trading certificates are revoked by its flag state following a change in ownership.

        Consistent with shipping industry practice, we treat the acquisition of vessels, (whether acquired with or without charter) from unaffiliated parties as the acquisition of an asset rather than a business. Although vessels are generally acquired free of charter, we may, in the future, acquire some vessels with time charters attached. Where a vessel has been under a voyage charter, the vessel is delivered to the buyer free of charter, and it is rare in the shipping industry for the last charterer of the vessel in the hands of the seller to continue as the first charterer of the vessel in the hands of the buyer. In most cases, when a vessel is under time charter and the buyer wishes to assume that charter, the vessel cannot be acquired without the charterer's consent and the buyer's entering into a separate direct agreement with the charterer to assume the charter. The purchase of a vessel itself does not generally transfer the charter, because it is a separate service agreement between the vessel owner and the charterer.

        When we purchase a vessel and assume or renegotiate a related time charter, we must take the following steps before the vessel will be ready to commence operations:

  •
  obtain the charterer's consent to us as the new owner;

  •
  obtain the charterer's consent to a new technical manager;

  •
  obtain the charterer's consent to a new flag for the vessel;

  •
  arrange for a new crew for the vessel;

  •
  replace all hired equipment on board, such as gas cylinders and communication equipment;

  •
  negotiate and enter into new insurance contracts for the vessel through our own insurance brokers;

  •
  register the vessel under a flag state and perform the related inspections in order to obtain new trading certificates from the flag state;

  •
  implement a new planned maintenance program for the vessel; and

  •
  ensure that the new technical manager obtains new certificates for compliance with the safety and vessel security regulations of the flag state.

        The following discussion is intended to help you understand how acquisitions of vessels affect our business and results of operations:

        Our business is comprised of the following main elements:

  •
  employment and operation of our vessels; and

  •
  management of the financial, general and administrative elements involved in the conduct of our business and ownership of our vessels.

        The employment and operation of our vessels requires the following main components:

  •
  vessel maintenance and repair;

  •
  crew selection and training;

  •
  vessel spares and stores supply;

  •
  contingency response planning;

  •
  onboard safety procedures auditing;

  •
  accounting;

  •
  vessel insurance arrangement;

  •
  vessel chartering;

  •
  vessel hire management;

  •
  vessel surveying; and

  •
  vessel performance monitoring.

        The management of financial, general and administrative elements involved in the conduct of our business and ownership of our vessels requires the following main components:

  •
  management of our financial resources, including banking relationships, such as the administration of bank loans and bank accounts;

  •
  management of our accounting system and records and financial reporting;

  •
  administration of the legal and regulatory requirements affecting our business and assets; and

  •
  management of the relationships with our service providers and customers.

        The principal factors that affect our profitability, cash flows and shareholders' return on investment include:

  •
  rates and periods of charter hire;

  •
  levels of vessel operating expenses;

  •
  depreciation expenses;

  •
  financing costs; and

  •
  fluctuations in foreign exchange rates.

Time Charter Revenues

        Time charter revenues are driven primarily by the number of vessels that we have in our fleet, the number of voyage days during which our vessels generate revenues and the amount of daily charter hire that our vessels earn under charters, which, in turn, are affected by a number of factors, including our decisions relating to vessel acquisitions and disposals, the amount of time that we spend positioning our vessels, the amount of time that our vessels spend in drydock undergoing repairs, maintenance and upgrade work, the age, condition and specifications of our vessels, levels of supply and demand in the drybulk carrier market and other factors affecting spot market charter rates for our vessels.

        Vessels operating on period time charters provide more predictable cash flows, but can yield lower profit margins than vessels operating in the spot charter market during periods characterized by favorable market conditions. Vessels operating in the spot charter market generate revenues that are less predictable but may enable us to capture increased profit margins during periods of improvements in charter rates although we are exposed to the risk of declining charter rates, which may have a materially adverse impact on our financial performance. If we employ vessels on period time charters, future spot market rates may be higher or lower than the rates at which we have employed our vessels on period time charters.

Time Charter Equivalent (TCE)

        A standard maritime industry performance measure used to evaluate performance is the daily time charter equivalent, or daily TCE. Daily TCE revenues are voyage revenues minus voyage expenses divided by the number of voyage days during the relevant time period. Voyage expenses primarily consist of port, canal and fuel costs that are unique to a particular voyage, which would otherwise be paid by a charterer under a time charter, as well as commissions. We believe that the daily TCE neutralizes the variability created by unique costs associated with particular voyages or the employment of vessels on time charter or on the spot market and presents a more accurate representation of the revenues generated by our vessels.

        The average daily TCE rate for the fleet of four vessels acquired and delivered as of December 31, 2006 was $25,460.

Vessel Operating Expenses

        Our vessel operating expenses include crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. We anticipate that our vessel operating expenses, which generally represent fixed costs, will increase as a result of the enlargement of our fleet. Other factors beyond our control, some of which may affect the shipping industry in general, including, for instance, developments relating to market prices for insurance, may also cause these expenses to increase.

Depreciation and Amortization

        We depreciate our vessels on a straight-line basis over their estimated useful lives determined to be 25 years from the date of their initial delivery from the shipyard. Depreciation is based on cost less estimated residual value. We defer the total costs associated with a drydocking and amortize these costs on a straight-line basis over a period of 30 months, which generally coincides with the relevant certificates obtained from the classification societies.

Period from inception (April 26, 2006) through December 31, 2006

  •
  As of December 31, 2006 we had four vessels operating in our fleet namely: "Deep Seas", "Blue Seas", "Calm Seas" and "Kind Seas" delivered in 2006. The analysis that follows is a result of the delivery of these four vessels.

  •
  Time charter revenues—Time charter revenues for the period from inception (April 26, 2006) through December 31, 2006 was $4,949,426 as a result of the delivery of four vessels. After deducting commissions of $220,266 we derive at net revenue of $4,729,160.

  •
  Voyage expenses—Voyage expense excluding commissions, which primarily consists of port, canal and fuel costs that are unique to a particular voyage which would otherwise be paid by the charterer under a timecharter contract, as well as commissions for the period from inception (April 26, 2006) through December 31, 2006, amounted to $18,970.

  •
  Vessel operating expenses—Vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs, for the period from inception (April 26, 2006) through December 31, 2006 amounted to $559,855.

  •
  Management fees charged by a related party—The Company was charged a management fee by Allseas Marine SA of $650 per day per vessel, according to the management agreement for the management services provided since the delivery of vessels to the Company. Those fees amounted to $14,950. In addition, $950 per day per vessel was charged for two vessels, that were initially delivered to an affiliate company for 78 and 86 days respectively, until their final delivery to the Company. That resulted in $155,800 management fees and in total the management fees for the period from inception (April 26, 2006) through December 31, 2006 amounted to $170,750.

  •
  Depreciation—Depreciation includes depreciation of vessels, for the period from inception (April 26, 2006) through December 31, 2006 amounted to $1,066,527.

  •
  General and administrative expenses—General and administrative expenses includes the share based compensation from inception (April 26, 2006) through December 31, 2006 amounted to $1,476,717. In addition, the cost of remuneration to directors and officer, legal, audit and other expenses incurred for the establishment and in the operation of the Company, amounted to $305,712.

  •
  Interest and finance costs—Interest and finance cost for the period from inception (April 26, 2006) through December 31, 2006 amounted to $951,798.

  •
  We anticipate that all of the foregoing expenses will increase in 2007 primarily as a result of all six vessels within our fleet operating for a full year.

  •
  Unrealized loss on interest rate swap—Unrealized loss on interest rate swap represent the fair value of interest rate swap for the period from inception (April 26, 2006) through December 31, 2006 amounted to $117,965.

  •
  Interest income—Interest income for the period from inception (April 26, 2006) through December 31, 2006 was $404,409.

  •
  Foreign currency losses—We incurred a $3,511 foreign currency loss for the period from inception (April 26, 2006) through December 31, 2006.

  •
  Net income—Net income for the period from inception (April 26, 2006) through December 31 amounted to $461,764.

Conversion Feature of Class B Common Shares

        The Company's Class B common shares, which are all held by Innovation Holdings S.A., an entity beneficially owned by Mr. Bodouroglou, our founder and CEO, along with family members, will automatically convert, on a one-for-one basis, into Class A common shares upon the successful completion of a future public offering raising at least $50 million in gross proceeds or the occurrence of a change in control (as defined in the Amended and Restated Articles of Incorporation). The number of Class B Common Shares that will be converted into Class A Common Shares will be reduced by one percentage point of the aggregate outstanding Class A and Class B Common Shares (excluding the 186,656 Class A Common Shares that were issued to the initial purchasers in connection with the private placement) subject to a total reduction of up to five percentage points, or 741,954 Class B Common Shares, for each 30-day period beginning 180 days after the closing of the private placement that a registration statement relating to an exchange offer for the units sold to investors in the private placement has not been declared effective by the Commission, or in the case of a shelf registration statement, the Company has not complied with its obligation to use its commercially reasonable efforts to file and cause the shelf registration to be declared effective. Any Class B Common Shares not converted into Class A Common Shares shall be cancelled and any accrued but unpaid dividends thereon will be forfeited.

        The conversion feature of the Class B common shares represents share-based compensation expense to Michael Bodouroglou for his services as an employee of the Company in ensuring timely registration of the Class A common shares issued through the private placement and the successful completion of a future public offering raising at least $50 million in gross proceeds. In this regard, there are two share-based payments awards—one attributable to the 1,738,588 outstanding Class B common shares on November 21, 2006 (date of the private placement) after adjustment for the 15% provision, and the second one on December 18, 2006 for the issuance of the 246,700 Class B common shares.

        In determining the compensation expense attributable to the conversion feature, we utilized the fair value of our Class B common shares based on the fact that substantially all of the value of our Class B common shares is inherent in the conversion feature. Without the conversion feature, the Class B common shareholders would not be entitled to voting rights nor receive dividends. We valued the Class B common shares using the fair value of our Class A common shares of $9.11 per share. We determined the fair value of our Class A common shares by deducting the fair value of 1/5 of one warrant of $.89 (see Note 12) from the $10 price per unit in our private placement. In estimating the value of the Class B shares, we did not consider the probability of occurrence of the successful completion of a future public offering raising at least $50 million in gross proceeds in accordance with paragraph 48 of SFAS No. 123(R). Accordingly, we have measured the maximum compensation expense to be recorded to be $18.25 million ($9.11 × 2,003,288 shares). This amount may be reduced on a graduated basis by up to $6.76 million ($9.11 × 741,954 shares) depending on the amount of time that passes before the successful registration of the Class A common shares issued in the private placement.

        Additionally, since the conversion of Class B common shares to Class A common shares will only occur upon the successful completion of a future public offering raising at least $50 million in gross proceeds, we will not recognize any compensation expense until such public offering occurs.

Liquidity and Capital Resources

        Our principal source of funds is equity provided by our shareholders, expected operating cash flows and long-term borrowings. Our principal use of funds are capital expenditures to establish and grow our fleet, maintain the quality of our drybulk carriers, comply with international shipping standards and environmental laws and regulations, fund working capital requirements, make principal repayments on outstanding loan facilities, and pay dividends. We expect to rely upon operating cash flows, long-term borrowings, as well as future equity offerings to implement our growth plan. If we do not acquire any additional vessels beyond the initial fleet, we believe that our forecasted operating cash flows will be sufficient to meet our liquidity needs for the next two to three years assuming the charter market does not deteriorate to the low rate environment that prevailed subsequent to the Asian financial crisis in 1999. If we do acquire additional vessels, we will rely on new debt, proceeds from future equity offerings and revenues from operations to meet our liquidity needs going forward.

        Our practice will be to acquire drybulk vessels using a combination of funds received from equity offerings and bank debt secured by mortgages on our drybulk vessels. Our business is capital intensive and its future success will depend on our ability to maintain a high-quality fleet through the acquisition of newer drybulk vessels and the selective sale of older drybulk vessels. These acquisitions will be principally subject to management's expectation of future market conditions as well as our ability to acquire drybulk carriers on favorable terms. We have entered into a senior secured credit facility with HSH Nordbank for $108.25 million to fund a portion of the acquisition cost of our initial fleet. See "Business—Senior Secured Credit Facility."

        Our dividend policy will also impact our future liquidity position. We currently intend to pay quarterly dividends in amounts that are substantially equal to our available cash from operations during the previous quarter, after expenses and any reserves that our board of directors determines we should maintain for reinvestment in our business. We expect that our funds on hand will be sufficient to meet our needs over the next twelve months.

        The Warrants currently attached to our Class A Common Shares will be detached from our Class A Common Shares and become freely tradable upon the registration of our Class A Common Shares and Warrants pursuant to a registration statement. The Warrants, as amended on May 7, 2007, may be exercised for payment of an exercise price of $10.00 per Class A Common Share. However, there is no obligation on the holder of a Warrant to do so.

Cash Flows

  •
  There was $32,331,848 in cash at December 31, 2006. Working capital is current assets plus other assets minus current liabilities. Working capital surplus was 29,536,314, as of December 31, 2006, primarily as a result of the $32,331,848 in cash and cash equivalents which includes part of the proceeds from the private placement and over allotment.

  •
  Net cash from operating activities—was $1,621,892. This is primarily attributable to net income of $461,764, a decrease in trade accounts payables, deferred income, an increase in dues to the management company and accrued expenses and mitigated by other receivables, inventories and to other assets.

  •
  Net cash used in investing activities—was $155,355,447, which mainly reflects the acquisition of the four vessels and deposits placed for the remaining two vessels that were delivered in

    January 2007, mitigated by the deferred revenue from the valuation of the charter agreement attached, to one of the vessels acquired in 2006.

  •
  Net cash from financing activities—was $186,065,403, which is a result of the net proceeds received from the private placement and the senior secured credit facility, mitigated by deferred financing costs.

Senior Secured Credit Facility

        We have entered into a senior secured credit facility with HSH Nordbank AG for an amount of $109.5 million, of which we drew down an amount of $108.25 million with a term of 3.5 years. The senior secured credit facility is secured by a first priority mortgage on our vessels as well as a first assignment of all earnings, insurances and cross default with each of our vessel owning subsidiaries, and contains financial and other covenants and conditions to draw downs. Our senior secured credit facility does not prohibit us from paying dividends so long as an event of default has not occurred and we are not, and after giving effect to the payment of the dividend would not be, in breach of a covenant. We will undertake tests of the financial covenants contained in our senior secured credit facility each calendar quarter and on each dividend payment date. Please see "Business—Senior Secured Credit Facility," below, for additional information regarding our senior secured credit facility.

Quantitative and Qualitative Disclosure of Market Risk

Interest Rate Risk

        The international shipping industry is a capital intensive industry, requiring significant amounts of investment. Much of this investment is provided in the form of long term debt. Our senior secured credit facility contains an interest rate that fluctuates with the London inter-bank offered rate, or LIBOR. Increasing interest rates could adversely impact future earnings. We drew down $108.25 million under our senior secured credit facility to fund a portion of the purchase price of our initial fleet.

        The senior secured credit facility agreement requires us to enter into an interest rate swap or similar hedging arrangements to hedge at least 50% of the balance borrowed under the credit facility through the maturity of the debt. On December 21, 2006 we entered into an interest rate collar derivative with HSH Nordbank. The terms of the derivative are: if 3 month LIBOR is greater than 6% we pay 6%. If 3 month LIBOR is between 4.11% and 6% we pay 3 month LIBOR. If 3 month LIBOR is equal to or less than 4.11% we pay 4.11%. The term of the derivative is 3.5 years and coincides with the maturity of the senior secured credit facility.

        Our interest expense under our senior secured credit facility is affected by changes in the general level of interest rates. As an indication of the extent of our sensitivity to interest rate changes, an increase of 100 basis points would result in an increase of $1.08 million in annual payments.

Foreign Exchange Rate Risk

        We generate all of our consolidated revenues in U.S. dollars. However, we incur some of our consolidated expenses in other currencies, in particular the Euro. The amount and frequency of some of these expenses (such as vessel repairs, supplies and stores) may fluctuate from period to period. Depreciation in the value of the U.S. dollar relative to other currencies will increase the U.S. dollar cost to us of paying such expenses. The portion of our business conducted in other currencies could increase in the future, which could expand our exposure to losses arising from currency fluctuations.

Capital Expenditures

        Our capital expenditures have thus far related solely to the purchase of the vessels in our initial fleet. We funded the aggregate purchase price of our initial fleet with a portion of the net proceeds of the private placement, the over allotment and the proceeds from the sale of units to Innovation Holdings upon closing of our private placement and the delivery dates of the Blue Seas and the Deep Seas, together with a draw down of $108.25 million under our senior secured credit facility.

Contractual Obligations

        The following table presents our contractual obligations as of December 31, 2006:

	Payments due by period
Obligations	Total contractual obligations	1 year	2–3 years	4–5 years	More than 5 years
	(in thousands of U.S. dollars)
Senior Secured Credit Facility(1)	77,438	0	0	77,438	0
Management Agreements(2)	5,764	1,186	2,376	2,202	0
Rental Agreements(3)	7	7	0	0	0
Vessel purchase agreements	58,350	58,350	0	0	0
Interest Payments(1)	16,940	4,840	9,680	2,420	0

Total	158,499	64,383	12,056	82,060	0

(1)
On December 18, 2006 we entered into a loan agreement with a HSH Nordbank that, subject to certain conditions, provided us with an amount of up to $95.3 million. On January 9, 2007 the loan agreement was supplemented to include the part finance of an additional vessel and an increase in the loan amount of $109.5 million.

During December 2006 and January 2007, we drew down $108.25 million, in the aggregate, under our senior secured credit facility to fund a portion of the aggregate purchase price of the vessels in our initial fleet. Interest Payments refer to our expected interest payments over the debt based on an interest rate of 6.25%.

(2)
The vessels in our initial fleet entered into management agreements with Allseas upon their delivery to us. Each of the management agreements has a five-year renewable term. The agreements will be terminable upon the occurrence of certain events as specified in the agreements and will not be subject to any severance payable by us upon termination. The amounts indicated in the above table are the minimum contractual obligations based on a management fee of $650 per day, per vessel, exclusive of an additional fee of 1.25% of gross revenues which will be paid to Allseas. The fixed management fee of $650 per day per vessel is based on a Euro/U.S. dollar exchange rate of 1.268:1.00. The management fee will be adjusted quarterly based on the Euro/U.S. dollar exchange rate as published by EFG Eurobank Ergasias S.A. two days prior to the end on the previous calendar quarter. The management agreements also provide for an annual inflationary increase based on the official Greek inflation rate (as published by the Greek National Statistical Office) for the previous year. Management does not believe that these amendments will impact our future results of operations in any material respect. We will also pay Allseas a fee equal to 1.0% of the purchase price of any vessel bought or sold on our behalf, calculated in accordance with the relevant memorandum of agreement, with the exception of the two vessels in our initial fleet we have entered agreements to acquire from entities affiliated with our founder and chief executive officer, Michael Bodouroglou.

(3)
We lease office space in Athens, Greece. The term of the lease that was originally expiring on September 30, 2006 has been extended to September 30, 2007. at a rate of 7,200 Euros per year assuming a Euro/U.S. dollar exchange rate of 1.268:1.00.

Inflation

        We do not expect inflation to be a significant risk to direct expenses in the current and foreseeable economic environment.

Off-Balance Sheet Arrangements

        As of the date of this prospectus, we do not have any off-balance sheet arrangements.

Subsequent Events

        Since December 31, 2006 the following subsequent events occurred:

  •
  Vessel Acquisitions from Unaffiliated Third-Parties: We entered into two separate memoranda of agreement with unaffiliated third parties on October 13, 2006 and on December 22, 2007 for the acquisition of two dry-bulk vessels for $58.35 million, in the aggregate, which were delivered on January 08, 2007 and on January 10, 2007. We funded the acquisition cost with drawings under our senior secured credit facility and the proceeds of our private placement. Upon delivery, the vessels were provided as collateral to secure the senior secured credit facility.

  •
  Senior Secured Credit Facility: On January 9, 2007 our senior secured credit facility was supplemented to include the partial financing of Crystal Seas and an increase in the facility to $109.5 million. At dates coinciding with the delivery of the vessels in (a) above, and pursuant to our senior secured credit facility, we drew an amount of $108.25 million in total to fund a portion of the acquisition of all six vessels.

  •
  Amendment in Warrants' Exercise Features: The Company and the majority of the Warrant Holders agreed to amend the exercise features of the Warrants on May 7, 2007; which agreement is binding to all Warrant Holders. The Warrants, as amended, may only be exercised through physical settlement, removing the prior exercise terms which allow the Warrant Holders to receive Class A Common Shares with an aggregate market value equal to the difference between such market value per Class A Common Share and the $10.00 exercise price of the Warrant (or such lesser amount of the exercise price as set forth in the Warrant Agreement) multiplied by the number of such Class A Common Shares, or at the Warrant Holders' option, the cash equivalent thereof (see Note 12).

    As a result of the foregoing amendment, the obligations for warrants will be reclassified into permanent equity as of the amendment date since the warrants, as amended, no longer allow net cash or net share settlement. Additionally, any future changes in the fair value of the warrants will not be recognized in the financial statements.

  •
  Contingent compensation awards: On May 15, 2007, the Company's board of directors approved a conditional compensation award to the directors, executive officers and certain employees of Allseas consisting of an aggregate 46,500 restricted shares, 50% of which would vest one year after issuance, and the balance of which would vest on the second anniversary of issuance and an aggregate payment of Euro 1.07 million to the Company's senior executive officers. The granting of any portion of the restricted shares and the payment of Euros is contingent upon the completion of a successful public offering resulting in gross proceeds to us of at least $50 million.

Leases

        We lease office space in Athens, Greece. The initial term of our lease was expiring on September 30, 2006 and has been extended to September 30, 2007 at a rate of 7,200 Euros per year.

Critical Accounting Policies

        Critical accounting policies are those that reflect significant judgments or uncertainties, and potentially result in materially different results under different assumptions and conditions. We have described below what we believe are our most critical accounting policies that will involve a high degree of judgment and the methods of their application. For a description of all of our significant accounting policies that we have adopted, see Note 2 to our financial statements.

        Impairment of long-lived assets.    We review for impairment long-lived assets (namely our vessels) held and used or disposed of whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment loss for an asset held for use should be recognized when the estimate of undiscounted cash flows, excluding interest charges, expected to be generated by the use of the asset is less than its carrying amount. In developing estimates of future cash flows, we will make assumptions about future charter rates, vessel operating expenses, and the estimated remaining useful lives of the vessels. These assumptions are based on historical trends as well as future expectations. Measurement of the impairment loss if any will be based on the appraised fair value of the asset. We regularly review our vessels for impairment on a vessel by vessel basis. The carrying values of our vessels may not represent their fair value, as determined by third party valuations, at any point in time since the market prices of secondhand vessels tend to fluctuate with changes in charter rates and the cost of newbuildings. Historically, both charter rates and vessel values tend to be cyclical.

        Deferred drydock costs.    Vessels are required to be drydocked for major repairs and maintenance that cannot be performed while the vessel is operating approximately every 30 months. Costs associated with drydocks as they are incurred are deferred and amortized on a straight line basis over the period between drydocks. Costs deferred as part of the drydock include certain actual costs incurred at the drydock yard solely as a result of the regulatory requirement to have the vessels inspected, including but not limited to, services for vessel preparation, coating, steelworks, piping works and valves, machinery works and electrical works. Routine repair and maintenance costs incurred at the dry-docking yard are expensed. We believe that these criteria are consistent with industry practice, and that the policy of deferment reflects the economics and market values of the vessels

        Vessel lives.    The value of vessels is recorded at their respective costs (which include acquisition costs directly attributable to the vessel and expenditures made to prepare the vessel for its initial voyage) less accumulated depreciation. Vessels are depreciated on a straight-line basis over their estimated useful lives, after taking into account their respective estimated residual values, calculated at $150 per lightweight ton. Vessels are depreciated on an estimated useful life of 25 years for our drybulk carriers from the date of their initial delivery from the shipyard to their original owners. However, the basis which estimates the remaining useful lives of the vessels may change as a result of new regulations that may be imposed by the International Maritime Organization in the future. Acquired secondhand vessels are depreciated from the date of their acquisition over their remaining estimated useful life. A decrease in the useful life of the vessel or in the residual value would have the effect of increasing the annual depreciation charge.

        Revenue recognition.    Revenues are generated from the hire that we receive under time or period charters, although we may also generate revenues from freights in respect of voyage charters that we may enter. Time charter revenues are recognized over the term of the charter as service is provided. Under a voyage charter, the revenues are recognized ratably over the duration of the voyage from load port to discharge port. The relevant voyage costs are recognized as incurred. Probable losses on voyages are provided for in full at the time such losses become apparent and can be estimated. A voyage is deemed to commence upon the issuance of notice of readiness at the loading port and is deemed to end upon the completion of discharge of the current cargo. Demurrage income represents payments by the charterer to the vessel owner when loading or discharging time exceeds the stipulated time in the voyage charter and is recorded when earned. Vessel operating expenses are accounted for on the accrual basis.

        Derivatives.    SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" as amended establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value, with changes in the derivatives' fair value recognized currently in earnings unless specific hedge accounting criteria are met.

        Share-based Compensation.    On December 16, 2004, Statement of Financial Accounting Standards No. 123 (revised 2004) ("SFAS No. 123(R)"), "Share-Based Payment," was issued. SFAS No. 123(R) is a revision of SFAS No. 123 and supersedes APB No. 25. The approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. The Company early adopted SFAS No. 123(R).

        In the year ended December 31, 2006 the Company issued restricted stock under its 2006 Stock Incentive Plan. Restricted stock is issued on the grant date and is subject to forfeiture under certain circumstances. All restricted stock currently outstanding is subject to forfeiture only if employment is not continued through the vesting date. The Company pays dividends on all restricted stock, regardless of whether it has vested and there is no obligation of the employee to return the dividend when employment ceases.

        SFAS No. 123(R) describes two generally accepted methods of accounting for restricted stock awards with a graded vesting schedule for financial reporting purposes: 1) the "accelerated method", which treats an award with multiple vesting dates as multiple awards and results in a front-loading of the costs of the award and 2) the "straight-line method" which treats such awards as a single award and results in recognition of the cost ratably over the entire vesting period.

        Management has selected the straight-line method with respect to the restricted stock because it considers each restricted stock award to be a single award and not multiple awards, regardless of the vesting schedule. Additionally, the "front-loaded" recognition of compensation cost that results from the accelerated method implies that the related employee services become less valuable as time passes, which management does not believe to be the case.

Recent accounting pronouncements

        In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections, a Replacement of APB Opinion No. 20 and FAS 3" ("SFAS 154"). SFAS 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impracticable. APB Opinion No. 20, "Accounting Changes", previously required most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS 154 is effective for the Company as of December 31, 2006, and did not have a material impact on the Company's financial statements.

        In September, 2006 the FASB issued SFAS No. 157, "Fair Value Measurement" ("SFAS 157"). SFAS 157 addresses standardizing the measurement of fair value for companies that are required to use a fair value measure of recognition for recognition or disclosure purposes. The FASB defines fair value as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measure date." SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact, if any, of SFAS 157 on its financial position, results of operations and cash flows.

        In June 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" (FIN 48), which supplements SFAS No. 109, "Accounting for Income Taxes", by defining the confidence level that a tax position must meet in order to be recognized in the financial statements. The Interpretation requires that the tax effects of a position be recognized only if it is "more-likely-than-not" to be sustained based solely on its technical merits as of the reporting date. The more-likely-than-not threshold represents a positive assertion by management that a company is entitled to the economic benefits of a tax position. If a tax position is not considered more-likely-than-not to be sustained based solely on its technical merits, no benefits of the position are to be recognized.

        Moreover, the more-likely-than-not threshold must continue to be met in each reporting period to support continued recognition of a benefit. At adoption, companies must adjust their financial statements to reflect only those tax positions that are more-likely-than-not to be sustained as of the adoption date. Any necessary adjustment would be recorded directly to retained earnings in the period of adoption and reported as a change in accounting principle. This Interpretation is effective as of the beginning of the first fiscal year beginning after December 15, 2006. The Company estimates that this statement will not have a significant impact on its financial position.

        In September 2006, the FASB Staff issued FSP No. AUG AIR-1, "Accounting for Planned Major Maintenance Activities," ("FSP No. AUG AIR-1"). FSP No. AUG AIR-1 prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities in annual and interim financial reporting periods, if no liability is required to be recorded for an asset retirement obligation based on a legal obligation for which the event obligating the entity has occurred. FSP No. AUG AIR-1 also requires disclosures regarding the method of accounting for planned major maintenance activities and the effects of implementing the FSP. The guidance in FSP No. AUG AIR-1 is effective for the Company as of January 1, 2007 and will be applied retrospectively for all financial statements presented. No planned major maintenance activities took place during the period from inception (April 26, 2006) to December 31, 2006. The adoption of FSP No. AUG AIR-1 will not have a material impact on the financial position, results of operation or cash flows of the Company.

        On September 13, 2006, the SEC released staff accounting bulleting ("SAB") No. 108, which provides guidance on materiality. SAB No. 108 states that registrants should use both a balance sheet approach and an income statement approach when quantifying and evaluating the materiality of a misstatement, contains guidance on correcting errors under the dual approach, and provides transition guidance for correcting errors existing in prior years. If prior-year errors that had been previously considered immaterial (based on the appropriate use of the registrant's prior approach) now are considered material based on the approach in the SAB, the registrant need not restate prior period financial statements. SAB No. 108 is effective for annual financial statements covering the first fiscal year ending after November 15, 2006. This statement is effective for the Company for the fiscal year ending December 31, 2006. SAB No. 108 did not have a material effect on the financial position and results of operations of the Company.

        In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS 159"), which permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. Earlier adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of FASB Statement No. 157, "Fair Value Measurements." The Company is currently evaluating the impact of SFAS 159, but does not expect the adoption of SFAS 159 to have a material impact on its financial consolidated position, results of operations or cash flows.

INDUSTRY

        The information and data in this section relating to the international dry bulk shipping industry has been provided by Drewry Shipping Consultants (Drewry), and is taken from Drewry databases and other sources available in the public domain. Drewry has advised us that it accurately describes the international dry bulk shipping industry, subject to the availability and reliability of the data supporting the statistical and graphical information presented. Drewry's methodologies for collecting information and data, and therefore the information discussed in this section, may differ from those of other sources, and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the dry bulk shipping industry. The source of all tables and charts is Drewry unless otherwise indicated.

Introduction

        The marine industry is a vital link in international trade, with oceangoing vessels representing the most efficient, and often the only means of transporting large volumes of basic commodities and finished products. Seaborne cargo is categorized as dry cargo or liquid cargo. Dry cargo includes dry bulk cargo, container cargo and non container cargo. Container cargo is shipped in 20 or 40 foot containers and includes a wide variety of finished products. Non-container cargo includes other dry cargo that cannot be shipped in a container due to size, weight or handling requirements, such as large manufacturing equipment or large industrial vehicles. Liquid cargo, includes crude oil, refined oil products, liquefied gases, chemicals and associated products, all of which are shipped in tankers.

        In 2006, approximately 4.52 billion tons of dry cargo was transported by sea, of which dry bulk cargo accounted for 2.77 billion tonnes. The following table presents the breakdown of the global trade by type of cargo in 2006:

World Seaborne Trade—2006*

	Tons (Millions)	% Total Seaborne Trade
All Cargo
Dry Cargo	4,508	55.4
Liquid Cargo	3,627	44.6
Total	8,135	100.0
Dry Cargo
Dry Bulk	2,765	34.0
Major Bulks	1,681	20.7
Coal	699	8.6
Iron Ore	723	8.9
Grain	262	3.2
Minor Bulks	1,081	13.3
Container Cargo	1,170	14.4
Non Container/General Cargo	573	7.0
Total	4,508	55.4

=* Provisional
Source: Drewry

        Dry bulk cargo can be further defined as either major bulk cargo or minor bulk cargo, all of which is shipped in bulk carriers. Major bulk cargo includes, among other things, iron ore, coal and grain. Minor bulk cargo includes agricultural products, mineral cargo (including metal concentrates), cement, forest products and metal products. Dry bulk cargo is normally shipped in large quantities and can be easily stowed in a single hold with little risk of cargo damage.

Dry Bulk Carrier Demand

        The demand for dry bulk carriers is determined by the volume and geographical distribution of seaborne dry bulk trade, which in turn is influenced by trends in the global economy. During the 1980s and 1990s seaborne dry bulk trade increased by slightly more than 2% per annum. However, between 2001 and 2006, seaborne dry bulk trade increased from 2.14 to 2.77 billion tons, an increase of 29%.

        The following chart illustrates the changes in seaborne trade between the major and minor bulks in the period 2000 to 2006.

Dry Bulk Trade Development
(Million tons)

P = provisional
Source: Drewry

        The international drybulk sector provides seaborne transportation of certain dry commodities in bulk form used in many basic industries and in construction. The most important of these are iron ore, coal and grain (includes wheat, coarse grains and soybeans) which together account for an estimated 61% in 2006 of total drybulk seaborne trade and are referred to as major bulks. Other key cargoes, referred to as minor bulks, include agricultural products (e.g. fertilizers), steel products, forest products, metals, cement, and a wide range of other minerals such as petcoke, bauxite, alumina and phosphate rock. Shipping companies provide seaborne transportation to customers that include power utilities, steelmakers, grain houses, commodity traders and government agencies. Seaborne drybulk trade growth has increased substantially in recent years.

        There are certain main trading routes for major drybulk commodities between exporting and consuming regions. Coal is mainly shipped from Australia and Canada to the Far East and Europe, whereas iron ore is mainly shipped from Australia and Brazil to China, Japan and Europe. Grain is mainly shipped from the U.S. Gulf, Brazil or Argentina to Europe and the Far East.

Drybulk Carrier Seaborne Trade

Metric Tons (millions)	2001	2002	2003	2004	2005	2006P
Coal	565	570	619	650	675	699
Iron Ore	452	484	524	587	660	723
Grain	235	245	240	248	253	262
Minor Bulks	890	920	957	1,002	1,041	1,081

Total	2,142	2,219	2,340	2,487	2,629	2,765
Ton Miles (billions)	2001	2002	2003	2004	2005	2006P
Coal	2,532	2,531	2,852	3,319	3,565	3,707
Iron Ore	2,580	2,741	3,050	3,463	3,905	4,250
Grain	1,319	1,218	1,251	1,277	1,301	1,347
Minor Bulks	3,292	3,481	3,610	3,831	3,992	4,238

Total	9,723	9,971	10,763	11,890	12,763	13,542
Annual Growth Rates	2001	2002	2003	2004	2005	2006P
Metric Tons	1.6%	3.6%	5.5%	6.3%	5.7%	5.1%
Ton Miles	1.2%	2.6%	7.9%	10.5%	7.3%	6.1%

P = Provisional
Source: Drewry

Iron ore

        Iron ore is used as a raw material for the production of steel, along with limestone and coking (or metallurgical) coal. Steel is the most important construction and engineering material in the world. In 2006 approximately 723 million tons of iron ore were exported worldwide, with the main importers being China, the European Union, Japan and South Korea. The main producers and exporters of iron ore are Australia and Brazil.

        As the figures below indicate, Chinese imports of iron ore have grown significantly in the last few years and have been a major driving force in the drybulk sector. Chinese iron ore imports for 2006 of 325 million tons increased by approximately 18% over 2005 imports of 275 million tons, and have increased at a compound annual growth rate of 23% since 2001.

        This growth rate in iron ore imports is due to increased Chinese steel production. Over the last five years, steel production in China has grown at an average annual rate of almost 23%, compared to global production increasing by an average 6.4% per annum.

        Australia and Brazil together account for approximately two thirds of global iron ore exports. Although both have seen strong demand from China, Australia continues to benefit the most, accounting for 30% of every extra ton of iron ore imported by China in 2005 over 2004, compared to a corresponding figure of 20% for Brazil. However, although Brazilian exports to China have grown more slowly, the contribution to ton-mile demand has been greater due to the longer distances between origin and destination. India is also becoming a major exporter of iron ore. Unlike Australia and Brazil, which tend to export primarily in the larger Capesize vessels, much of India's exports are in smaller Panamax and Handymax vessels.

Coal

        Coal is an abundant commodity. At current production rates, coal reserves would provide approximately 200 years of supply, compared with 41 years for oil and 67 years for natural gas. In addition, coal is mined in more than 50 countries, with no world dependence on any one region.

        Asia's rapid industrial development has also contributed to strong demand for coal, which accounted for roughly a third of the total growth of seaborne drybulk trade between 2000 and 2006. Coal is divided into two categories: thermal (or steam) coal and coking (or metallurgical) coal. Thermal coal is used mainly for power generation. Coking coal is used to produce coke to feed blast furnaces in the production of steel.

        Expansion in air-conditioned office and factory space, along with industrial use, has raised demand for electricity, of which nearly half is generated from coal-fired plants, thus increasing demand for thermal coal. In addition, Japan's domestic nuclear power generating industry has suffered from safety problems in recent years, resulting in the temporary closure of a number of nuclear power reactors and leading to increased demand for oil, gas, and coal-fired power generation. Furthermore, the high cost of oil and gas has lead to increasing development of coal fired electricity plants across the world, especially in Asia.

        Metallurgical coal accounted for 8% of seaborne trade in 2006. Future prospects are heavily tied to the steel industry. It is used within the blast furnace to impart its carbon into the iron, giving the final steel product more strength and flexibility. Because coking coal is of higher quality than thermal coal (i.e. more carbon and less impurities), its price is higher and its trade more volatile.

Grain

        Grains include wheat, coarse grains (corn, barley, oats, rye and sorghum), and oil seeds extracted from different crops such as soybeans and cottonseeds. In general, wheat is used for human consumption, while coarse grains are used as feed for livestock. Oil seeds are used to manufacture vegetable oil for human consumption or for industrial use, while their protein-rich residue is used as a raw material in animal feed.

        Total grain production is dominated by the United States. Argentina is the second largest producer, followed by Canada and Australia. In terms of imports, the Asia/Pacific region (excluding Japan) ranks first, followed by Latin America, Africa and the Middle East.

        Wheat and coarse grains are primarily used for direct human consumption or as feed for livestock. International trade fluctuates considerably. Grains have a long history of price volatility, government interventionism and weather conditions which strongly impact trade volumes. In 2005, weather had an adverse impact on wheat and corn harvests in many of the world's major growing regions. As a result, production fell roughly 3% from 2004, causing total trade to decline by 1%. Soybean trade has risen rapidly in recent years, as demand for animal feed and vegetable oil has increased. However, demand growth for wheat and course grains is fundamentally linked in the long-term to population growth and rising per capita income. With Asia experiencing rapid economic growth and increasing standards of living, it is expected that meat consumption will increase, leading to rising demand for animal feed.

        International trade in grains is dominated by four key exporting regions: North America, South America, Oceania and Europe (including the Former Soviet Union). These regions collectively account for over 90% of global exports. Large importers are typically Asia, North Africa (Egypt), the Middle East and more recently India.

Minor bulks

        The balance of drybulk trade, minor bulks, subdivides into two types of cargo. The first type includes secondary bulks or free-flowing cargo, such as agricultural cargoes, bauxite and alumina, fertilizers and cement. Second are the so-called neo-bulks, which include non-free flowing or part manufactured cargo that is principally forest products and steel products including scrap.

        Trade in minor bulks constituted approximately 31% of total seaborne trade for drybulk carriers in 2006, in terms of ton miles. The table below shows that compound annual growth for all minor bulks was 2.3%, but those related to the steel and construction industries have grown even faster. Steel scrap trade has grown the fastest, as scrap is the key input for steel makers using the "electric arc furnace" means of production.

        Historically, certain economies have acted as the "primary driver" of dry bulk trade. In the 1990s Japan was the driving force, when buoyant Japanese industrial production stimulated demand for imported bulk commodities. More recently China has been the main driver behind the recent increase in seaborne dry bulk trade as high levels of economic growth have generated increased demand for imported raw materials. The following table illustrates China's gross domestic product growth rate compared to that of the United States and the world during the periods indicated.

GDP Growth
(% change)

Years	China	US	World
1981–1985	10.1	2.6	2.4
1986–1990	7.8	2.6	2.8
1991–1995	12	2.3	1.2
1996–2000	8.3	4.1	3.5
2001–2003	7.9	1.9	3.5
2004	10.1	3.9	5.3
2005	10.2	3.2	4.7
2006(p)	10.5	3.3	5.0

P = provisional
Source: Drewry

Chinese Iron Ore Imports
(Million Tonnes)

Year	Imports	% Change
2001	92.5	32.1
2002	111.3	20.3
2003	148.2	33.2
2004	208.1	40.4
2005	275.2	32.2
2006(p)	325.2	18.2

Source: Drewry

        The extent to which increases in dry bulk trade have affected demand for dry bulk carriers is shown in estimates of ton-mile demand. Ton-mile demand is calculated by multiplying the volume of cargo moved on each route by the distance of the voyage. The following chart below detail the changes in ton-mile demand for the primary dry bulk commodities.

Ton Mile Demand (Billion ton-miles)

Source: Drewry

        Between 2000 and 2006, ton-mile demand in the dry bulk sector increased by 39%, equivalent to an average annual increase of 5.68%. This is however above the long term growth rate in ton mile demand in the dry bulk sector and reflects the rise in long haul movements, especially for commodities such as iron ore. Indeed, total ton mile demand in the major bulks increased from 6,300 to 9,400 billion ton miles between 2000 and 2006, equivalent to an average annual increase of 6.84%.

Annual Changes (%) Dry Bulk Trade and Tonne Mile Demand

Source: Drewry

        Dry bulk carriers are one of the most versatile elements of the global shipping fleet in terms of employment alternatives. They seldom operate on round trip voyages and the norm is often triangular or multi-leg voyages. Hence, trade distances assume greater importance in the demand equation and increases in long haul shipments will have greater impact on overall vessel demand. The following map represents the major global dry bulk trade routes.

Major Dry Bulk Seaborne Trade Routes

Source: Drewry

        Demand for dry bulk carrier capacity is also affected by the operating efficiency of the global fleet. In recent years the growth in trade has led to port congestion, with ships at times being forced to wait outside port to either load or discharge due to limited supply of berths at major ports. This inefficiency has been a further factor contributing to the general tightness in the market.

Dry Bulk Carrier Supply

        The global dry bulk carrier fleet is divided into four categories based on a vessel's carrying capacity. These categories are:

  •
  Capesize.    Capesize vessels have carrying capacities of more than 100,000 deadweight tons (dwt). These vessels generally operate along long haul iron ore and coal trade routes. Only the largest ports around the world possess the infrastructure to accommodate vessels of this size.

  •
  Panamax.    Panamax vessels have a carrying capacity of between 60,000 and 100,000 dwt. These vessels carry coal, grains, and, to a lesser extent, minor bulks, including steel products, forest products and fertilizers. Panamax vessels are able to pass through the Panama Canal, making them more versatile than larger vessels.

  •
  Handymax.    Handymax vessels have a carrying capacity of between 30,000 and 60,000 dwt. These vessels operate on a large number of geographically dispersed global trade routes, carrying primarily grains and minor bulks. Vessels below 60,000 dwt are sometimes built with on-board cranes enabling them to load and discharge cargo in countries and ports with limited infrastructure.

  •
  Handysize.    Handysize vessels have a carrying capacity of up to 30,000 dwt. These vessels carry exclusively minor bulk cargo. Increasingly, ships of this type operate on regional trading routes. Handysize vessels are well suited for small ports with length and draft restrictions that may lack the infrastructure for cargo loading and unloading.

        In April 2007, the world fleet of drybulk carriers consisted of 6,509 vessels, totaling almost 375 million dwt in capacity. The average age of drybulk carriers in service is approximately 15 years. It should be noted, however, that these figures are based on pure drybulk carriers, and exclude a small number of combinations carriers.

        The following tables present the world drybulk carrier fleet and orderbook by size category as of April 2007.

Drybulk Carrier Fleet—April 2006

Size Category	Deadweight Tons	Number of Vessels	% of Total Fleet (number)	Total Capacity (million dwt)	% of Total Fleet (dwt)
Capesize	100,000 <	720	11.1	123.2	32.9
Panamax	60,000–99,999	1,425	21.9	103.8	27.7
Handymax	30,000–59,999	2,447	37.6	105.3	28.1
Handysize	10,000–29,999	1,917	29.5	43.4	11.6

Total		6,509	100.0%	374.8	100.0%

Source: Drewry

        The supply of drybulk carriers is dependent on the delivery of new vessels and the removal of vessels from the global fleet, either through scrapping or loss. As of April 2007, the global drybulk orderbook amounted to 110.0 million dwt, or 29.3% of the existing drybulk fleet, with most vessels on the orderbook scheduled for delivery within 36 months.

Drybulk Carrier Orderbook—April 2006

Size Category	Deadweight Tons	Number of Vessels	% of Fleet (number)	Total Capacity (million dwt)	% of Fleet (dwt)
Capesize	100,000 <	269	37.4	52.4	42.8
Panamax	60,000–99,999	315	22.1	25.5	24.6
Handymax	30,000–59,999	629	25.6	29.8	28.3
Handysize	10,000–29,999	106	5.5	2.3	5.3

Total		1,319	20.2%	110.0	29.3%

Source: Drewry

Dry Bulk Carrier Age Profile—April 2006

Source: Drewry

        The average age at which a dry bulk carrier has been scrapped over the last five years has been 26 years. However, due to recent strength in the dry bulk shipping industry, over the last two years the average age at which dry bulk carriers have been scrapped has increased and a number of well-maintained vessels have continued to operate past the age of 30.

Dry Bulk Carrier Scrapping

	2000	2001	2002	2003	2004	2005	2006
Capesize—(Mdwt)*	0.6	0.5	1.0	0.3	0.1	0.1	0.3
Panamax—(Mdwt)*	0.7	1.9	1.2	0.5	0.1	0.2	0.5
Handymax—(Mdwt)*	1.5	1.5	0.9	1.1	0.0	0.2	0.4
Handysize—(Mdwt)*	1.2	1.4	1.6	0.6	0.1	0.1	0.4
Total Fleet (Mdwt)*	3.8	5.2	4.7	2.4	0.3	0.7	1.6

* Total fleet—end period
Source: Drewry

Drybulk Carrier Charter Rates

        Dry bulk carriers are employed in the market through a number of different chartering options. The general terms typically found in these types of contracts are described below.

  •
  A bareboat charter involves the use of a vessel usually over longer periods of time ranging up to several years. In this case, all voyage related costs, including vessel fuel, or bunker, and port dues as well as all vessel operating expenses, such as day-to-day operations, maintenance, crewing and insurance, transfer to the charterer's account. The owner of the vessel receives monthly charter hire payments on a per day basis and is responsible only for the payment of capital costs related to the vessel.

  •
  A time charter involves the use of the vessel, either for a number of months or years or for a trip between specific delivery and redelivery positions, known as a trip charter. The charterer pays all voyage related costs. The owner of the vessel receives semi-monthly charter hire payments on a per day basis and is responsible for the payment of all vessel operating expenses and capital costs of the vessel.

  •
  A single or spot voyage charter involves the carriage of a specific amount and type of cargo on a load-port to discharge-port basis, subject to various cargo handling terms. Most of these charters are of a single or spot voyage nature, as trading patterns do not encourage round voyage trading. The owner of the vessel receives one payment derived by multiplying the tons of cargo loaded on board by the agreed upon freight rate expressed on a per cargo ton basis. The owner is responsible for the payment of all expenses including voyage, operating and capital costs of the vessel.

  •
  A contract of affreightment, or COA, relates to the carriage of multiple cargoes over the same route and enables the COA holder to nominate different ships to perform individual voyages. Essentially, it constitutes a number of voyage charters to carry a specified amount of cargo during the term of the COA, which usually spans a number of years. All of the ship's operating, voyage and capital costs are borne by the ship owner. The freight rate normally is agreed on a per cargo ton basis.

        Charter hire rates fluctuate by varying degrees amongst the dry bulk carrier size categories. The volume and pattern of trade in a small number of commodities (major bulks) affect demand for larger vessels. Because demand for larger dry bulk vessels is affected by the volume and pattern of trade in a relatively small number of commodities, charter hire rates (and vessel values) of larger ships tend to be more volatile. Conversely, trade in a greater number of commodities (minor bulks) drives demand for smaller dry bulk carriers. Accordingly, charter rates and vessel values for those vessels are subject to less volatility. Charter hire rates paid for dry bulk carriers are primarily a function of the underlying balance between vessel supply and demand, although at times other factors, such as sentiment may play a role. Furthermore, the pattern seen in charter rates is broadly mirrored across the different charter types and between the different dry bulk carrier categories.

        In the time charter market, rates vary depending on the length of the charter period and vessel specific factors such as age, speed and fuel consumption. In the voyage charter market, rates are influenced by cargo size, commodity, port dues and canal transit fees, as well as delivery and redelivery regions. In general, a larger cargo size is quoted at a lower rate per ton than a smaller cargo size. Routes with costly ports or canals generally command higher rates than routes with low port dues and no canals to transit. Voyages with a load port within a region that includes ports where vessels usually discharge cargo or a discharge port within a region that includes ports where vessels load cargo also are generally quoted at lower rates. This is because such voyages generally increase vessel utilization by reducing the unloaded portion (or ballast leg) that is included in the calculation of the return charter to a loading area.

        Within the dry bulk shipping industry, the charter hire rate references most likely to be monitored are the freight rate indices issued by the Baltic Exchange. These references are based on actual charter hire rates under charter entered into by market participants as well as daily assessments provided to the Baltic Exchange by a panel of major shipbrokers. The Baltic Panamax Index is the index with the longest history.

Baltic Exchange Freight Indices

(Index points)

The BSI replaced the BHMI on 03.01.06, although the index has been calculated since 01.07.05

Source: Baltic Exchange

        The following chart illustrates one-year time charter rates for Handysize, Handymax, Panamax and Capesize dry bulk carriers between 1996 and April 2007.

Drybulk Carrier One Year Time Charter Rates
(US Dollars per day)

Source: Drewry

Drybulk Carriers—One Year Time Charter Rates (Period Averages)
(US Dollars per day)

Size Category DWT	Handysize 25–30,000	Handymax 45–50,000	Panamax 65–70,000	Capesize 150–160,000
2001	5,629	8,472	9,543	14,431
2002	4,829	7,442	9,102	13,608
2003	8,289	13,736	17,781	30,021
2004	14,413	31,313	36,708	55,917
2005	12,021	23,038	27,854	49,333
2006	12,558	21,800	22,475	45,646
April 2007	20,000	30,000	36,500	60,000

Source: Drewry

        Drybulk charter rates for all vessel sizes follow a similar pattern. In 2003 and 2004, rates for drybulk carriers of all sizes strengthened appreciably to historically high levels. The driver of this dramatic upsurge in charter rates was primarily the high level of demand for raw materials into China. Rates in 2005 started out at slightly lower levels and declined further over the summer, before a rally late in the year. During the first half of 2006, rates stabilized above historically high levels. Since July 2006, rates have recovered to levels at or near the historically high levels reached in late 2004.

Drybulk Carrier Values

        Vessel prices, both for newbuildings and secondhand drybulk carriers, increased significantly during 2003, 2004 and reached historically high levels in the early part of 2005, owing to the strength of the freight market and high levels of new ordering.

        Despite the steep increase in newbuilding prices, the strength of the charter market was the primary influence for secondhand vessel prices. Consequently in 2005 and now again in 2007, demand for modern vessels has resulted in secondhand prices for some five year old Handysize, Handymax, Panamax and Capesize drybulk carriers exceeding comparably sized newbuilding contracts.

        Newbuilding prices are determined by a number of factors, including the underlying balance between shipyard output and capacity, raw material costs, freight markets and sometimes exchange rates. In the period 2003 to 2005 high levels of new ordering were recorded across all sectors of shipping. As a result, most of the major shipyards in Japan, South Korea and China have full orderbooks until the end of 2009.

        The following charts indicate the change in newbuilding prices for dry bulk carriers in the period from 1996. As can be seen newbuilding prices have increased significantly since 2003, due to tightness in shipyard capacity, high levels of new ordering and stronger freight rates.

Dry Bulk Carrier Newbuilding Prices
(Millions of US Dollars)

Source: Drewry

        The following table presents the average prices for secondhand drybulk carriers for the periods indicated.

Drybulk Carrier Secondhand Prices—5 year old (Period Averages)
(Millions of US Dollars)

Size Category DWT	Handysize 25–30,000	Handymax 40–45,000	Panamax 65–75,000	Capesize 150–170,000
2001	11.2	13.7	14.8	25.3
2002	11.1	14.0	15.5	25.1
2003	12.9	16.6	19.6	30.3
2004	19.8	26.3	35.3	54.3
2005	25.8	31.2	40.3	67.0
2006	26.0	31.3	37.0	66.1
April 2007	29.0	44.0	50.0	94.0

Source: Drewry

        In the secondhand market, the steep increase in newbuilding prices and the strength of the charter market have also affected values, to the extent that prices rose sharply in 2004/2005, before dipping in the early part of 2006, only to rise once more as the year came to a close. In 2007 prices have remained very firm.

Dry Bulk Carrier Secondhand Prices—5 Year Old Vessels
(Millions of US Dollars)

BUSINESS

Our Company

        We were incorporated in the Republic of the Marshall Islands in April 2006 to provide drybulk shipping services worldwide. We acquired our initial fleet of three Handymax and three Panamax drybulk carriers with the net proceeds of a private placement that closed in the fourth quarter of 2006, together with drawings under our senior secured credit facility and the proceeds of the sale by us of Class A Common Shares and Warrants to Innovation Holdings, a company beneficially owned by our founder and chief executive officer, Michael Bodouroglou, and members of his family. Accordingly, we have a limited history of operations. Allseas Marine S.A., or Allseas, a company controlled by Mr. Bodouroglou, provides the commercial and technical management of our vessels.

        Our policy is to charter our vessels on time charters with durations of one to two years from the date of delivery, although we could engage in spot (voyage) charters or time charters with longer durations depending on our assessment of market conditions. From inception until December 31, 2006, our vessels achieved daily time charter equivalent rates of $25,460, and we generated net revenues of $4,729,160 and recorded net income of $461,764. We refer you to the section of this prospectus entitled "Forecasted Cash Available For Dividends, Reserves And Extraordinary Expenses For 2007" for information regarding the cash that we expect to have available to us during the twelve month period from the completion of our acquisition of our initial fleet.

        Michael Bodouroglou, our founder and chief executive officer, has been involved in the shipping industry in various capacities for more than 25 years. Since 1993, Mr. Bodouroglou has co-owned and managed 30 vessels, including the six vessels in our initial fleet. Mr. Bodouroglou served as co-managing director of Eurocarriers S.A., or Eurocarriers, and Allseas, two ship management companies he co-founded in 1994 and 2000, respectively. Mr. Bodouroglou disposed of his interest in Eurocarriers in 2006. Since January 2006, Mr. Bodouroglou has been the sole managing director, and since September 2006 the sole owner, of Allseas, which currently manages eleven drybulk carriers, including the six vessels in our initial fleet.

        We currently intend to pay quarterly dividends to the holders of our Class A Common Shares in February, May, August and November of each year in amounts substantially equal to our available cash flow from operations during the previous quarter, less cash expenses for that quarter and any reserves our board of directors determines we should maintain for reinvestment in our business.    Our board of directors has declared a dividend in the amount of $0.4375 per Class A Common Share to shareholders of record on May 21, 2007 in respect of the period from the commencement of our operations through March 31, 2007.

        From the closing of the private placement until the completion of a public offering of our Class A Common Shares that we may conduct in the future resulting in gross proceeds to us of at least $50 million, which we refer to as the subordination period, dividends will be declared on our Class B Common Shares in the same amount as on our Class A Common Shares but will not be payable on our Class B Common Shares until the later of (i) the conversion of our Class B Common Shares into Class A Common Shares and (ii) the payment date for dividends that were declared on the Class A Common Shares at the same time as dividends that were declared on the Class B Common Shares. Accordingly, Innovation Holdings, as the holder of our Class B Common Shares, will receive the $0.4375 divided once its shares convert. For a more detailed summary of our dividend policy, please see "Our Dividend Policy" above.

Our Fleet

        We purchased the six secondhand Panamax and Handymax drybulk carriers in our initial fleet for an aggregate purchase price of $210.35 million, excluding certain pre-delivery expenses. We funded the acquisition of our initial fleet with the net proceeds of our private placement together with the net proceeds from the sale of Class A Common Shares and Warrants to Innovation Holdings, together with funds drawn under our senior secured credit facility.

        Our initial fleet consists of three Panamax drybulk carriers and three Handymax drybulk carriers. Our initial fleet has an aggregate carrying capacity of 354,947 deadweight tons, or dwt, and has an average age of 10 years. Our initial fleet carries a variety of drybulk commodities, including major bulks such as iron ore, coal and grain, and minor bulks such as agricultural products, mineral cargoes, and cement.

        We purchased two of the vessels in our initial fleet, the Deep Seas and the Blue Seas, from entities affiliated with our founder and chief executive officer, Michael Bodouroglou. We refer to these entities as our affiliated entities. We acquired these vessels for an aggregate purchase price of $69.5 million, which is the purchase price that our affiliated entities paid for them, plus an aggregate amount of approximately $0.40 million in actual pre-delivery and financing costs due to affiliated companies, which include arrangement and commitment fees, and expenses associated with the delivery of these vessels to our affiliated entities. We have purchased the remaining four vessels in our initial fleet from unaffiliated third parties.

Chartering

        We have initially employed the vessels in our initial fleet under fixed rate time charters for approximately one to two-year periods from their respective delivery dates. The Deep Seas and Blue Seas are employed on time charters expiring between August and November, 2007. The Calm Seas is currently employed by Morgan Stanley on a time charter expiring between November 14, 2007 and February 13, 2008, at a time charter rate of $25,150 and the Kind Seas is currently employed by Express Sea Transport on a time charter expiring between Sept. 4, 2008 and Feb. 18, 2009, at a time charter rate of $23,600. We have entered into a 22 to 25-month fixed rate time charter with AS Klaveness for the Handymax drybulk carrier Clean Seas that will terminate between October 24, 2008 and Feb. 24, 2009. The Crystal Seas is employed on a time charter by San Juan Navigation at a daily charter rate of $24,000 that will terminate between February 9, 2008 and July 8, 2008.

        The following table summarizes information about our initial fleet as of the date of this prospectus:

						Re-Delivery from Charterer(3)
Vessel Name	Vessel Type	Year Built	Charterer Name	Charter Rate ($ per day)(1)	Vessel Delivery Date
						Earliest	Latest
Blue Seas	Handymax	1995	STX Pan Ocean	26,100	October 4, 2006(2)	Aug. 21, 2007	Nov. 20, 2007(4)
Clean Seas	Handymax	1995	AS Klaveness	20,000	Jan. 8, 2007	Oct. 24, 2008	Feb. 24, 2009
Crystal Seas	Handymax	1995	San Juan Navigation	24,000	Jan 10, 2007	Feb. 9, 2008	July 8, 2008
Deep Seas	Panamax	1999	Morgan Stanley	28,175	October 12, 2006(2)	Aug. 28, 2007	Nov. 28, 2007
Calm Seas	Panamax	1999	Morgan Stanley	25,150	Dec. 28, 2006	Nov. 14, 2007	Feb. 13, 2008
Kind Seas	Panamax	1999	Express Sea Transport	23,600	Dec. 21, 2006	Sept. 4, 2008	Feb. 18, 2009

(1)
This table shows gross charter rates and does not reflect commissions payable by us to third party chartering brokers and Allseas ranging from 2.5% to 6.25% including the 1.25% to Allseas.

(2)
The date shown represents the date our affiliate entities, Elegance Shipping Limited and Icon Shipping Limited, acquired the vessels. We acquired the vessels from our affiliates on December 28, 2006.

(3)
The date range provided represents the earliest and latest date on which the charterer may redeliver the vessel to us upon termination of the charter.

(4)
Upon the expiration of the current charter to STX Pan Ocean, Blue Seas is scheduled to be chartered to Korea Line Corp. at a gross daily rate of $28,500. The redelivery range for the charter to Korea Line Corp. is July 6, 2008 to February 14, 2009.

        Pursuant to standard terms under time charter contracts, a charterer has the right to redeliver a vessel to the vessel owner between certain dates. These dates are established in the charter contract as a minimum and a maximum number of months following the delivery of the vessel to the charterer. In the approximately one-year and two-year charters that we intend to employ our initial fleet, the minimum period is eleven months and 23 months and the maximum period is thirteen months and 25 months, respectively. Charters also have an option to redeliver the vessel within fifteen days from the relevant redelivery date. These additional fifteen days result in the minimum period being ten and a half months and the maximum period being thirteen and a half months.

Our Competitive Strengths

        We believe that we possess a number of competitive strengths in our industry, including:

  •
  Experienced management team. Our chief executive officer has more than 25 years of experience in the shipping industry, and our chief financial officer has over 20 years of experience in ship finance and has been the chief financial officer of American Stock Exchange and Nasdaq Global Market listed shipping companies. Our chief operating officer and commercial development officer each have 19 years of experience in shipping and have been working with our chief executive officer for the last ten years and four years, respectively. We believe that our management team has the technical, financial and managerial expertise to safely and efficiently operate a large, diversified fleet of drybulk carriers, as well as successfully identify attractive vessel acquisition opportunities.

  •
  Efficient and dependable manager. We believe Allseas has established its reputation as an efficient and dependable vessel operator, without compromising on safety, maintenance and operating performance. To our knowledge vessel has suffered a total or constructive loss or suffered material damage while managed by Allseas. Mr. Bodouroglous, while at Allseas or Eurocarriers, has managed or co-managed 30 vessels since its inception. Allseas strives to minimize operating expenses through comprehensive planned maintenance systems, preventive maintenance programs and retaining and training qualified crew members. We believe that Allseas maintains high standards of operation, vessel technical condition, safety and environmental protection.

  •
  Strong customer relationships. Our manager, Allseas, has established relationships with leading charterers and a number of chartering, sales and purchase brokerage houses around the world. Since its founding, Allseas and its affiliates have maintained relationships with major national and private industrial users, commodity producers and traders, including Cargill International and Glencore International, which have repeatedly chartered vessels managed by Allseas or by Eurocarriers. We intend to keep our vessels fully employed and to secure repeat business with charterers by providing well-maintained vessels and dependable service.

  •
  Established banking relationships. Our founder and chief executive officer has existing banking relationships with some of the leading banks in ship finance, including HSH Nordbank, HSBC and HVB Bank. HSH Nordbank has, on a number of occasions, entered into agreements with entities controlled by our founder and chief executive officer for the purchase and management of vessels securing non-performing loans made by the bank to their previous owners. These acquisitions were funded with equity and the assumption of new term loans extended by HSH Nordbank. We believe these transactions demonstrate the established nature of Mr. Bodouroglou's banking relationships. This is evidenced by the fact that the Company has closed a $109.25 million senior secured loan facility with HSH Nordbank to finance the acquisition of the initial fleet. All the banks named above expressed in writing their interest in financing a portion of the acquisition of our initial fleet.

Our Business Strategy

        Our strategy is to invest in the drybulk carrier industry, to generate stable cash flow through time charters and to grow through acquisitions that we expect to be accretive to our cash flow. As part of our strategy, we intend to:

  •
  Focus on all segments of the drybulk carrier sector. We intend to develop a diversified fleet of drybulk carriers in various size categories, including Capesize, Panamax, Handymax and Handysize, although we have initially focused on the Panamax and Handymax sectors. Larger drybulk carriers, such as Capesize and Panamax vessels, have historically experienced a greater degree of freight rate volatility, while smaller drybulk carriers, such as Handymax and Handysize vessels, have historically experienced greater charter rate stability. Furthermore, a diversified drybulk carrier fleet will enable us to serve our customers in both major and minor bulk trades, and to gain a worldwide presence in the drybulk carrier market by assembling a fleet capable of servicing virtually all major ports and routes used for the seaborne transportation of key commodities and raw materials. Our vessels will be able to trade worldwide in a multitude of trade routes carrying a wide range of cargoes for a number of industries.

  •
  Generate stable cash flow through time charters. Our strategy is to employ our vessels primarily under one and two-year time charters from the date of delivery that we believe provide us with a stable cash flow base during the term of these charters. As of May 1, 2007, the current average remaining duration of our charters ranges from 13 to 17 months based on the earliest and latest redelivery dates. We believe that factors governing the supply of and demand for drybulk carriers may cause charter rates for drybulk carriers to strengthen in the near term, thereby providing us opportunities to renew our time charters or enter into new time charters at similar or higher rates following the expiration of their respective terms. We monitor the difference in rates for short, medium and long term charters and, based on our outlook for the industry, enter into the contract term we deem appropriate for our vessels. We also evaluate the payment history, reputation and general creditworthiness of our charterers. When our vessels are not employed on time charters, we may enter into short term spot charters.

  •
  Disciplined growth through accretive secondhand vessel acquisitions. We intend to grow our fleet through timely and selective acquisitions of secondhand drybulk carriers. We will seek to identify potential secondhand vessel acquisition candidates among various size categories of drybulk carriers. We intend to use our cash flow from operations the proceeds of future equity offerings and senior secured credit facilities to acquire additional drybulk carriers that we believe will be accretive to our cash flow. We believe that secondhand vessels, when operated in a cost efficient manner, currently provide better returns as compared with more expensive newbuilding vessels. We therefore expect to maintain an average fleet age of between 8 to 15 years.

Our Fleet Management

        Allseas is responsible for the technical and commercial management of our vessels. Allseas, which is based in Athens, Greece, was formed in 2000 as a ship management company and currently manages a fleet of eleven drybulk carriers, including the six vessels in our initial fleet and five other drybulk vessels owned by affiliates of Allseas. We believe that Allseas has established a reputation in the international shipping industry for operating and maintaining a fleet with high standards of performance, reliability and safety. Allseas will provide comprehensive management services to our vessels including technical supervision, such as repairs, maintenance and inspections, safety and quality, crewing and training, as well as supply provisioning. Allseas' commercial management services will include operations, chartering, sale and purchase, post-fixture administration, accounting, freight invoicing and collection and insurance.

        Pursuant to separate management agreements that we have entered into with Allseas for each of our vessels, the terms of which have been approved by a majority of our independent directors, we are obligated to pay Allseas a technical management fee of $650 (based on a Euro/U.S. dollar exchange rate of 1.268:1.00) per vessel per day on a monthly basis in advance, pro rata for the calendar days the vessel is owned by us. The management fee is adjusted quarterly based on the Euro/U.S. dollar exchange rate as published by EFG Eurobank Ergasias S.A. two days prior to the end of the previous calendar quarter. The management fee will be increased commensurate with inflation on an annual basis, commencing on January 1, 2008 by reference to the official Greek inflation rate for the previous year, as published by the Greek National Statistical Office. We also pay Allseas a fee equal to 1.25% of the gross freight, demurrage and charter hire collected from the employment of our vessels. Allseas also earned a fee equal to 1.0% calculated on the price as stated in the relevant memorandum of agreement for any vessel bought or sold on our behalf, with the exception of the two vessels in our initial fleet that we acquired from entities affiliated with our founder and chief executive officer. Additional drybulk carriers that that we may acquire in the future may be managed by Allseas or unaffiliated management companies. As of December 31, 2006, we have incurred $170,750 in management fees and $6,661 and $825,000 in chartering and vessel commissions, respectively, resulting in aggregate amount paid to Allseas by us during 2006 of $1,002,411.

        Amendments to and extensions of any vessel management agreement will require approval by a majority of our independent directors. Also, we will not enter into any new management agreement with Allseas or any other affiliate of Allseas of ours without the approval of a majority of our independent directors.

Employees and Crewing

        We currently have four shore based employees, our chief executive officer, Michael Bodouroglou, our chief operating officer, George Skrimizeas, our chief financial officer, Christopher Thomas, and our commercial development officer, Anthony Smith. In addition, we employee through our wholly-owned vessel owning subsidiaries approximately 200 seafarers that crew our vessels. Allseas is responsible for recruiting, either directly or through a crewing agent, the senior officers and all other crew members for our vessels. We believe the streamlining of crewing arrangements helps to ensure that all our vessels will be crewed with experienced seamen that have the qualifications and licenses required by international regulations and shipping conventions.

Our Customers

        When the Deep Seas and the Blue Seas were delivered to us we assumed related time charters that have been entered into with Morgan Stanley and STX Pan Ocean for Deep Seas and Blue Seas, respectively. We also entered into a 22 to 25 month fixed rate time charter with Klaveness to charter the Clean Seas. Klaveness is a leading provider of commercial management services to owners of Handymax and Panamax drybulk carriers and has more than 50 years of experience in the shipping industry. The Calm Seas is currently employed by Morgan Stanley on a time charter expiring between November 14, 2007 and February 13, 2008, at a time charter rate of $25,150 and the Kind Seas is currently employed by Express Sea Transport on a time charter expiring between September 4, 2008 and February 18, 2009, at a time charter rate of $23,600 Competition. The Crystal Seas is employed on a time charter by San Juan Navigation at a daily charter rate of $24,000 that will terminate between February 9, 2008 and July 8, 2008

        We operate in markets that are highly competitive and based primarily on supply and demand. We compete for charters on the basis of price, vessel location, size, age and condition of the vessel, as well as on our reputation. Allseas will arrange our charters through the use of brokers, who negotiate the terms of the charters based on market conditions. We compete primarily with other owners of drybulk carriers, many of which may have more resources than us and may operate vessels that are newer, and therefore more attractive to charterers, than our vessels. Ownership of drybulk carriers is highly fragmented and is divided among publicly listed companies, state controlled owners and independent shipowners. Some of our publicly listed competitors include Diana Shipping Inc. (NYSE: DSX), DryShips Inc. (Nasdaq: DRYS), Excel Maritime Carriers Ltd. (NYSE: EXM), Eagle Bulk Shipping Inc. (Nasdaq: EGLE), Genco Shipping and Trading Limited (Nasdaq: GSTL), Navios Maritime Holdings Inc. (Nasdaq: BULK) and Quintana Maritime Limited (Nasdaq: QMAR).

        Entities affiliated with our founder and chief executive officer currently own drybulk carriers, and may in the future seek to acquire additional drybulk carriers. One or more of these vessels may be managed by Allseas and may compete with the vessels in our fleet. Currently, Allseas manages five drybulk vessels that are not part of our fleet. Mr. Bodouroglou and entities affiliated with him, including Allseas, might be faced with conflicts of interest with respect to their own interests and their obligations to us. Mr. Bodouroglou has entered into an agreement with us pursuant to which he and the entities which he controls will grant us a right of first refusal on any drybulk carrier that these entities may acquire in the future.

Properties

        We lease office space in Athens, Greece, from our founder and chief executive officer or from Allseas. The initial term of our lease is one year. We believe that the rate of our lease (7,200 Euros per year) is no greater than would be paid to a third party in an arm's length transaction.

Environmental and Other Regulations

        Government regulation significantly affects the ownership and operation of our vessels. We are subject to international conventions, national, state and local laws and regulations in force in the countries in which our vessels may operate or are registered.

        A variety of government and private entities subject our vessels to both scheduled and unscheduled inspections. These entities include the local port authorities (United States Coast Guard, harbor master or equivalent), classification societies, flag state administrations (country of registry) and charterers, particularly terminal operators. Certain of these entities require us to obtain permits, licenses, certificates and financial assurances for the operation of our vessels. Failure to maintain necessary permits, approvals or assurances could require us to incur substantial costs or temporarily suspend the operation of one or more of our vessels.

        We believe that the heightened level of environmental and quality concerns among insurance underwriters, regulators and charterers is leading to greater inspection and safety requirements on all vessels and may accelerate the scrapping of older vessels throughout the drybulk shipping industry. Increasing environmental concerns have created a demand for vessels that conform to the stricter environmental standards. We are required to maintain operating standards for all of our vessels that emphasize operational safety, quality maintenance, continuous training of our officers and crews and compliance with United States and international regulations. We believe that the operation of our vessels will be in substantial compliance with applicable environmental conventions, laws and regulations applicable to us as of the date of this registration statement. However, modified or new conventions, laws and regulations may be adopted that could adversely affect our ability to operate our vessels.

International Maritime Organization

        The United Nation's International Maritime Organization, or IMO, has negotiated international conventions that impose liability for oil pollution in international waters and a signatory's territorial waters. In September 1997, the IMO adopted Annex VI to the International Convention for the Prevention of Pollution from Ships to address air pollution from ships. Annex VI was ratified in May 2004, and became effective in May 2005. Annex VI set limits on sulfur oxide and nitrogen oxide emissions from ship exhausts and prohibits deliberate emissions of ozone depleting substances, such as chlorofluorocarbons. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions. Allseas has informed us that a plan to conform with the Annex VI regulations is in place and we believe we are in substantial compliance with Annex VI. Compliance with these regulations could require the installation of expensive emission control systems and could have an adverse financial impact on the operation of our vessels.

        The operation of our vessels is also affected by the requirements set forth in the IMO's Management Code for the Safe Operation of Ships and Pollution Prevention, or ISM Code. The ISM Code requires ship owners and bareboat charterers to develop and maintain an extensive "Safety Management System" that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The failure of a ship owner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports. As of the date of this prospectus, each of our vessels is ISM code-certified. However, there can be no assurance that these certifications will be maintained indefinitely.

The United States Oil Pollution Act of 1990

        The United States Oil Pollution Act of 1990, or OPA, established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all owners and operators whose vessels trade in the United States, its territories and possessions or whose vessels operate in United States waters, which includes the United States' territorial sea and its two hundred nautical mile exclusive economic zone.

        Under OPA, vessel owners, operators and bareboat charterers are "responsible parties" and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels. OPA defines these other damages broadly to include:

  •
  natural resources damage and the costs of assessment thereof;

  •
  real and personal property damage;

  •
  net loss of taxes, royalties, rents, fees and other lost revenues;

  •
  lost profits or impairment of earning capacity due to property or natural resources damage; and

  •
  net cost of public services necessitated by a spill response, such as protection from fire, safety or health hazards, and loss of subsistence use of natural resources.

        Under amendments to OPA that became effective on July 11, 2006, the liability of responsible parties is limited to the greater of $950 per gross ton or $0.8 million per drybulk vessel that is over 300 gross tons (subject to possible adjustment for inflation). These limits of liability do not apply if an incident was directly caused by violation of applicable United States federal safety, construction or operating regulations or by a responsible party's gross negligence or willful misconduct, or if the responsible party fails or refuses to report the incident or to cooperate and assist in connection with oil removal activities.

        We currently maintain pollution liability coverage insurance in the amount of $1 billion per incident for each of our vessels. If the damages from a catastrophic spill were to exceed our insurance coverage it could have an adverse effect on our business and results of operation.

        OPA requires owners and operators of vessels to establish and maintain with the United States Coast Guard evidence of financial responsibility sufficient to meet their potential liabilities under the OPA. Current United States Coast Guard regulations require evidence of financial responsibility in the amount of $900 per gross ton for non-tank vessels, which includes the OPA limitation on liability of $600 per gross ton and the United States Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, liability limit of $300 per gross ton. We expect the United States Coast Guard to increase the amounts of financial responsibility to reflect the July 2006 increases in liability. Under the regulations, vessel owners and operators may evidence their financial responsibility by showing proof of insurance, surety bond, self-insurance or guaranty. Under OPA, an owner or operator of a fleet of vessels is required only to demonstrate evidence of financial responsibility in an amount sufficient to cover the vessels in the fleet having the greatest maximum liability under OPA.

        The United States Coast Guard's regulations concerning certificates of financial responsibility provide, in accordance with OPA, that claimants may bring suit directly against an insurer or guarantor that furnishes certificates of financial responsibility. In the event that such insurer or guarantor is sued directly, it is prohibited from asserting any contractual defense that it may have had against the responsible party and is limited to asserting those defenses available to the responsible party and the defense that the incident was caused by the willful misconduct of the responsible party. Certain organizations, which had typically provided certificates of financial responsibility under pre-OPA laws, including the major protection and indemnity organizations, have declined to furnish evidence of insurance for vessel owners and operators if they are subject to direct actions or are required to waive insurance policy defenses.

        The United States Coast Guard's financial responsibility regulations may also be satisfied by evidence of surety bond, guaranty or by self-insurance. Under the self-insurance provisions, the ship owner or operator must have a net worth and working capital, measured in assets located in the United States against liabilities located anywhere in the world, that exceeds the applicable amount of financial responsibility. We have complied with the United States Coast Guard regulations by providing a certificate of responsibility from third party entities that are acceptable to the United States Coast Guard evidencing sufficient self-insurance.

        OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, and some states have enacted legislation providing for unlimited liability for oil spills. In some cases, states, which have enacted such legislation, have not yet issued implementing regulations defining vessels owners' responsibilities under these laws. We intend to comply with all applicable state regulations in the ports where our vessels call.

The United States Clean Water Act

        The U.S. Clean Water Act, or CWA, prohibits the discharge of oil or hazardous substances in navigable waters and imposes strict of September 30, 2008 and directing EPA to develop a system for regulating all discharges from vessels by that date liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and compliments the remedies available under OPA and CERCLA.

        Currently, under U.S. Environmental Protection Agency, or EPA, regulations that have been in place since 1978, vessels are exempt from the requirement to obtain CWA permits for the discharge in U.S. ports of ballast water and other substances incidental to their normal operation. However, on March 30, 2005, the United States District Court for the Northern District of California ruled in Northwest Environmental Advocate v. EPA, 2005 U.S. Dist. LEXIS 5373, that EPA exceeded its authority in creating an exemption for ballast water. On September 18, 2006, the court issued an order invalidating the blanket exemption in EPA's regulations for all discharges incidental to the normal operation of a vessel as. Under the court's ruling, owners and operators of vessels visiting U.S. ports would be required to comply with the CWA permitting program to be developed by EPA or face penalties. Although EPA will likely appeal this decision, if the court's order is ultimately upheld, we will incur certain costs to obtain CWA permits for our vessels, although we do not expect that these costs would be material.

Other Environmental Initiatives

        The European Union is considering legislation that will affect the operation of vessels and the liability of owners for oil pollution. It is difficult to predict what legislation, if any, may be promulgated by the European Union or any other country or authority.

        The U.S. National Invasive Species Act, or NISA, was enacted in 1996 in response to growing reports of harmful organisms being released into U.S. ports through ballast water taken on by ships in foreign ports. The United States Coast Guard adopted regulations under NISA in July 2004 that impose mandatory ballast water management practices for all vessels equipped with ballast water tanks entering U.S. waters. These requirements can be met by performing mid-ocean ballast exchange, by retaining ballast water on board the ship, or by using environmentally sound alternative ballast water management methods approved by the United States Coast Guard. (However, mid-ocean ballast exchange is mandatory for ships heading to the Great Lakes or Hudson Bay, or vessels engaged in the foreign export of Alaskan North Slope crude oil.) Mid-ocean ballast exchange is the primary method for compliance with the United States Coast Guard regulations, since holding ballast water can prevent ships from performing cargo operations upon arrival in the United States, and alternative methods are still under development. Vessels that are unable to conduct mid-ocean ballast exchange due to voyage or safety concerns may discharge minimum amounts of ballast water (in areas other than the Great Lakes and the Hudson River), provided that they comply with recordkeeping requirements and document the reasons they could not follow the required ballast water management requirements. The United States Coast Guard is developing a proposal to establish ballast water discharge standards, which could set maximum acceptable discharge limits for various invasive species, and/or lead to requirements for active treatment of ballast water.

        At the international level, the IMO adopted an International Convention for the Control and Management of Ships' Ballast Water and Sediments, or the BWM Convention, in February 2004. The BWM Convention's implementing regulations call for a phased introduction of mandatory ballast water exchange requirements (beginning in 2009), to be replaced in time with mandatory concentration limits. The BWM Convention will not enter into force until 12 months after it has been adopted by 30 states, the combined merchant fleets of which represent not less than 35% of the gross tonnage of the world's merchant shipping.

Vessel Security Regulations

        Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the Maritime Transportation Security Act of 2002, or the MTSA, came into effect. To implement certain portions of the MTSA, in July 2003, the United States Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. Similarly, in December 2002, amendments to the International Convention for the Safety of Life at Sea, or SOLAS, created a new chapter of the convention dealing specifically with maritime security. The new chapter came into effect in July 2004 and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the newly created International Ship and Port Facilities Security Code or ISPS Code. Among the various requirements are:

  •
  on-board installation of automatic information systems, or AIS, to enhance vessel-to-vessel and vessel-to-shore communications;

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  on-board installation of ship security alert systems;

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  the development of vessel security plans; and

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  compliance with flag state security certification requirements.

        The United States Coast Guard regulations, intended to align with international maritime security standards, exempt non-United States vessels from MTSA vessel security measures provided such vessels have on board a valid International Ship Security Certificate, or ISSC, that attests to the vessel's compliance with SOLAS security requirements and the ISPS Code. We have implemented the various security measures addressed by the MTSA, SOLAS and the ISPS Code.

Inspection by Classification Societies

        Every seagoing vessel must be "classed" by a classification society. The classification society certifies that the vessel is "in class," signifying that the vessel has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel's country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned.

        The classification society also undertakes on request other surveys and checks that are required by regulations and requirements of the flag state. These surveys are subject to agreements made in each individual case or to the regulations of the country concerned.

        For maintenance of the class, regular and extraordinary surveys of hull, machinery, including the electrical plant, and any special equipment classed are required to be performed as follows:

  •
  Annual Surveys. For seagoing ships, annual surveys are conducted for the hull and the machinery, including the electrical plant and where applicable for special equipment classed, at intervals of 12 months from the date of commencement of the class period indicated in the certificate.

  •
  Intermediate Surveys. Extended annual surveys are referred to as intermediate surveys and typically are conducted two and one-half years after commissioning and each class renewal. Intermediate surveys may be carried out on the occasion of the second or third annual survey.

  •
  Class Renewal Surveys. Class renewal surveys, also known as special surveys, are carried out for the ship's hull, machinery, including the electrical plant and for any special equipment classed, at the intervals indicated by the character of classification for the hull. At the special survey the vessel is thoroughly examined, including audio-gauging to determine the thickness of the steel structures. Should the thickness be found to be less than class requirements, the classification society would prescribe steel renewals. The classification society may grant a one year grace period for completion of the special survey. Substantial amounts of money may have to be spent for steel renewals to pass a special survey if the vessel experiences excessive wear and tear. In lieu of the special survey every four or five years, depending on whether a grace period was granted, a ship owner has the option of arranging with the classification society for the vessel's hull or machinery to be on a continuous survey cycle, in which every part of the vessel would be surveyed within a five year cycle. At an owner's application, the surveys required for class renewal may be split according to an agreed schedule to extend over the entire period of class. This process is referred to as continuous class renewal.

        All areas subject to survey as defined by the classification society are required to be surveyed at least once per class period, unless shorter intervals between surveys are prescribed elsewhere. The period between two subsequent surveys of each area must not exceed five years.

        Most vessels are also drydocked every 30 to 36 months for inspection of the underwater parts and for repairs related to inspections. If any defects are found, the classification surveyor will issue a "recommendation" which must be rectified by the ship owner within prescribed time limits.

        Most insurance underwriters make it a condition for insurance coverage that a vessel be certified as "in class" by a classification society which is a member of the International Association of Classification Societies. All our vessels are certified as being "in class" by Lloyd's Register of Shipping. All new and secondhand vessels that we purchase must be certified prior to their delivery under our standard purchase contracts and memorandum of agreement. If the vessel is not certified on the date of closing, we have no obligation to take delivery of the vessel.

Risk of Loss and Liability Insurance

General

        The operation of any drybulk vessel includes risks such as mechanical failure, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. OPA, which imposes virtually unlimited liability upon owners, operators and demise charterers of vessels trading in the United States exclusive economic zone for certain oil pollution accidents in the United States, has made liability insurance more expensive for ship owners and operators trading in the United States market.

        We maintain hull and machinery insurance, war risks insurance, protection and indemnity cover, loss of hire insurance, increased value insurance and freight, demurrage and defense cover for our fleet in amounts that we believe to be prudent to cover normal risks in our operations. However, we may not be able to achieve or maintain this level of coverage throughout a vessel's useful life. Furthermore, while we believe that the insurance coverage that we will obtain is adequate, not all risks can be insured, and there can be no guarantee that any specific claim will be paid, or that we will always be able to obtain adequate insurance coverage at reasonable rates.

Hull & Machinery and War Risks Insurance

        We maintain marine hull and machinery and war risks insurance, which covers the risk of actual or constructive total loss, for all of our vessels. Our vessels are covered up to at least fair market value with deductibles of between $100,000 and $125,000 per vessel per incident. We also maintain increased value coverage for each of our vessels. Under this increased value coverage, in the event of total loss of a vessel, we will be entitled to recover amounts not recoverable under the hull and machinery policy that we have entered into due to under-insurance.

Protection and Indemnity Insurance

        Our protection and indemnity insurance is provided by P&I Associations, which insures our third party liabilities in connection with our shipping activities. This includes third-party liability and other related expenses resulting from the injury or death of crew, passengers and other third parties, the loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property, pollution arising from oil or other substances and salvage, towing and other related costs, including wreck removal. Protection and indemnity insurance is a form of mutual indemnity insurance, extended by protection and indemnity mutual associations, or "clubs." Subject to the "capping" discussed below, our coverage, except for pollution, will be unlimited.

        The protection and indemnity insurance coverage that we have in place for pollution is $1 billion per vessel per incident. The fourteen P&I Associations that comprise the International Group insure approximately 90% of the world's commercial tonnage and have entered into a pooling agreement to reinsure each association's liabilities. As a member of a P&I Association, which is a member of the International Group, we will be subject to calls payable to the associations based on the group's claim records as well as the claim records of all other members of the individual associations and members of the pool of P&I Associations comprising the International Group.

Legal Proceedings

        To our knowledge, we are not currently a party to any material lawsuit that, if adversely determined, would have a material adverse effect on our financial position, results of operations or liquidity. As such, we do not believe that pending legal proceedings, taken as a whole, should have any significant impact on our financial statements. From time to time in the future we may be subject to legal proceedings and claims in the ordinary course of business, principally personal injury and property casualty claims. Those claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources. We have not been involved in any legal proceedings which may have, or have had a significant effect on our financial position, results of operations or liquidity, nor are we aware of any proceedings that are pending or threatened which may have a significant effect on our financial position, results of operations or liquidity.

Exchange Controls

        Under Marshall Islands law, there are currently no restrictions on the export or import of capital, including foreign exchange controls or restrictions that affect the remittance of dividends, interest or other payments to non-resident holders of our Class A Common Shares.

Senior Secured Credit Facility

        We have entered into a senior secured credit facility with HSH Nordbank AG for an amount of $109.5 million, of which we drew down an amount of $108.25 million. The senior secured credit facility has a term of 3.5 years from the initial draw down date, and the amounts we draw under the senior secured credit facility are repayable in one balloon installment that will become due 3.5 years from the initial draw down date of December 21, 2006. The senior secured credit facility is secured by a first priority mortgage on our vessels as well as a first assignment of all earnings, insurances and cross default with each of our vessel owning subsidiaries.

        Conditions for draw down include that the vessel maintain a flag and class acceptable to the lender, that the vessel be owned by a wholly owned subsidiary of ours, and that each vessel has a period employment in place with a reputable charterer with a minimum duration of 11 months to 13 months to cover operational expenses and debt service.

        The senior secured credit facility contains financial covenants requiring us, among other things, to ensure that:

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  the ratio of total debt on the mortgaged vessels to EBITDA shall be not greater than 5.00 to 1.00;

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  we maintain a market adjusted net worth of at least $50.0 million;

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  we and our subsidiaries at all times maintain cash equivalents in an amount of no less than $0.5 million per vessel;

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  the ratio of indebtedness to total capitalization shall not be greater than 0.70 to 1.00;

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  the aggregate average fair market value of our vessels securing the senior secured credit facility be not less than 140% of the aggregate outstanding amount under the facility; in case of a dividend declaration the fair market value shall not be less than 145%.

        In addition, the senior secured credit facility contains covenants requiring us to maintain adequate insurance coverage and to obtain the lender's consent before we change the flag, class or management of a vessel, or enter into a new line of business. The senior secured credit facility also includes customary events of default, including those relating to a failure to pay principal or interest, a breach of covenant, representation and Warranty, a cross-default to other indebtedness and non-compliance with security documents.

        Our senior secured credit facility does not prohibit us from paying dividends so long as an event of default has not occurred and we are not, and after giving effect to the payment of the dividend would not be, in breach of a covenant.

MANAGEMENT

Directors and Executive Officers

        Set forth below are the names, ages and positions of our directors and executive officers. Our board of directors is elected annually, and each director elected holds office for a three year term or until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal or the earlier termination of his term of office. The initial term of office of each director is follows: Ian Davis and George Skrimizeas will serve for a term expiring at the 2007 annual meeting of the shareholders, Nigel Cleave and Bruce Ogilvy will serve for a term expiring at the 2008 annual meeting of shareholders, and Michael Bodouroglou will serve for a term expiring at the 2009 annual meeting of the shareholders. Officers are elected from time to time by vote of our board of directors and hold office until a successor is elected. The business address for each director and executive officer is c/o Paragon Shipping Inc., Voula Center, 102-104 V. Pavlou Street, Voula 16673, Athens, Greece.

Name	Age	Position
Michael Bodouroglou	51	Chairman and Chief Executive Officer
George Skrimizeas	41	Chief Operating Officer and Director
Christopher J. Thomas	47	Chief Financial Officer
Anthony Smith	36	Commercial Development Officer
Nigel D. Cleave	48	Director
Bruce Ogilvy	63	Director
Ian Charles Davis	54	Director

        Biographical information with respect to each of our directors and executive officers is set forth below.

        Michael Bodouroglou has been our chairman and chief executive officer since June 2006. Mr. Bodouroglou has co-founded and co-managed an independent shipping group since 1993 and has served as co-managing director of Eurocarriers and Allseas, which he co-founded, since 1994 and 2000, respectively. Mr. Bodouroglou disposed of his interest in Eurocarriers in September 2006. Prior to founding Eurocarriers, Mr. Bodouroglou served from 1984 to 1992 as technical superintendent for Thenamaris (Ships Management) Inc., where he was responsible for all technical matters of a product tanker fleet. Mr. Bodouroglou served as technical superintendent for Manta Line, a dry cargo shipping company, in 1983 and as technical superintendent for Styga Compania Naviera, a tanker company, from 1981 to 1983. Mr. Bodouroglou graduated from the University of Newcastle-upon-Tyne in the United Kingdom with a Bachelor of Science in Marine Engineering, with honors, in 1977, and received a Masters of Science in Naval Architecture in 1978. Mr. Bodouroglou is a member of the Cayman Islands Shipowners' Advisory Council and is also a member of the Board of Academic Entrepreneurship of the Free University of Varna, Bulgaria.

        George Skrimizeas has been our executive director and chief operating officer since June 2006. Mr. Skrimizeas has been general manager of Allseas since May 2006. From 1996 to 2006, Mr. Skrimizeas has held various positions in Allseas, Eurocarriers and their affiliates, including general manager, accounts and human resources manager, and finance and administration manager. Mr. Skrimizeas worked as account manager for ChartWorld Shipping from 1995 to 1996 and as accounts and administration manager for Arktos Investments Inc. from 1994 to 1995. From 1988 to 1994, Mr. Skrimizeas was accounts and administration manager for Candia Shipping Co. S.A. and accountant and chief accounting officer—deputy human resources manager in their Athens, Romania, Hong Kong and London offices. Mr. Skrimizeas received his Bachelor of Science degree in Business Administration from the University of Piraeus, Greece in 1988 and completed the coursework necessary to obtain his Masters of Science in Finance from the University of Leicester, in the United Kingdom, in 2002. Mr. Skrimizeas is a member of the Hellenic Chamber of Economics and the Association of Chief Executive Officers.

        Christopher J. Thomas has been our chief financial officer since October 2006. Prior to joining us, Mr. Thomas served as director, vice president, treasurer and chief financial officer of DryShips Inc., a Nasdaq-listed drybulk company. Since November 2001, Mr. Thomas has been an independent financial consultant to numerous international shipowning and operating companies. Mr. Thomas is also on the board of directors of TOP Tankers Inc., which is a publicly listed company with securities registered under the Exchange Act. From 1999 to 2004, Mr. Thomas was the chief financial officer and a director of Excel Maritime Carriers Ltd. which is also a publicly traded company currently listed on the New York Stock Exchange. Prior to joining Excel, he was Financial Manager of Cardiff Marine Inc. Mr. Thomas holds a degree in Business Administration from Crawley University, England.

        Anthony Smith has served as our commercial development officer since June 2006. Prior to joining us, Mr. Smith worked as a chartering broker for Allseas since 2002 where he was responsible for negotiations with charterers and preparing market reports and research analysis for potential vessel acquisitions and sales. Between 2000 and 2002 Mr. Smith worked as a chartering broker for Nasta Chartering Multi Trading a ship management company. Between 1996 and 2000 Mr. Smith worked for Southern Maritime as a competitive broker. Prior to working for Southern Maritime, Mr. Smith was employed by Adriatic Tankers Shipping Co., who managed between 35 and 105 vessels during Mr. Smith's employment with the Company. Mr. Smith served as a chartering manager at Adriatic between 1993 and 1995. Prior to becoming a chartering manager, Mr. Smith served as a chartering broker from 1988 to 1993.

        Nigel D. Cleave is a non-executive director. In 2006, Mr Cleave was appointed chief executive officer of Epic Ship Management Limited, a ship management company engaged in the provision of a complete range of ship management services on behalf of an international clientele base, with offices located in Cyprus, Singapore, Germany, the U.K. and the Philippines. Prior to this, Mr Cleave served as group managing director of Dobson Fleet Management Limited from 1993 to 2006, a ship management company based in Cyprus and, prior to his position at Dobson, Mr. Cleave was the deputy general manager for Hanseatic Shipping Company Limited from 1991 to 1993. From 1988 to 1991, Mr. Cleave held fleet operation roles with PPI Lines, including that of fleet operations manager. From 1975 to 1986, Mr. Cleave held various positions at The Cunard Steamship Company plc, including navigation cadet officer, third officer, second officer, financial and planning assistant, assistant to the group company secretary and assistant operations manager. Mr. Cleave graduated from the Riversdale College of Technology in the United Kingdom with an O.N.C. in Nautical Science in 1979. Mr. Cleave is a board member of the Marine Shipping Mutual Insurance Company Limited, and is the Chairman of the Cayman Islands Shipowners' Advisory Council. Mr. Cleave is a Fellow of the Chartered Institute of Shipbrokers, acts as a Member of the Cyprus Committee of Germanischer Lloyd and the Cyprus Technical Committee of DnV (both being advisory committees covering technical related issues with the Classification Society). Mr. Cleave also serves as the Chairman of the Mission to Seafarers Cyprus Branch.

        Bruce Ogilvy is a non-executive director. From 2003 to 2005 Mr. Ogilvy served as a consultant to Stelmar Tankers (Management) Ltd. and from 1992 to 2002, he was managing director of Stelmar Tankers (U.K.) Ltd., a subsidiary of Stelmar Tankers (Management) Ltd., through which the group's commercial business, including chartering and sale and purchase activities, were carried out. In 1992, Mr. Ogilvy joined Stelios Haj-Ioannou to form Stelmar Tankers (Management) Ltd., and served on its board of directors from its inception to 2003. During his ten years with Stelmar Tankers (Management) Ltd., Stelmar Shipping Ltd. completed an initial public offering on the New York Stock Exchange in 2001 and a secondary listing in 2002. Prior to his association with Stelmar Tankers (Management) Ltd., Mr. Ogilvy served in various capacities, including chartering and sale and purchase activities with Shell International. Mr. Ogilvy graduated from Liverpool University, in the United

Kingdom, in 1963 with a degree as Ship Master. Mr. Ogilvy served on the Council of Intertanko, an industry body that represents the interests of independent tanker owners, since 1994 and on its Executive Board from 2003 until 2005. Mr. Ogilvy has been an active member of the Chartered Institute of Shipbrokers for nearly 30 years. He served as Chairman of the London Branch from 1999 to 2001 and currently serves as Chairman of the Institute.

        Ian Charles Davis is a non-executive director. From 2004 to 2006 Mr. Davis served as chief financial officer of Pacific Star International Holding Company Limited, or Pacific Star, which is currently Greece's ninth largest independent shipping group by deadweight tonnage. While at Pacific Star, Mr. Davis was responsible for the negotiation, documentation and administration of approximately $650 million of on balance sheet finance. Between 2002 and 2004, Mr. Davis served as a shipping advisor to Hamburgische Landesbank, or HLB, London. While at HLB, Mr. Davis recruited to take over responsibility for approximately U.S. $1 billion portfolio extended to the Greek market. From 2000 to 2002, Mr. Davis served as the head of Clarkson Financial Services Limited where as head of the financial services team he completed successful transactions of approximately $500 million. Between 1996 and 2000, Mr. Davis served as managing director of HDS Shipping Limited, or HDS. At HDS, Mr. Davis arranged deals in both the high-yield bond market and initial public offerings. Prior to working at HDS, Mr. Davis was a partner at Daniel Steward & Company whose clients included entities such as British Aerospace and Sunrise Asian Radio along with large shipping clients such as Anangel-American Shipholdings and Essar Shipping Ltd. Mr. Davis has held various other positions in the shipping industry. Mr. Davis graduated from Christ's College Cambridge in the United Kingdom in 1974, first class honors. Mr. Davis was a research scholar in Ancient History between 1974 and 1977.

Committees of the Board of Directors

        The majority of our board of directors is independent. We have established an audit committee comprised of three members, all of whom are independent, which is responsible for reviewing our accounting controls and recommending to the board of directors the engagement of our outside auditors. The members of the audit committee are Nigel Cleave, Bruce Ogilvy and Ian Davis. Mr. Davis serves as the chairman of our audit committee.

        The audit committee is responsible for assisting our Board of Directors with its oversight responsibilities regarding the integrity of our financial statements, our compliance with legal and regulatory requirements, independent registered public accounting firm's qualifications and independence; and the performance of our internal audit function and independent registered public accounting firm. The board of directors has determined that Mr. Ian Davis qualifies as an "audit committee financial expert" within the meaning of regulations adopted by the Commission.

Compensation of Directors and Senior Management

        We expect that the aggregate compensation that we will pay members of our senior management in 2007 will be approximately $1,410,000. This amount does not reflect additional amounts that may be paid to certain of our senior executive officers upon the completion of a successful public offering resulting in gross proceeds to us of at least $50 million. We have paid aggregate compensation of approximately $240,000 to members of our senior management in 2006. Each of our non-employee directors will receive annual compensation in the aggregate amount of $30,000 per year, plus reimbursements for actual expenses incurred while acting their capacity as a director. We do not have a retirement plan for our officers or directors.

Equity Incentive Plan

        We have adopted an equity incentive plan, which we refer to as the plan, under which our officers, key employees and directors will be eligible to receive options to acquire shares of our Class A

Common Shares. We have reserved a total of 1,500,000 shares of Class A Common Shares for issuance under the plan. Our board of directors will administer the plan. Under the terms of the plan, our board of directors are able to grant new options exercisable at a price per Class A Common Share to be determined by our board of directors but in no event less than fair market value of the Class A Common Share as of the date of grant. The plan also permits our board of directors to award restricted stock, restricted stock units, stock appreciation rights and unrestricted stock. All options will expire ten years from the date of the grant. The plan will expire ten years from the completion of this offering.

        Upon the completion of our private placement in November 2006, we granted our founder and chief executive officer options to purchase an aggregate of 500,000 Class A Common Shares. Of these options, 250,000 vested immediately upon the closing of the private placement, and the balance will vest upon the completion of a qualified public offering. We also granted our other executive officers and directors options to purchase an aggregate of 70,000 of our Class A Common Shares, which vest ratably of four year from the date of grant. All of the options granted at the closing of the private placement have an exercise price of $12.00 per Class A Common Share.

        In addition, we granted an aggregate of 40,000 restricted Class A Common Shares to our executive officers and directors, other than our chief executive officer, and to employees of Allseas upon the completion of the initial closing of our private placement in November 2006, which also vest ratably over four years.

Employment and Consulting Agreements

        We have entered into employment agreements with each of our founder and chief executive officer, Michael Bodouroglou, our chief operating officer, George Skrimizeas and our chief financial officer, Christopher Thomas for work performed in Greece and separate consulting agreements with companies owned by each of them for work performed outside of Greece.

        In addition, our founder and chief executive officer, Michael Bodouroglou, has entered into a letter agreement with us which includes a provision requiring Mr. Bodouroglou to use commercially reasonable efforts to cause each company controlled by Mr. Bodouroglou to allow us to exercise a right of first refusal to acquire any drybulk carrier, after Mr. Bodouroglou or an affiliated entity of his enters into an agreement that sets forth terms upon which he or it would acquire a drybulk carrier. Pursuant to this letter agreement, Mr. Bodouroglou will notify a committee of our independent directors of any agreement that he or an affiliated entity has entered into to purchase a drybulk carrier and will provide the committee of our independent directors a seven calendar day period in respect of a single vessel transaction, or a 14 calendar day period in respect of a multi-vessel transaction, from the date that he delivers such notice to our audit committee, within which to decide whether or not to accept the opportunity and nominate a subsidiary of ours to purchase the vessel or vessels, before Mr. Bodouroglou will accept the opportunity or offer it to any of his other affiliates. The opportunity offered to us will be on no less favorable terms than those offered to Mr. Bodouroglou and his affiliates. A committee of our independent directors will require a simple majority vote to accept or reject this offer. It is noted that in addition to the two vessels that we have agreed to acquire from entities affiliated with Michael Bodouroglou, entities also affiliated with Mr. Bodouroglou currently own or operate five additional vessels that will also be offered to us in accordance with the procedures set forth above. Because these five vessels were built between 1979 and 1987, they do not meet the age characteristics that we will seek to maintain for our fleet. As a result we do not expect that the committee of our independent directors will exercise our right of first refusal over any of these vessels.

        Notwithstanding the above, Mr. Bodouroglou intends to utilize the company as his main investment vehicle in the drybulk shipping sector.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        The following table sets forth information regarding the owners of more than five percent of our common shares, including common shares held as a component of our Units, outstanding as of May 4, 2007. All of our shareholders, including the shareholders listed in this table, are entitled to one vote for each Class A Common Share held, including Class A Common Shares held as a component of our Units. Our Class B Common Shares do not have voting rights but will convert into Class A Common Shares on a one-for-one basis at the end of the subordination period, to the extent not surrendered in connection with certain defaults under the registration rights agreement.

Title of Class	Identity of Person or Group	Shares Owned		Percent of Class	Shares Owned After Offering	Percent of Class after Offering
Units, consisting of one Class A Common Share, par value $0.001 per share, and one-fifth of one Warrant	Michael Bodouroglou(1)	2,250,000	(2)	19.5%	2,500,000	19.5%
	Trafelet Capital Management, LP(3)	3,000,000	(2)	26.0%	—	—%
	Citigroup Global Markets Inc.(4)	2,000,000	(2)	17.3%	—	—%
	Silver Point Capital Fund, LP(5)	525,000	(2)	4.5%	—	—%
	Silver Point Capital Offshore Fund Ltd(6)	725,000	(2)	6.3%	—	—%
	Kenmont Investment Management L.P.(7)	1,000,000	(2)	8.7%	—	—%
Class B Common Shares, par value $.001 per share	Michael Bodouroglou(8)	2,003,288		100.0%	2,003,288	100.0%

(1)
Innovation Holdings, a company beneficially owned by our founder and chief executive officer, Mr. Michael Bodouroglou, and members of his family, owns our Class B Common Shares and owns a number of Units equal to 7% of the number of Units sold to investors in our private placement. Innovation Holdings has also purchased an aggregate of 2,250,000 Units and has been issued options to purchase an aggregate of 500,000 additional Class A Common Shares for a purchase price of $12.00 per share, of which options to purchase 250,000 Class A Common Shares are exercisable immediately. The 2,250,000 Units that were sold to Innovation Holdings did not constitute part of our private placement.

(2)
Reflects the number of Class A Common Shares owned as a component of each Unit. This number does not reflect the Class A Common Shares to be issued upon the exercise of the Warrants.

(3)
Delta Onshore, LP, a Delaware limited partnership, is the beneficial owner of 128,100 Units, Delta Institutional, LP, a Delaware limited partnership, is the beneficial owner of 1,016,100 Units, Delta Pleiades, LP, a Delaware limited partnership, is the beneficial owner of 126,600 units and Delta Offshore, Ltd., a Cayman Islands limited company (together with Delta Onshore, LP, Delta

  Institutional, LP and Delta Pleiades, LP the "Trafelet Funds") are the beneficial owners of an aggregate of 1,729,200 Units. Trafelet Capital Management, LP is the investment advisor to each of the Trafelet Funds and by virtue of such status may be deemed to be the beneficial owner of the Units held by the Trafelet Funds. Trafelet & Co LLC is the general partner of Trafelet Capital Management, LP and by virtue of such status may be deemed to be the beneficial owner of the Units held by the Trafelet Funds. Mr. Remy W. Trafelet has sole investment and voting discretion over the units and by virtue of such status may be deemed to be the beneficial owner of the Units held by the Trafelet Funds.

(4)
Citigroup Global Markets Inc. is a subsidiary of Citigroup Inc., a reporting company under the Securities Exchange Act of 1934, as amended.

(5)
Silver Point Capital Fund L.P. (the "Fund") is the beneficial owner of 525,000 Units. Silver Point Capital, L.P. is the investment manager to the Fund and by virtue of such status may be deemed to be the beneficial owner of the Units held by the Fund. Silver Point Capital Management, L.L.C. is the general partner of Silver Point Capital, L.P., and by virtue of such status may be deemed to be the beneficial owner of the Units held by the Fund. Messrs. Edward A. Mule and Robert J. O'Shea are each members of Silver Point Capital Management, L.L.C., by virtue of such status may be deemed to be the beneficial owner of the Units held by the Fund.

(6)
Silver Point Capital Offshore Fund Ltd. (the "Fund") is the beneficial owner of 725,000 Units. Silver Point Capital, L.P. is the investment manager to the Fund and by virtue of such status may be deemed to be the beneficial owner of the Units held by the Fund. Silver Point Capital Management, L.L.C. is the general partner of Silver Point Capital, L.P., and by virtue of such status may be deemed to be the beneficial owner of the Units held by the Fund. Messrs. Edward A. Mule and Robert J. O'Shea are each members of Silver Point Capital Management, L.L.C., by virtue of such status may be deemed to be the beneficial owner of the Units held by the Fund.

(7)
Kenmont Special Opportunities Master Fund, L.P., is the beneficial owner of 735,000 Units, and Man Mac Miesque 10B Ltd. (together with Kenmont Special Opportunities Master Fund, L.P., the "Kenmont Funds") is the beneficial owner of 315,000 units. Kenmont Investment Management L.P. is the investment advisor to each of the Kenmont Funds and by virtue of such status may be deemed to be the beneficial owner of the Units held by the Kenmont Funds. KIP GP, LLC is the general partner of Kenmont Investment Management L.P. and by virtue of such status may be deemed to be the beneficial owner of the Units held by the Kenmont Funds. Mr. Donald R. Kendall, Jr. has sole investment and voting discretion over the Units and by virtue of such status may be deemed to be the beneficial owner of the Units held by the Kenmont Funds.

(8)
The 2,003,288 Class B Common Shares shown in the table represent 15% of our outstanding common shares (excluding the 185,656 Class A Common Shares issued to the initial purchasers upon the closing of our private placement).

RELATED PARTY TRANSACTIONS

  Commercial and Technical Management Agreements

        We outsource the technical and commercial management of our vessels to Allseas pursuant to management agreements with an initial term of five years. Our founder and chief executive officer, Mr. Bodouroglou, is the sole shareholder and managing director of Allseas. These agreements automatically extend to successive five year terms, unless, in each case, at least one year's advance notice of termination is given by either party. We are obligated to pay Allseas a technical management fee of $650 (based on a Euro/U.S. dollar exchange rate of 1.268:1.00) per vessel per day on a monthly basis in advance, pro rata for the calendar days these vessels are owned by us. The management fee will be adjusted quarterly based on the Euro/U.S. dollar exchange rate as published by EFG Eurobank Ergasias S.A. two days prior to the end of the previous calendar quarter. The management fee will be increased on an annual basis, commencing on January 1, 2008, by reference to the official Greek inflation rate for the previous year, as published by the Greek National Statistical Office. We also pay Allseas 1.25% of the gross freight, demurrage and charter hire collected from the employment of our vessels. Allseas will also earn a fee equal to 1.0% of the purchase price of any vessel bought or sold on our behalf, calculated in accordance with the relevant memorandum of agreement.

  Acquisition of our Initial Fleet

        We purchased the Blue Seas and the Deep Seas from corporate entities controlled by our founder and chief executive officer, Mr. Bodouroglou. The purchase price that we paid for these two vessels is equal to the price paid by the affiliated seller. We also reimbursed approximately $0.40 million to those entities for pre-delivery expenses. The amount paid over and above the carrying value of these vessels in the books of our affiliated entities at the date purchased by us is treated as a deemed dividend Innovation Holdings as explained below. We purchased the remaining four vessels in our initial fleet from unaffiliated third parties. We did not pay Allseas a 1% fee with respect to our acquisition of these two vessels, although we paid Allseas a 1% fee, which is approximately $1.4 million, with respect to the acquisition of the remaining four vessels in our initial fleet.

  Registration Rights Agreement

        In connection with the Class A Common Shares and Warrants sold in the private placement, we agreed to register for resale on a shelf registration statement under the Securities Act and applicable state securities laws, up to 2,250,000 of our Class A Common Shares and 450,000 Warrants held by Innovation Holdings 12 months following the registration of our Class A Common Shares pursuant to the registration statement of which this prospectus is a part. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

  Lease of Office Space

        We lease office space in Athens, Greece. The initial term of our lease was expiring on September 30, 2006 and has been extended to September 30, 2007 at a rate of 7,200 Euros per year.

  Deemed Dividend

        The vessels purchased from our affiliated entities will be reflected in our financial statements using the historical carrying value since the transaction is between parties under common control. The amount paid for these acquisitions in excess of the carrying value on the books of our affiliated entities is treated as a deemed dividend at the date of delivery to us to Innovation Holdings.

  Compensation of Directors and Senior Management

        We expect that the aggregate compensation that we will pay members of our senior management in 2007 will be approximately $1,410,000. We have paid aggregate compensation of approximately $240,000 to members of our senior management in 2006. Each of our non-employee directors will receive annual compensation in the aggregate amount of $30,000 per year, plus reimbursements for actual expenses incurred while acting in their capacity as a director. We do not have a retirement plan for our officers or directors.

SELLING SHAREHOLDERS

        Based solely upon information furnished to us, the following table sets forth the identity and other information about the selling shareholders. Each of the selling shareholders obtained its Class A Common Shares and Warrants in our private placement completed during the fourth quarter of 2006.

        The tabular information relating to share and percent of class ownership provided in the table below assumes the exercise of each of the Company's outstanding Warrants. The tabular information below further assumes that all of the shares registered will be offered and sold by the selling shareholders, including shares received upon exercise of the Warrants.

Selling Shareholder	Shares Owned before offering	Percent of Class owned before offering	Shares that may be sold in offering	Shares owned after offering	Percent of Class after offering
Cantor Fitzgerald & Co.(1)	77,976	0.57%	77,976	—	—%
CRT Capital Group LLC(2)	77,976	0.57%	77,976	—	—%
Oppenheimer & Co. Inc.(3)	66,835	0.48%	66,835	—	—%
Delta Onshore, LP(4)	153,720	1.11%	153,720	—	—%
Delta Institutional, LP(5)	1,219,300	8.84%	1,219,300	—	—%
Delta Pleiades, LP(6)	151,800	1.10%	151,800	—	—%
Delta Offshore, Ltd.(7)	2,075,040	15.04%	2,075,040	—	—%
Citigroup Global Markets Inc.(8)	2,400,000	17.39%	2,400,000	—	—%
Silver Point Capital Fund, LP(9)	630,000	4.57%	630,000	—	—%
Silver Point Capital Offshore Fund Ltd(10)	870,000	6.31%	870,000	—	—%
Kenmont Special Opportunities Master Fund, L.P.(11)	882,000	6.39%	882,000	—	—%
Man Mac Miesque 10B Ltd.(12)	378,000	2.74%	378,000	—	—%
Bear, Stearns International Limited(13)	780,000	5.65%	780,000	—	—%
Loeb Partners Corporation(14)	480,000	3.48%	480,000	—	—%
Harbor Drive Special Situations Master Fund, Ltd.(15)	150,000	1.09%	150,000	—	—%
Professional Offshore Opportunity Fund, Ltd.(16)	120,000	0.87%	120,000	—	—%
First Rand (Ireland) Plc.(17)	120,000	0.87%	120,000	—	—%
Taylor Stirling(18)	540	0.00%	540	—	—%
Jonathan O'Herron, Sr.(19)	1,860	0.01%	1,860	—	—%
Gilman Hill Fund I LLC(20)	12,000	0.09%	12,000	—	—%
John Hancock High Yield Fund(21)	216,000	1.57%	216,000	—	—%
John Hancock Funds II High Income Fund(22)	72,000	0.52%	72,000	—	—%
John Hancock Trust High Income Trust(23)	72,000	0.52%	72,000	—	—%
Mizuho International Plc.(24)	60,000	0.43%	60,000	—	—%
Nisswa Master Fund, Ltd. (25)	30,000	0.22%	30,000	—	—%

(1)
Cantor Fitzgerald & Co., a New York general partnership, is the beneficial owner of 64,980 Units, consisting of 64,980 Class A Common Shares and Warrants to purchase 12,996 Class A Common Shares. CFS CF & Co. I Holdings, LP, a New York limited partnership, is the managing general partner of Cantor Fitzgerald & Co., and by virtue of such status may be deemed to be the beneficial owner of the Units held by Cantor Fitzgerald & Co. Cantor Fitzgerald Securities, a New York general partnership, is the managing general partner of CFS CF & Co. I Holdings, LP and by virtue of such status may be deemed to be the beneficial owner of the Units held by Cantor Fitzgerald & Co. CFLP CFS I Holdings, L.P., a Delaware limited partnership, is the managing general partner of Cantor Fitzgerald Securities and by virtue of such status may be deemed to be the beneficial owner of the Units held by Cantor Fitzgerald & Co. CFLP CFS Holdings, LLC, a Delaware limited liability company, is the managing general partner of CFLP CFS I Holdings, L.P. and by virtue of such status may be deemed to be the beneficial owner of the Units held by Cantor Fitzgerald & Co. Cantor Fitzgerald, L.P., a Delaware limited partnership, is the sole managing member of CFLP CFS Holding, LLC and by virtue of such status may be deemed to be the beneficial owner of the Units held by Cantor Fitzgerald & Co. CF Group Management, Inc., a New York corporation, is the managing general partner of Cantor Fitzgerald, L.P. and by virtue of such status may be deemed to be the beneficial owner of the Units held by Cantor Fitzgerald & Co. Howard W. Lutnick, a natural person, is the sole shareholder of

  CF Group Management, Inc. and by virtue of such status may be deemed to be the beneficial owner of the Units held by Cantor Fitzgerald & Co.

(2)
CRT Capital Group LLC is the beneficial owner of 64,980 Units, consisting of 64,980 Class A Common Shares and Warrants to purchase 12,996 Class A Common Shares. J. Christopher Young and C. Michael Vaughn Jr. are the controlling persons of CRT Capital Group LLC who have voting and dispositive power of the Units held by CRT Capital Group LLC and by virtue of such status mat be deemed to be the beneficial owners of Units held by CRT Capital Group LLC.

(3)
Oppenheimer & Co. Inc. is the beneficial owner of 55,696 Units, consisting of 55,696 Class A Common Shares and Warrants to purchase 11,139 Class A Common Shares. Oppenheimer Holdings Inc. is the ultimate parent company of Oppenheimer & Co. Inc and may be deemed to have power to direct the vote and disposition of the Units held by Oppenheimer & Co. Inc. and by virtue of such status may be deemed to be the beneficial owner of the Units held by Oppenheimer & Co. Inc. Oppenheimer Holdings Inc. is a reporting company under the Securities Exchange Act of 1934, as amended.

(4)
Delta Onshore, LP (the "Fund"), a Delaware limited partnership, is the beneficial owner of 128,100 Units, consisting of 128,100 Class A Common Shares and Warrants to purchase 25,620 Class A Common Shares. Trafelet Capital Management, LP is the investment advisor to the Fund and by virtue of such status may be deemed to be the beneficial owner of the Units held by the Fund. Trafelet & Co LLC is the general partner of Trafelet Capital Management, LP and by virtue of such status may be deemed to be the beneficial owner of the Units held by the Fund. Mr. Remy W. Trafelet has sole investment and voting discretion over the Units and by virtue of such status may be deemed to be the beneficial owner of the Units held by the Fund.

(5)
Delta Institutional, LP (the "Fund"), a Delaware limited partnership, is the beneficial owner of 1,016,100 Units, consisting of 1,016,100 Class A Common Shares and Warrants to purchase 203,220 Class A Common Shares. Trafelet Capital Management, LP is the investment advisor to the Fund and by virtue of such status may be deemed to be the beneficial owner of the Units held by the Fund. Trafelet & Co LLC is the general partner of Trafelet Capital Management, LP and by virtue of such status may be deemed to be the beneficial owner of the Units held by the Fund. Mr. Remy W. Trafelet has sole investment and voting discretion over the Units and by virtue of such status may be deemed to be the beneficial owner of the Units held by the Fund.

(6)
Delta Pleiades, LP (the "Fund"), a Delaware limited partnership, is the beneficial owner of 126,600 Units, consisting of 126,600 Class A Common Shares and Warrants to purchase 25,320 Class A Common Shares. Trafelet Capital Management, LP is the investment advisor to the Fund and by virtue of such status may be deemed to be the beneficial owner of the Units held by the Fund. Trafelet & Co LLC is the general partner of Trafelet Capital Management, LP and by virtue of such status may be deemed to be the beneficial owner of the Units held by the Fund. Mr. Remy W. Trafelet has sole investment and voting discretion over the Units and by virtue of such status may be deemed to be the beneficial owner of the Units held by the Fund.

(7)
Delta Offshore, Ltd. (the Fund), a Cayman Islands limited company, is the beneficial owner of 1,729,200 Units, consisting of 1,729,200 Class A Common Shares and Warrants to purchase 345,840 Class A Common Shares. Trafelet Capital Management, LP is the investment advisor to the Fund and by virtue of such status may be deemed to be the beneficial owner of the Units held by the Fund. Trafelet & Co LLC is the general partner of Trafelet Capital Management, LP and by virtue of such status may be deemed to be the beneficial owner of the Units held by the Fund. Mr. Remy W. Trafelet has sole investment and voting discretion over the Units and by virtue of such status may be deemed to be the beneficial owner of the Units held by the Fund.

(8)
Citigroup Global Markets Inc. is the beneficial owner of 2,000,000 Units, consisting of 2,000,000 Class A Common Shares and Warrants to purchase 400,000 Class A Common Shares. Citigroup Global Markets Inc. is a subsidiary of Citigroup Inc. Citigroup Inc. is a reporting company under the Securities Exchange Act of 1934, as amended.

(9)
Silver Point Capital Fund L.P. (the "Fund") is the beneficial owner of 525,000 Units, consisting of 525,000 Class A Common Shares and Warrants to purchase 105,000 Class A Common Shares. Silver Point Capital, L.P. is the investment manager to the Fund and by virtue of such status may be deemed to be the beneficial owner of the Units held by the Fund. Silver Point Capital Management, L.L.C. is the general partner of Silver Point Capital, L.P., and by virtue of such status may be deemed to be the beneficial owner of the Units held by the Fund. Messers. Edward A. Mule and Robert J. O'Shea are each members of Silver Point Capital Management, L.L.C., by virtue of such status may be deemed to be the beneficial owner of the Units held by the Fund.

(10)
Silver Point Capital Offshore Fund Ltd. (the "Fund") is the beneficial owner of 725,000 Units, consisting of 725,000 Class A Common Shares and Warrants to purchase 145,000 Class A Common Shares. Silver Point Capital, L.P. is the investment manager to the Fund and by virtue of such status may be deemed to be the beneficial owner of the Units held by the Fund. Silver Point Capital Management, L.L.C. is the general partner of Silver Point Capital, L.P., and by virtue of such status may be deemed to be the beneficial owner of the Units held by the Fund. Messers. Edward A. Mule and Robert J. O'Shea are each members of Silver Point Capital Management, L.L.C., by virtue of such status may be deemed to be the beneficial owner of the Units held by the Fund.

(11)
Kenmont Special Opportunities Master Fund, L.P. (the "Fund"), is the beneficial owner of 735,000 Units, consisting of 735,000 Class A Common Shares and Warrants to purchase 147,000 Class A Common Shares. Kenmont Investment Management L.P. is the investment advisor to the Fund and by virtue of such status may be deemed to be the beneficial owner of the Units held by the Fund. KIP GP, LLC is the general partner of Kenmont Investment Management L.P. and by virtue of such status may be deemed to be the beneficial owner of the Units held by the Fund. Mr. Donald R. Kendall, Jr. has sole investment and voting discretion over the Units and by virtue of such status may be deemed to be the beneficial owner of the Units held by the Fund.

(12)
Man Mac Miesque 10B Ltd. (the "Fund") is the beneficial owner of 315,000 Units, consisting of 315,000 Class A Common Shares and Warrants to purchase 63,000 Class A Common Shares. Kenmont Investment Management L.P. is the investment advisor to the Fund and by virtue of such status may be deemed to be the beneficial owner of the Units held by the Fund. KIP GP, LLC is the general partner of Kenmont Investment Management L.P. and by virtue of such status may be deemed to be the beneficial owner of the Units held by the Fund. Mr. Donald R. Kendall, Jr. has sole investment and voting discretion over the Units and by virtue of such status may be deemed to be the beneficial owner of the Units held by the Fund.

(13)
Bear, Stearns International Limited is the beneficial owner of 650,000 Units, consisting of 650,000 Class A Common Shares and Warrants to purchase 130,000 Class A Common Shares. Bear, Stearns International Limited is owned by Bear Stearns Holdings Ltd. Bear Stearns Holdings Ltd. is owned by Bear Stearns UK Holdings Ltd., which is in turn owned by The Bear Stearns Companies Inc., a publicly trade company that is listed on the New York Stock Exchange.

(14)
Loeb Partners Corporation, a Delaware corporation, is the beneficial owner of 400,000 Units, consisting of 400,000 Class A Common Shares and Warrants to purchase 80,000 Class A Common Shares. Thomas L. Kempner and Gideon J. King have sole authority to vote and to dispose of the Units, and by virtue of such authority may be deemed to be the beneficial owner, as such term is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, of the Units held by Loeb Partners Corporation.

(15)
Harbor Drive Special Situation Master Fund, Ltd. (the "Fund") is the beneficial owner of 125,000 Units, consisting of 125,000 Class A Common Shares and Warrants to purchase 25,000 Class A Common Shares. Harbor Drive Asset Management LLC is the investment manager of the Fund and by virtue of such status may be deemed to be the beneficial owner of the Units held by the Fund. CRT Capital Holdings LLC owns all the equity interests in and is the sole managing member of Harbor Drive Asset Management LLC and by virtue of such status may be deemed to be the beneficial owner of the Units held by the Fund. C. Michael Vaughn and J. Christopher Young are the two managing members, and share control of CRT Capital Holdings LLC, and by virtue of such status may be deemed to be the beneficial owner of the Units held by the Fund.

(16)
Professional Offshore Opportunity Fund, Ltd. is the beneficial owner of 100,000 Units, consisting of 100,000 Class A Common Shares and Warrants to purchase 20,000 Class A Common Shares. Messers. Howard Berger and Marc Swickle have voting and dispositive power over the Units held by Professional Offshore Opportunity Fund, Ltd. and by virtue of such status may be deemed to be the beneficial owner of the Units held by Professional Offshore Opportunity Fund, Ltd.

(17)
First Rand (Ireland) Plc. Is the beneficial owner of 100,000 Units, consisting of 100,000 Class A Common Shares and Warrants to purchase 20,000 Class A Common Shares. RMB International (UK) Ltd. is the investment manger to First Rand (Ireland) Plc. and by virtue of such status may be deemed to be the beneficial owner of the Units held by First Rand (Ireland) Plc. RMB International (UK) Ltd. is a wholly owned indirect subsidiary of, and controlled by, FirstRand Ltd, a publicly traded company that is listed on the Johannesburg Stock Exchange.

(18)
Taylor Stirling, a natural person, is the beneficial owner of 450 Units, consisting of 450 Class A Common Shares and Warrants to purchase 90 Class A Common Shares.

(19)
Jonathan O'Herron, Sr., a natural person, is the beneficial owner of 1,550 Units, consisting of 1,550 Class A Common Shares and Warrants to purchase 310 Class A Common Shares.

(20)
Gilman Hill Fund I LLC (the "Fund") is the beneficial owner of 10,000 Units, consisting of 10,000 Class A Common Shares and Warrants to purchase 2,000 Class A Common Shares. Whitney Merrill has sole authority to vote and to dispose of the Units, and by virtue of such authority may be deemed to be the beneficial owner, as such term is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, of the Units held by the Fund.

(21)
John Hancock High Yield Fund is the beneficial owner of 180,000 Units, consisting of 180,000 Class A Common Shares and Warrants to purchase 36,000 Class A Common Shares. John Hancock High Yield Fund is a registered investment company under the Investment company Act of 1940, as amended.

(22)
John Hancock Funds II High Income Fund is the beneficial owner of 60,000 Units, consisting of 60,000 Class A Common Shares and Warrants to purchase 12,000 Class A Common Shares. John Hancock Funds II High Income Fund is a registered investment company under the Investment Company Act of 1940, as amended.

(23)
John Hancock Trust High Income Trust is the beneficial owner of 60,000 Units, consisting of 60,000 Class A Common Shares and Warrants to purchase 12,000 Class A Common Shares. John Hancock Trust High Income Trust is a registered investment company under the Investment Company Act of 1940, as amended.

(24)
Mizuho International Plc is the beneficial owner of 50,000 Units, consisting of 50,000 Class A Common Shares and Warrants to purchase 10,000 Class A Common Shares. Mizuho International Plc. is an indirect majority owned subsidiary of Mizuho Financial Group Inc. and by virtue of such status Mizuho Financial Group Inc. may be deemed to be the beneficial owner of the Units held by Mizuho International Plc. Mizuho Financial Group Inc. is a publicly held reporting company under the Securities Exchange Act of 1934, as amended.

(25)
Nisswa Master Fund, Ltd. (the "Fund") is the beneficial owner of 25,000 Units, consisting of 25,000 Class A Common Shares and Warrants to purchase 5,000 Class A Common Shares. Pine River Capital Management, L.P. is the investment manager of the Fund and by virtue of such status may be deemed to be the beneficial owner of the Units held by the Fund. Mr. Brian Taylor has investment and voting discretion over the Units held by the Fund and by virtue of such status may be deemed to the beneficial owner of the Units held by the Fund.

        Citigroup Global Markets Inc., Cantor Fitzgerald & Co., CRT Capital Group LLC, Oppenheimer & Co. Inc., Loeb Partners Corporation, Bear, Stearns International Limited, John Hancock High Yield Fund, John Hancock Funds II High Income Fund, John Hancock Trust High Income Trust and Mizuho International Plc. are each a broker-dealer registered pursuant to Section 15(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or an affiliate of a broker-dealer registered under the Exchange Act. Each of the selling shareholders that is a broker-dealer or an affiliate of a broker-dealer has advised us that (i) it purchased the Units for the selling shareholder's own account in the ordinary course of business and (ii) at the time of purchase, the selling shareholder did not have any agreement or understanding, direct or indirect, with any other person to otherwise distribute the purchased Units. Each of Citigroup Global Markets Inc., Cantor Fitzgerald & Co., CRT Capital Group LLC, Oppenheimer & Co. Inc., Loeb Partners Corporation, Bear, Stearns International Limited, John Hancock High Yield Fund, John Hancock Funds II High Income Fund, John Hancock Trust High Income Trust and Mizuho International Plc. may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act. Other selling security holders and any underwriters or broker-dealers that act in connection with the sale of securities might also be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commissions received by such underwriters or broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commission under the Securities Act.

PLAN OF DISTRIBUTION

        The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their Class A Common Shares or Warrants on any stock exchange, market or trading facility on which the Class A Common Shares or Warrants are traded or in private transactions. The initial offering price for our Class A Common Shares will be $9.11 and for our Warrants will be $4.46. Once a public market is established for our Class A Common Shares and Warrants the offering price of our Class A Common Shares and our Warrants by the selling shareholders will be based on prevailing market or privately negotiated prices. The selling stockholders may use any one or more of the following methods when selling Class A Common Shares or Warrants:

  •
  ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

  •
  block trades in which the broker-dealer will attempt to sell the Class A Common Shares or Warrants as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  •
  an exchange distribution in accordance with the rules of the applicable exchange;

  •
  privately negotiated transactions;

  •
  to cover short sales made after the date that this registration statement is declared effective by the Commission;

  •
  broker-dealers may agree with the selling stockholders to sell a specified number of such Class A Common Shares or Warrants at a stipulated price per share;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted pursuant to applicable law.

        The selling stockholders may also sell Class A Common Shares or Warrants under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        In connection with sales of the Class A Common Shares or Warrants or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Class A Common Shares or Warrants in the course of hedging in positions they assume. The selling stockholders may also sell their shares of our Class A Common Shares or Warrants short and deliver Class A Common Shares or Warrants covered by a prospectus filed as part of a registration statement to close out short positions and to return borrowed Class A Common Shares or Warrants in connection with such short sales. The selling stockholders may also loan or pledge their Class A Common Shares or Warrants to broker-dealers that in turn may sell such Class A Common Shares or Warrants.

        Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

        The selling stockholders may from time to time pledge or grant a security interest in some or all of the Class A Common Shares or Warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Class A Common Shares or Warrants from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

        Upon us being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Class A Common Shares or Warrants through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of Class A Common Shares or Warrants involved, (iii) the price at which such Class A Common Shares or Warrants were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 Class A Common Shares or Warrants, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

        The selling stockholders also may transfer Class A Common Shares or Warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

        The selling stockholders and any broker-dealers or agents that are involved in selling the Class A Common Shares or Warrants may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Class A Common Shares or Warrants will be paid by the selling stockholder and/or the purchasers. Each selling stockholder has represented and warranted to us that it acquired the Class A Common Shares or Warrants subject to this registration statement in the ordinary course of such selling stockholder's business and, at the time of its purchase of such Class A Common Shares or Warrants such selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such Class A Common Shares or Warrants.

        Pursuant to a requirement by the National Association of Securities Dealers, Inc., or NASD, the maximum commission or discount to be received by any NASD member or independent broker - dealer may not be greater than eight percent (8%) of the gross proceeds received by the offeror for the sale of any securities being registered pursuant to SEC Rule 415 under the Securities Act of 1933, as amended.

        Certain of the selling stockholders are NASD members or are affiliated with NASD members. Under NASD rules, in the event such a selling stockholders or its affiliated NASD member acts as underwriter with respect to the shares offered in this prospectus and the shares owned by that selling stockholders exceed 1% of the shares offered in this offering, such shares may not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the shares owned by that selling stockholders by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of shares under the Registration Statement. The shares owned by Loeb Partners Corporation and John Hancock High Yield Fund offered under this prospectus are subject to this 180-day lock-up period, and these selling shareholders have entered into an agreement with the NASD agreeing to that effect.

        We have advised each selling stockholder that it may not use Class A Common Shares or Warrants registered on this registration statement to cover short sales of Class A Common Shares or Warrants made prior to the date on which this registration statement shall have been declared effective by the Commission. If a selling stockholder uses this prospectus for any sale of the Class A Common Shares or Warrants, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholders in connection with sales of their respective Class A Common Shares or Warrants under this registration statement.

        We are required to pay all fees and expenses incident to the registration of the Class A Common Shares or Warrants covered by this Registration Statement, but we will not receive any proceeds from the sale of the Class A Common Shares or Warrants. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF OUR CAPITAL STOCK AND WARRANTS

Class A Common Shares

        The following is a description of the material terms of our amended and restated articles of incorporation and bylaws in effect as of October 26, 2006.

Purpose

        Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Business Corporations Act of the Marshall Islands, or the BCA. Our amended and restated articles of incorporation and bylaws do not impose any limitations on the ownership rights of our shareholders.

Authorized Capital Stock

        Under our amended and restated articles of incorporation our authorized capital stock consists of 120 million Class A Common Shares, par value $0.001 per share, of which 11,497,656 shares are issued and outstanding, and five million Class B Common Shares, par value $0.001 per share, of which 2,003,288 shares are issued and outstanding, and 25 million shares of preferred stock, par value $0.001 per share, of which no shares are issued and outstanding.

  Class A Common Shares

        Each outstanding Class A Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of Class A Common Shares are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Upon our dissolution or liquidation or the sale of all or substantially all or our assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of our Class A Common Shares are entitled to receive pro rata our remaining assets available for distribution. Holders of Class A Common Shares do not have conversion, redemption or pre-emptive rights to subscribe to any of our securities. The rights, preferences and privileges of holders of Class A Common Shares are subject to the rights of the holders of any shares of preferred stock, which we may issue in the future.

        We intend to pay quarterly dividends to the holders of our Class A Common Shares in February, May, August and November of each year in amounts substantially equal to our available cash flow from operations during the previous quarter, less cash expenses for that quarter (principally vessel operating expenses and interest expense) and any reserves our board of directors determines we should maintain for reinvestment in our business. These reserves may cover, among other things, drydocking, intermediate and special surveys, liabilities and other obligations, interest expense and debt amortization, acquisitions of additional assets and working capital.

  Class B Common Shares

        None of our outstanding Class B Common Shares have voting rights. Upon our liquidation, the assets available for distribution to shareholders, if any, shall be paid to holders of our Class A Common Shares up to the full amount of their purchase price, and thereafter to holders of our Class B Common Shares in an amount equal to each Class B Common Shares' par value. Thereafter the Class B Common Shares receive no further distributions, and any remaining assets available for distribution shall be paid to the holders of the Class A Common Shares.

        Dividends will be declared on our Class B Common Shares in the same amount as on our Class A Common Shares, but will not be payable on our Class B Common Shares until the later of (i) the conversion of Class B Common Shares into Class A Common Shares and (ii) the payment date for dividends that were declared on the Class A Common Shares at the same time as dividends that were declared on the Class B Common Shares.

        Upon the earlier of a change of control as defined in our amended and restated articles of incorporation or the completion of a public offering of our Class A Common Shares that we may conduct in the futures resulting in gross proceeds to us of at least $50 million, our outstanding Class B Common Shares will be converted into Class A Common Shares on a one-for-one basis. The number of Class B Common Shares that will be converted into Class A Common Shares will be reduced by one percentage point of the aggregate outstanding Class A and Class B Common Shares (excluding the 186,656 Class A Common Shares that were issued to the initial purchasers in connection with the private placement) subject to a total reduction of up to five percentage points, or 741,954 Class B Common Shares, for each 30-day period beginning 180 days after the closing of the private placement that a registration statement relating to an exchange offer for the units sold to investors in the private placement has not been declared effective by the Commission, or in the case of a shelf registration statement, the Company has not complied with its obligation to use its commercially reasonable efforts to file and cause the shelf registration to be declared effective. Any Class B Common Shares not converted into Class A Common Shares shall be cancelled and any accrued but unpaid dividends thereon will be forfeited.

  Preferred Stock

        Our amended and restated articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

  •
  the designation of the series;

  •
  the number of shares of the series;

  •
  the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

  •
  the voting rights, if any, of the holders of the series.

  Units

        Each of our units consists of one Class A Common Share and one-fifth of one Warrant. The Class A Common Share and one-fifth of one Warrant are transferable together as a unit, and are not separately transferable until the earlier of (i) the date on which a resale registration statement concerning the units, and component Class A Common Shares and Warrants and Class A Common Shares issuable upon exercise of the Warrants is declared effective by the SEC and (ii) such earlier date as the initial purchasers may determine the Separation Date. After the Separation Date, the Class A Common Shares and the Warrants will be separately, or transferable.

  Warrants

        The following is a summary of certain provisions of our Warrants. The following summary of the terms of the Warrants does not purport to be complete and is subject to, and qualified in its entirety by reference to, the terms and provisions set forth in the Warrant agreement.

  General

        One-fifth of one Warrant was issued together with one of our Class A Common Shares in each unit offered in the private placement. Each Warrant entitles its holder to purchase one Class A Common Share at an exercise price of $10.00 per share in cash. The Warrants become exercisable upon the closing of a public offering for our Class A Common Shares that we may conduct in the future resulting in gross proceeds to us of at least $50 million, which we refer to as a qualified public offering, and may be exercised at any time thereafter until its expiration. Each Warrant will expire on November 21, 2011. In the event we consummate a qualified public offering in which the offering price per Class A Common Share is less than $10.00 per share, then the exercise price of each Warrant will be reset to the offering price per Class A Common Shares in such qualified public offering. The Warrants do not provide for cashless exercises.

        Holders of the Warrants have no right to vote on matters submitted to our shareholders and have no right to receive dividends. Holders of Warrants will not be entitled to share in our assets in the event of our liquidation, dissolution or winding up.

  Merger or Liquidation of the Company

        In the event of any merger, consolidation or other combination of the Company with another entity, provision must be made for Warrant holders to receive, upon the exercise of Warrants and in lieu of Class A Common Shares, such cash, securities or assets as would be issued or paid in respect of Class A Common Shares upon such merger, consolidation or other combination. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, upon the exercise of such Warrants, each Warrant holder shall be entitled to share, with respect to the Class A Common Shares issued upon exercise of his Warrants, equally and ratably in any cash or non-cash distributions payable to holders of Class A Common Shares. Warrant holders will not be entitled to receive payment of any such distribution until payment of the exercise price is made, and the Warrant is surrendered.

  Anti-Dilution

        The number of Class A Common Shares issuable upon exercise of a Warrant will be adjusted upon the occurrence of certain events including, without limitation, the payment of a dividend on, or the making of any distribution in respect of, capital stock of the Company, payment of which is made in:

  •
  shares of the Company's capital stock (including Class A Common Shares);

  •
  options, Warrants or rights to purchase, or securities convertible into or convertible or exercisable for, shares of common stock or other securities or property of our at an exercise price below fair market value; or

  •
  evidences of indebtedness or assets of the Company.

        An adjustment will also be made in the event of a combination, subdivision or reclassification of the Class A Common Shares. Adjustments will also be made in the event that we consummate any equity offering prior to the consummation of a qualified public offering. In addition, adjustments will be made whenever and as often as any specified event requires an adjustment to occur, provided that no adjustment will be required until such time as the adjustment would be more than one percent.

  Reservation of Shares

        We have authorized and reserved for issuance and will at all times reserve and keep available such number of Class A Common Shares as will be issuable upon the exercise of all outstanding Warrants. Such Class A Common Shares, when paid for and issued, will be duly and validly issued, fully paid and nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof.

Directors

        Our directors are elected by a plurality of the votes cast by shareholders entitled to vote. There is no provision for cumulative voting.

        Our current amended and restated bylaws require our board of directors to consist of at least three members. Following the completion of this offering, our board of directors will consist of five members. Our current amended and restated bylaws may be amended by holders of at least 70% our Class A Common Shares or by the vote of 66 2/3% of our entire board of directors.

        Each director shall be elected annually on a staggered basis, and shall serve for a three year term and until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us.

Shareholder Meetings

        Under our amended and restated bylaws, annual meetings of shareholders will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Republic of the Marshall Islands. Special meetings may be called at any time by a majority of our board of directors, the chairman of the board of directors or the president of the Company. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

Dissenters' Rights of Appraisal and Payment

        Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation and the sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.

Shareholders' Derivative Actions

        Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

        The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors' fiduciary duties. Our amended and restated articles of incorporation and bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

        Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorney's fees and disbursements and court costs) to our directors and offices and carry directors' and officers'

insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

        The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-takeover Effect of Certain Provisions of our Amended and Restated Articles of Incorporation and Bylaws

        Several provisions of our articles of incorporation and bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of us by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

  Blank Check Preferred Stock

        Under the terms of our amended and restated articles of incorporation, our board of directors has authority, without any further vote or action by our shareholders, to issue up to 25 million shares of blank check preferred stock. Our board of directors may issue shares of preferred stock on terms calculated to discourage, delay or prevent a change of control of us or the removal of our management.

  Election and Removal of Directors

        Our amended and restated articles of incorporation prohibit cumulative voting in the election of directors. Our bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our articles of incorporation also provide that our directors may be removed for cause upon the affirmative vote of not less than 66 2/3% of the outstanding shares of our capital stock entitled to vote for those directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

  Advance Notice Requirements for Shareholder Proposals and Director Nominations

        Our bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder's notice must be received at our principal executive offices not less than 120 days nor more than 180 days prior to the date on which we first mailed our proxy materials for the preceding year's annual meeting of shareholders. Our bylaws also specify requirements as to the form and content of a shareholder's notice. These provisions may impede shareholders' ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

  Classified Board of Directors

        Our amended and restated articles of incorporation provide for the division of our board of directors into three classes of directors upon the completion of this offering, with each class as nearly equal in number as possible, serving staggered three year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us. It could also delay stockholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.

  Business Combinations

        Although the BCA does not contain specific provisions regarding "business combinations" between companies organized under the laws of the Marshall Islands and "interested shareholders," we have included these provisions in our articles of incorporation. Specifically, our articles of incorporation prohibit us from engaging in a "business combination" with certain persons for three years following the date the person becomes an interested shareholder. Interested shareholders generally include:

  •
  any person who is the beneficial owner of 20% or more of our outstanding voting stock; or

  •
  any person who is our affiliate or associate and who held 20% or more of our outstanding voting stock at any time within three years before the date on which the person's status as an interested shareholder is determined, and the affiliates and associates of such person.

        Subject to certain exceptions, a business combination includes, among other things:

  •
  certain mergers or consolidations of us or any direct or indirect majority-owned subsidiary of ours;

  •
  any sale, lease, exchange, mortgage, pledge, transfer or other disposition of our assets or of any subsidiary of ours having an aggregate market value equal to 10% or more of either the aggregate market value of all of our assets, determined on a consolidated basis, or the aggregate value of all of our outstanding stock;

  •
  certain transactions that result in the issuance or transfer by us of any stock of ours to the interested shareholder;

  •
  any transaction involving us or any of our subsidiaries that has the effect of increasing the proportionate share of any class or series of stock, or securities convertible into any class or series of stock, of ours or any such subsidiary that is owned directly or indirectly by the interested shareholder or any affiliate or associate of the interested shareholder; and

  •
  any receipt by the interested shareholder of the benefit directly or indirectly (except proportionately as a shareholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through us.

These provisions of our articles of incorporation do not apply to a business combination if:

  •
  before a person became an interested shareholder, our board of directors approved either the business combination or the transaction in which the shareholder became an interested shareholder;

  •
  upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than certain excluded shares;

  •
  at or following the transaction in which the person became an interested shareholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock that is not owned by the interest shareholder;

  •
  the shareholder was or became an interested shareholder prior to the closing of this offering.

  •
  a shareholder became an interested shareholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the shareholder ceased to be an interested shareholder; and (ii) would not, at any time within the three-year period immediately prior to a business combination between us and such shareholder, have been an interested shareholder but for the inadvertent acquisition of ownership; or

  •
  the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required under our articles of incorporation which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an interested shareholder during the previous three years or who became an interested shareholder with the approval of the board; and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than one) who were directors prior to any person becoming an interested shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to:

  (i)
  a merger or consolidation of us (except for a merger in respect of which, pursuant to the BCA, no vote of our shareholders is required);

  (ii)
  a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of us or of any direct or indirect majority-owned subsidiary of ours (other than to any direct or indirect wholly-owned subsidiary or to us) having an aggregate market value equal to 50% or more of either that aggregate market value of all of our assets determined on a consolidated basis or the aggregate market value of all the outstanding shares; or

  (iii)
  a proposed tender or exchange offer for 50% or more of our outstanding voting stock.

MARSHALL ISLANDS COMPANY CONSIDERATIONS

        Our corporate affairs are governed by our articles of incorporation and bylaws and by the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. While the BCA also provides that it is to be in interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Republic of the Marshall Islands and we can not predict whether Marshall Islands courts would reach the same conclusions as courts in the United States. Thus, you may have more difficulty in protecting your interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction which has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders' rights.

Marshall Islands		Delaware
Shareholder Meetings
•	Held at a time and place as designated in the bylaws	•	May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors
•	May be held within or without the Marshall Islands	•	May be held within or without Delaware
•	Notice:	•	Notice:
•
	Whenever shareholders are required to take action at a meeting, written notice shall state the place, date and hour of the meeting and indicate that it is being issued by or at the direction of the person calling the meeting	•
Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any
•	A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting	•	Written notice shall be given not less than 10 nor more than 60 days before the meeting
Shareholders' Voting Rights
•	Any action required to be taken by meeting of shareholders may be taken without meeting if consent is in writing and is signed by all the shareholders entitled to vote	•	Shareholders may act by written consent to elect directors
•	Any person authorized to vote may authorize another person or persons to act for him by proxy	•	Any person authorized to vote may authorize another person or persons to act for him by proxy
•
	Unless otherwise provided in the articles of incorporation, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting	•
For stock corporations, certificate of incorporation or bylaws may specify the number to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum

•	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders	•	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders
•	The articles of incorporation may provide for cumulative voting in the election of directors	•	The certificate of incorporation may provide for cumulative voting
•	Any two or more domestic corporations may merge into a single corporation if approved by the board and if authorized by a majority vote of the holders of outstanding shares at a shareholder meeting	•
Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by shareholders of each constituent corporation at an annual or special meeting
•
	Any sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the corporation's usual or regular course of business, once approved by the board, shall be authorized by the affirmative vote of two-thirds of the shares of those entitled to vote at a shareholder meeting	•
Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of a corporation entitled to vote
•
	Any domestic corporation owning at least 90% of the outstanding shares of each class of another domestic corporation may merge such other corporation into itself without the authorization of the shareholders of any corporation	•
Any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of shareholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called shareholder meeting
•
	Any mortgage, pledge of or creation of a security interest in all or any part of the corporate property may be authorized without the vote or consent of the shareholders, unless otherwise provided for in the articles of incorporation	•
Any mortgage or pledge of a corporation's property and assets may be authorized without the vote or consent of shareholders, except to the extent that the certificate of incorporation otherwise provides
Directors
•	Board must consist of at least one member	•	Board must consist of at least one member
•	Number of members can be changed by an amendment to the bylaws, by the shareholders, or by action of the board	•	Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors
•
	If the board is authorized to change the number of directors, it can only do so by majority of the entire board and so long as no decrease in the number shall shorten the term of any incumbent director	•	If the number of directors is fixed by the certificate of incorporation, a change in the number shall be made only by an amendment of the certificate

•	Removal:	•	Removal:
•	Any or all of the directors may be removed for cause by vote of the shareholders	•	Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides
•	If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders	•	In the case of a classified board, shareholders may effect removal of any or all directors only for cause
Dissenters' Rights of Appraisal
•	Shareholders have a right to dissent from a merger or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares	•	Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation
•
A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:
•	Alters or abolishes any preferential right of any outstanding shares having preference; or
•	Creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares; or
•	Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or
•	Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class
Shareholder's Derivative Actions
•
	An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law	•
In any derivative suit instituted by a shareholder or a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder's stock thereafter devolved upon such shareholder by operation of law

•	Complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort	•
Other requirements regarding derivative suits have been created by judicial decision, including that a shareholder may not bring a derivative suit unless he or she first demands that the corporation sue on its own behalf and that demand is refused (unless it is shown that such demand would have been futile)
•	Such action shall not be discontinued, compromised or settled, without the approval of the High Court of the Republic of the Marshall Islands
•	Reasonable expenses including attorney's fees may be awarded if the action is successful
•
Corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the shares have a value of less than $50,000

MATERIAL U.S. AND MARSHALL ISLANDS INCOME TAX CONSIDERATIONS

        The following is a discussion of the material Marshall Islands and United States federal income tax considerations relevant to an investment decision by a U.S. Holder, and a Non-U.S. Holder, each as defined below, with respect to the Class A Common Shares and Warrants. This discussion does not purport to deal with the tax consequences of owning Class A Common Shares or Warrants to all categories of investors, some of which, such as dealers in securities, investors whose functional currency is not the United States dollar and investors that own, actually or under applicable constructive ownership rules, 10% or more of our Class A Common Shares, may be subject to special rules. This discussion deals only with holders who hold the Class A common stock and Warrants as capital assets. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under United States federal, state, local or foreign law of the ownership of Class A Common Shares and Warrants.

Marshall Islands Tax Considerations

        We are incorporated in the Republic of the Marshall Islands. Under current Marshall Islands law, we are not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by us to our shareholders.

United States Federal Income Tax Considerations

        In the opinion of Seward & Kissel LLP, the following are the material United States federal income tax consequences to us of our activities and to U.S. Holders, as defined below, of our Class A common stock and Warrants. The following discussion of United States federal income tax matters is based on the United States Internal Revenue Code of 1986, or the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the United States Department of the Treasury, all of which are subject to change, possibly with retroactive effect. This discussion is based in part upon Treasury Regulations promulgated under Section 883 of the Code, or Section 883. The discussion below is based, in part, on the description of our business as described in "Business" above and assumes that we conduct our business as described in that section. References in the following discussion to "we" and "us" are to Paragon Shipping Inc. and its subsidiaries on a consolidated basis.

United States Federal Income Taxation of Our Company

  Taxation of Operating Income: In General

        Unless exempt from United States federal income taxation under the rules discussed below, a foreign corporation is subject to United States federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement, code sharing arrangements or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as "shipping income," to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States constitutes income from sources within the United States, which we refer to as "U.S.-source shipping income."

        Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States. We are not permitted to engage in transportation that produces income which is considered to be 100% from sources within the United States.

        Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax.

        In the absence of exemption from tax under Section 883, our gross U.S.-source shipping income would be subject to a 4% tax imposed without allowance for deductions as described below.

  Exemption of Operating Income from United States Federal Income Taxation

        Under Section 883, we will be exempt from United States federal income taxation on our U.S.-source shipping income if:

  •
  we are organized in a foreign country (our "country of organization") that grants an "equivalent exemption" to corporations organized in the United States; and

        either:

  •
  more than 50% of the value of our stock is owned, directly or indirectly, by "qualified stockholders," individuals who are (i) "residents" of our country of organization or of another foreign country that grants an "equivalent exemption" to corporations organized in the United States and (ii) satisfy certain documentation requirements, which we refer to as the "50% Ownership Test," or

  •
  our Class A Common Shares are "primarily and regularly traded on an established securities market" in our country of organization, in another country that grants an "equivalent exemption" to United States corporations, or in the United States, which we refer to as the "Publicly-Traded Test."

        The Republic of the Marshall Islands, the jurisdiction where we and our ship-owning subsidiaries are incorporated, grants an "equivalent exemption" to United States corporations. Therefore, we will be exempt from United States federal income taxation with respect to our U.S.-source shipping income if we satisfy either the 50% Ownership Test or the Publicly-Traded Test.

        Due to the widely-held nature of our stock, we will have difficulty satisfying the 50% Ownership Test. Our ability to satisfy the Publicly-Traded Test is discussed below.

        The regulations define an "established securities market" to include a national securities exchange that is registered under section 6 of the Securities Act of 1934, a "United States over-the-counter market," and certain foreign securities exchanges. We intend to take the position for United States federal income tax purposes that the OTC Bulletin Board qualifies as an "United States over-the-counter market" and thus is an "established securities market" under the regulations. However, we do not believe that The PORTALSM Market qualifies as an "established securities market" for this purpose. Therefore, we will not satisfy the Publicly-Traded Test for any taxable year during which our Class A Common Shares are traded on The PORTALSM Market for more than half the days of the taxable year.

        The regulations provide, in pertinent part, that stock of a foreign corporation will be considered to be "primarily traded" on an established securities market if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. Upon the registration of our Class A Common Shares pursuant to the registration statement of which this prospectus is a part, we anticipate that our Class A Common Shares, which will be the sole class of our issued and outstanding stock that are publicly traded will be "primarily traded" on the OTC Bulletin Board.

        Under the regulations, our stock will be considered to be "regularly traded" on an established securities market if one or more classes of our stock representing 50% or more of our outstanding shares, by total combined voting power of all classes of stock entitled to vote and total value, is listed on the market which we refer to as the listing threshold. Since our Class A Common Shares, which will be the sole class of stock that will be publicly traded after its registration pursuant to the registration statement of which this prospectus is a part, will be listed on the OTC Bulletin Board, we will satisfy the listing requirement.

        It is further required that with respect to each class of stock relied upon to meet the listing threshold (i) such class of the stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or 1/6 of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. We believe our Class A Common Shares will satisfy the trading frequency and trading volume tests. Even if this were not the case, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied by a class of stock if, as we expect to be the case with our Class A Common Shares, such class of stock is traded on an established market in the United States and such class of stock is regularly quoted by dealers making a market in such stock.

        Notwithstanding the foregoing, the regulations provide, in pertinent part, our Class A common stock will not be considered to be "regularly traded" on an established securities market for any taxable year in which 50% or more of the outstanding shares of our Class A Common Shares are owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of our common stock, which we refer to as the "5 Percent Override Rule."

        For purposes of being able to determine the persons who own 5% or more of our stock, or "5% Stockholders," the regulations permit us to rely on Schedule 13G and Schedule 13D filings with the United States Securities and Exchange Commission, or the "SEC," to identify persons who have a 5% or more beneficial interest in our Class A Common Shares. The regulations further provide that an investment company which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Stockholder for such purposes.

        After the registration of our Class A Common Shares, we may be subject to the 5 Percent Override Rule. Therefore, we can give no assurance that we will satisfy the Publicly Traded Test.

        Under the regulations, if we do not satisfy the Publicly-Traded Test and therefore are subject to the 5 Percent Override Rule or the 50% Ownership Test, we would have to satisfy certain substantiation requirements regarding the identity of our shareholders in order to qualify for the Code Section 883 exemption. These requirements are onerous and it is unclear whether we would be able to satisfy them.

        Therefore we can give no assurances regarding our qualification or that of our subsidiaries for the benefits of Section 883.

  Taxation in Absence of Exemption

        To the extent the benefits of Section 883 are unavailable, our U.S.-source shipping income, to the extent not considered to be "effectively connected" with the conduct of a U.S. trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions. Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being derived from U.S. sources, the maximum effective rate of U.S. federal income tax on our shipping income would never exceed 2% under the 4% gross basis tax regime.

        To the extent the benefits of the Section 883 exemption are unavailable and our U.S.-source shipping income is considered to be "effectively connected" with the conduct of a U.S. trade or business, as described below, any such "effectively connected" U.S.-source shipping income, net of applicable deductions, would be subject to the U.S. federal corporate income tax currently imposed at rates of up to 35%. In addition, we may be subject to the 30% "branch profits" taxes on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of its U.S. trade or business.

        Our U.S.-source shipping income would be considered "effectively connected" with the conduct of a U.S. trade or business only if:

  •
  We have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and

  •
  substantially all of our U.S.-source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

        We do not intend to have any vessel operating to the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our U.S.-source shipping income will be "effectively connected" with the conduct of a U.S. trade or business.

  United States Taxation of Gain on Sale of Vessels

        Regardless of whether we qualify for exemption under Section 883, we will not be subject to United States federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under United States federal income tax principles. In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States. It is expected that any sale of a vessel by us will be considered to occur outside of the United States.

United States Federal Income Taxation of U.S. Holders

        As used herein, the term "U.S. Holder" means a beneficial owner of Class A Common Shares or Warrants that is a United States citizen or resident, United States corporation or other United States entity taxable as a corporation, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

        If a partnership holds our Class A Common Shares or Warrants, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our Class A Common Shares or Warrants, you are encouraged to consult your tax advisor.

  Distributions

        Subject to the discussion of passive foreign investment companies below, any distributions made by us with respect to our Class A Common Shares to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or "qualified dividend income" as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under United

States federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder's tax basis in his Class A Common Shares on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a United States corporation, U.S. Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our Class A shares will generally be treated as "passive category income" or, in the case of certain types of U.S. Holders, "general category income" for purposes of computing allowable foreign tax credits for United States foreign tax credit purposes.

        Our Class A Common Shares are listed on The PORTALSM Market and we will apply to have them qualified for trading on the OTC Bulletin Board. Unless and until our Class A Common Shares are readily tradable on an established securities market in the United States, dividends paid on our Class A Common Shares will be taxable as ordinary income to a U.S. Holder. Neither The PORTALSM Market nor the OTC Bulletin Board is an established securities market for this purpose. If our Class A Common Shares come to be listed on an established securities market in the United States, dividends paid on our Class A common stock to a U.S. Holder who is an individual, trust or estate (a "U.S. Individual Holder") will generally be treated as "qualified dividend income" that is taxable to such U.S. Individual Holders at preferential tax rates (through 2010) provided that (1) we are not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be) and (2) the U.S. Individual Holder has owned the Class A Common Shares for more than 60 days in the 121-day period beginning 60 days before the date on which the Class A Common Shares become ex-dividend. Even if our Class A Common Shares were to be listed on an established securities market in the United States, there is no assurance that any dividends paid on our Class A Common Shares will be eligible for these preferential rates in the hands of a U.S. Individual Holder. Legislation has been introduced in the U.S. House of Representatives which, if enacted in its present form, would preclude our dividends from qualifying for such preferential rates prospectively from the date of the enactment, even if our Class A Common Shares come to be listed on an established securities market in the United States.

        Special rules may apply to any "extraordinary dividend," generally a dividend in an amount which is equal to or in excess of ten percent of a shareholder's adjusted basis (or fair market value in certain circumstances) in a share of Class A Common Shares paid by us. If we pay an "extraordinary dividend" on our Class A Common Shares and such dividend is treated as "qualified dividend income," then any loss derived by a U.S. Individual Holder from the sale or exchange of such Class A Common Shares will be treated as long-term capital loss to the extent of such dividend.

  Sale, Exchange or other Disposition of Class A Common Shares

        Assuming we do not constitute a passive foreign investment company for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our Class A Common Shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder's tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder's holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as U.S.-source income or loss, as applicable, for U.S. foreign tax credit purposes. A U.S. Holder's ability to deduct capital losses is subject to certain limitations.

Exercise, Sale, Retirement or Other Taxable Disposition of Warrants

        Neither we nor a U.S. Holder of a Warrant will recognize gain or loss as a result of the U.S. Holder's receipt of our Class A Common Shares upon exercise of a Warrant. A U.S. Holder's adjusted tax basis in the Class A Common Shares received will be an amount equal to the sum of (i) the U.S. Holder's adjusted tax basis in the Warrant exercised plus (ii) the amount of the exercise price for the

Warrant. If the Warrants lapse without exercise, the U.S. Holder will recognize capital loss in the amount equal to the U.S. Holder's adjusted tax basis in the Warrants. A U.S. Holder's holding period for Class A Common Shares received upon exercise of a Warrant will commence on the date the Warrant is exercised.

        Upon the sale, retirement or other taxable disposition of a Warrant, the U.S. Holder will recognize gain or loss to the extent of the difference between the sum of the cash and the fair market value of any property received in exchange therefor and the U.S. Holder's tax basis in the Warrant. Any such gain or loss recognized by a holder upon the sale, retirement or other taxable disposition of a Warrant will be capital gain or loss and will be long-term capital gain or loss if the Warrant has been held for more than one year.

        The exercise price of a Warrant is subject to adjustment under certain circumstances. If an adjustment increases a proportionate interest of the holder of a Warrant in the fully diluted common stock without proportionate adjustments to the holders of our common stock, U.S. Holder of the Warrants may be treated as having received a constructive distribution, which may be taxable to the U.S. Holder as a dividend.

  Passive Foreign Investment Company Status and Significant Tax Consequences

        Special United States federal income tax rules apply to a U.S. Holder that holds stock or Warrants in a foreign corporation classified as a passive foreign investment company for United States federal income tax purposes. In general, we will be treated as a passive foreign investment company with respect to a U.S. Holder if, for any taxable year in which such holder held our Class A Common Shares, either:

  •
  at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

  •
  at least 50% of the average value of the assets held by the corporation during such taxable year produce, or are held for the production of, passive income (including cash).

        For purposes of determining whether we are a passive foreign investment company, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25% of the value of the subsidiary's stock. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute "passive income" unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.

        Based on our current operations and future projections, we do not believe that we have been, are, nor do we expect to become, a passive foreign investment company with respect to any taxable year. Alternatively, we intend to rely upon the "start-up exception" to the PFIC rules to avoid being characterized as a passive foreign investment company in 2006. Although there is no legal authority directly on point, and we are not relying upon an opinion of counsel on this issue, our belief is based principally on the position that, for purposes of determining whether we are a passive foreign investment company, the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, such income should not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, should not constitute passive assets for purposes of determining whether we are a passive foreign investment company. We believe there is substantial legal authority supporting our position consisting of case law and Internal Revenue Service pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, in the absence of any legal authority specifically relating to the statutory provisions governing passive foreign investment companies, the Internal Revenue Service or a court could disagree with our position. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a passive foreign investment company with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future.

        As discussed more fully below, if we were to be treated as a passive foreign investment company for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a "Qualified Electing Fund," which election we refer to as a "QEF election." As an alternative to making a QEF election, a U.S. Holder may, if our Class A Common Shares come to be traded on an "established securities market", be able to make a "mark-to-market" election with respect to our Class A Common Shares, as discussed below.

  Taxation of U.S. Holders Making a Timely QEF Election

        If a U.S. Holder makes a timely QEF election, which U.S. Holder we refer to as an "Electing Holder," the Electing Holder must report each year for United States federal income tax purposes his pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder's adjusted tax basis in the Class A Common Shares will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the Class A Common Shares and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our Class A Common Shares. A U.S. Holder would make a QEF election with respect to any year that our company is a passive foreign investment company by filing IRS Form 8621 with his United States federal income tax return. If we were aware that we were to be treated as a passive foreign investment company for any taxable year, we would provide each U.S. Holder with all necessary information in order to make the QEF election described above. A U.S. Holder may not make a QEF election with respect to its ownership of a Warrant.

  Taxation of U.S. Holders Making a "Mark-to-Market" Election

        Alternatively, if we were to be treated as a passive foreign investment company for any taxable year and our Class A Common Shares are treated as "marketable stock," a U.S. Holder would be allowed to make a "mark-to-market" election with respect to our Class A Common Shares, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. For so long as our Class A Common Shares are traded on The PORTALSM Market or the OTC Bulletin Board, our stock will not be treated as "marketable stock" for this purpose. If our stock comes to be listed on an established securities market, then our stock will be treated as "marketable stock" for this purpose. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the Class A Common Shares at the end of the taxable year over such holder's adjusted tax basis in the Class A Common Shares. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder's adjusted tax basis in the Class A Common Shares over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder's tax basis in his Class A Common Shares would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our Class A Common Shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the Class A Common Shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.

  Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

        Finally, if we were to be treated as a passive foreign investment company for any taxable year, a U.S. Holder who does not make either a QEF election or a "mark-to-market" election for that year, whom we refer to as a "Non-Electing Holder," would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our Class A Common Shares or Warrants in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for the Class A Common Shares or Warrants), and (2) any gain realized on the sale, exchange or other disposition of our Class A Common Shares or Warrants. Under these special rules:

  •
  the excess distribution or gain would be allocated ratably over the Non-Electing Holders' aggregate holding period for the Class A Common Shares or Warrants;

  •
  the amount allocated to the current taxable year and any taxable year before we became a passive foreign investment company would be taxed as ordinary income; and

  •
  the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of our Class A Common Shares or Warrants. If a Non-Electing Holder who is an individual dies while owning our Class A Common Shares or Warrants, such holder's successor generally would not receive a step-up in tax basis with respect to such stock or Warrants.

United States Federal Income Taxation of "Non-U.S. Holders"

        A beneficial owner of Class A Common Shares or Warrants that is not a U.S. Holder is referred to herein as a "Non-U.S. Holder."

  Dividends on Class A Common Shares

        Non-U.S. Holders generally will not be subject to United States federal income tax or withholding tax on dividends received from us with respect to our Class A Common Shares, unless that income is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of a United States income tax treaty with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.

  Sale, Exchange or Other Disposition of Class A Common Shares or Warrants

        Non-U.S. Holders generally will not be subject to United States federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our Class A Common Shares or Warrants, unless:

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; or

  •
  the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

If the Non-U.S. Holder is engaged in a United States trade or business for United States federal income tax purposes, the income from the Class A Common Shares or Warrants, including dividends and the gain from the sale, exchange or other disposition of the stock or Warrants that is effectively connected with the conduct of that trade or business will generally be subject to regular United States federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. Holders. In addition, if you are a corporate Non-U.S. Holder, your earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

        A Non-U.S. Holder will not recognize any gain or loss on the exercise or lapse of the Warrants.

Backup Withholding and Information Reporting

        In general, dividend payments, or other taxable distributions, made within the United States to you will be subject to information reporting requirements. Such payments will also be subject to backup withholding tax if you are a non-corporate U.S. Holder and you:

  •
  fail to provide an accurate taxpayer identification number;

  •
  are notified by the Internal Revenue Service that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

  •
  in certain circumstances, fail to comply with applicable certification requirements.

        Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY, as applicable.

        If you sell your Class A Common Shares or Warrants to or through a United States office or broker, the payment of the proceeds is subject to both United States backup withholding and information reporting unless you certify that you are a non-U.S. person, under penalties of perjury, or you otherwise establish an exemption. If you sell your Class A Common Shares or Warrants through a non-United States office of a non-United States broker and the sales proceeds are paid to you outside the United States then information reporting and backup withholding generally will not apply to that payment. However, United States information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to you outside the United States, if you sell your Class A Common Shares or Warrants through a non-United States office of a broker that is a United States person or has some other contacts with the United States.

        Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

        We encourage each shareholder to consult with his, her or its own tax advisor as to the particular tax consequences to it of holding and disposing of our shares, including the applicability of any state, local or foreign tax laws and any proposed changes in applicable law.

OTHER EXPENSES OF DISTRIBUTION

        We estimate the expenses in connection with the distribution of our Class A Common Shares in this offering, other than underwriting discounts and commissions, will as set forth in the table below. We will be responsible for paying all expenses associated with this offering.

SEC Registration Fee	$3,356.87

Printing Expenses	$100,000.00

Legal Fees and Expenses	$250,000.00

Accountants' Fees and Expenses	$500,000.00

Blue Sky Fees and Expenses	$20,000.00

Transfer Agent's Fees and Expenses	$10,000.00

Miscellaneous	$16,643.13

Total	$900,000.00

LEGAL MATTERS

        The validity of the Class A Common Shares, Warrants and certain other matters relating to United States Federal income tax considerations and Marshall Islands law will be passed upon for us by Seward & Kissel LLP, New York, New York.

EXPERTS

        The financial statements of Paragon Shipping Inc., as of December 31, 2006, and for the period from inception (April 26, 2006) to December 31, 2006, included in this prospectus, have been audited by Deloitte Hadjipavlou Sofianos & Cambanis S.A., an independent registered public accounting firm and member of Deloitte Touche Tohmatsu, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The sections in this registration statement entitled "Summary" and "The International Drybulk Shipping Industry" have been reviewed by Drewry Shipping Consultants Ltd., or Drewry, which has confirmed to us that they accurately describe the international drybulk shipping market, subject to the availability and reliability of the data supporting the statistical information presented in this registration statement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        Until our Class A Common Shares and Warrants are registered under the Exchange Act, at which time we will furnish information on the Commission's Electronic Data Gathering, Analysis, and Retrieval system, or EDGAR, we will provide quarterly and annual financial information on our website.

        While any Class A Common Shares or Warrants remain outstanding, we will make available, upon request, to any beneficial owner and any prospective purchaser of Class A Common Shares or Warrant the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act, as amended. Any such request and requests for the agreements summarized herein should be directed to Paragon Shipping Inc. at Voula Center, 102-104 V. Pavlou Street, Voula 16673, Athens, Greece.

        In connection with the filing of this registration statement, we will become subject to the reporting requirements of the Securities Exchange, applicable to foreign private issuers and, in accordance therewith, will file reports, including annual reports on Form 20-F, and other information with the Commission. Interested persons may, once filed, (i) inspect and copy these materials at the public reference facilities maintained by the Commission at 100 F Street, N.E., Washington, D.C. 20549. Interested persons may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and may obtain copies of documents filed with the Commission at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that we file electronically with the Commission.

ENFORCEABILITY OF CIVIL LIABILITIES

        Paragon Shipping Inc. is a Marshall Islands company and our executive offices are located outside of the United States in Voula, Greece. All of our directors, officers and some of the experts named in this registration statement reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons.

GLOSSARY OF SHIPPING TERMS

        The following are definitions of certain terms that are commonly used in the shipping industry.

        Annual Survey.    The inspection of a vessel pursuant to international conventions, by a classification society surveyor, on behalf of the flag state, that takes place every year.

        Ballast. A voyage during which the ship is not laden with cargo.

        Bareboat Charter. A charter of a ship under which the ship-owner is usually paid a fixed daily or monthly rate for a certain period of time during which the charterer is responsible for the ship operating expenses and voyage expenses of the ship and for the management of the ship. In this case, all voyage related costs, including vessel fuel, or bunker, and port dues as well as all vessel operating expenses, such as day-to-day operations, maintenance, crewing and insurance are paid by the charterer. A bareboat charter is also known as a "demise charter" or a "time charter by demise" and involves the use of a vessel usually over longer periods of time ranging over several years The owner of the vessel receives monthly charter hire payments on a per day basis and is responsible only for the payment of capital costs related to the vessel.

        Bunkers.    Fuel oil used to operate a vessel's engines, generators and boilers.

        Capesize. A drybulk carrier with a cargo-carrying capacity exceeding 100,000 dwt. These vessels generally operate along long haul iron ore and coal trade routes. Only the largest ports around the world possess the infrastructure to accommodate vessels of this size.

        Charter.    The hire of a vessel for a specified period of time or to carry a cargo for a fixed fee from a loading port to a discharging port. The contract for a charter is called a charterparty.

        Charterer.    The company that hires a vessel pursuant to a charter.

        Charter Hire.    Money paid to the ship-owner by a charterer for the use of a vessel under a time charter or bareboat charter. Such payments are usually made during the course of the charter every 15 or 30 days in advance or in arrears by multiplying the daily charter rate times the number of days and, under a time charter only, subtracting any time the vessel was deemed to be off-hire. Under a bareboat charter such payments are usually made monthly and are calculated on a 360 or 365 day calendar year basis.

        Charter Rate.    The amount of money agreed between the charterer and the ship-owner accrued on a daily or monthly basis that is used to calculate the vessel's charter hire.

        Classification Society.    An independent society that certifies that a vessel has been built and maintained according to the society's rules for that type of vessel and complies with the applicable rules and regulations of the country in which the vessel is registered, as well as the international conventions which that country has ratified. A vessel that receives its certification is referred to as being "in class" as of the date of issuance.

        Clean Products.    Liquid products refined from crude oil, whose color is less than or equal to 2.5 on the National Petroleum Association scale. Clean products include naphtha, jet fuel, gasoline and diesel/gas oil.

        Container Vessel.    Vessels which are specially designed and built to carry large numbers of containers.

        Contract of Affreightment. A contract of affreightment, or COA, relates to the carriage of specific quantities of cargo with multiple voyages over the same route and over a specific period of time which usually spans a number of years. A COA does not designate the specific vessels or voyage schedules that will transport the cargo, thereby providing both the charterer and ship owner greater operating flexibility than with voyage charters alone. The charterer has the flexibility to determine the individual voyage scheduling at a future date while the ship owner may use different ships to perform these individual voyages. As a result COAs are mostly entered into by large fleet operators such as pools or ship owners with large fleets of the same vessel type. All of the ship's operating, voyage and capital costs are borne by the ship owner while the freight rate normally is agreed on a per cargo ton basis.

        Deadweight Ton "dwt".    A unit of a vessel's capacity for cargo, fuel oil, stores and crew, measured in metric tons. A vessel's dwt or total deadweight is the total weight the vessel can carry when loaded to a particular load line.

        Double Hull.    Hull construction design in which a vessel has an inner and outer side and bottom separated by void space, usually 2 meters in width.

        Draft.    Vertical distance between the waterline and the bottom of the vessel's keel.

        Drybulk.    Non-liquid cargoes of commodities shipped in an unpackaged state.

        Drybulk Carriers.    Vessels which are specially designed and built to carry large volumes of drybulk.

        Drydocking.    The removal of a vessel from the water for inspection and/or repair of those parts of a vessel which are below the water line. During drydockings, which are required to be carried out periodically, certain mandatory classification society inspections are carried out and relevant certifications issued. Drydockings are generally required once every 30 to 60 months.

        Freight.    Money paid to the ship-owner by a charterer for the use of a vessel under a voyage charter. Such payment is usually made on a lump-sum basis upon loading or discharging the cargo and is derived by multiplying the tons of cargo loaded on board by the cost per cargo ton, as agreed to transport that cargo between the specific ports.

        Gross Ton. A unit of measurement for the total enclosed space within a vessel equal to 100 cubic feet or 2.831 cubic meters used in arriving at the calculation of gross tonnage.

        Handymax.    Handymax vessels have a cargo carrying capacity of approximately 30,000 to 60,000 dwt. These vessels operate on a large number of geographically dispersed global trade routes, carrying primarily grains and minor bulks. Vessels below 60,000 dwt are sometimes built with on-board cranes enabling them to load and discharge cargo in countries and ports with limited infrastructure.

        Handysize.    Handysize vessels have a cargo carrying capacity of up to 30,000 dwt. These vessels carry exclusively minor bulk cargo. Increasingly, these vessels are operating on regional trading routes. Handysize vessels are well suited for small ports with length and draft restrictions that may lack the infrastructure for cargo loading and unloading.

        Hull.    Shell or body of a vessel.

        IMO.    International Maritime Organization, a United Nations agency that issues international regulations and standards for seaborne transportation.

        Intermediate Survey.    The inspection of a vessel by a classification society surveyor which takes place between two and three years before and after each special survey for such vessel pursuant to the rules of international conventions and classification societies.

        Metric Ton. A unit of weight equal to 1,000 kilograms.

        Newbuilding. A new vessel under construction or just completed.

        Off-Hire.    The period a vessel is unable to perform the services for which it is required under a time charter. Off-hire periods typically include days spent undergoing repairs and drydocking, whether or not scheduled.

        OPA.    Oil Pollution Act of 1990 of the United States (as amended).

        Orderbook.    The orderbook refers to the total number of currently placed orders for the construction of vessels or a specific type of vessel worldwide.

        Panamax.    Panamax vessels have a cargo carrying capacity of approximately 60,000 to 100,000 dwt of maximum length, depth and draft capable of passing fully loaded through the Panama Canal. The ability of Panamax vessels to pass through the Panama Canal makes them more versatile than larger vessels. Panamax drybulk carriers carry coal, grains, and, to a lesser extent, minor bulks, including steel products, forest products and fertilizers.

        Petroleum Products.    Refined crude oil products, such as fuel oils, gasoline and jet fuel.

        Period Charter. A period charter is an industry term referring to both time and bareboat charters. These charters are referred to as period charters or period market charters due to use of the vessel by the charterer over a specific period of time.

        Pools.    Arrangements that enable participating vessels to combine their revenues. Vessels may be employed either exclusively in spot charters or a combination of spot and period charters and contracts of affreightment. Pools are administered by the pool manager who secures employment for the participating vessels. The contract between a vessel in a shipping pool and the pool manager is a period charter where the charter hire is based on the vessel's corresponding share of the income generated by all the vessels that participate in the pool. The corresponding share of every vessel in the pool is based on a pre-determined formula rating the technical specifications of each vessel. Pools have the size and scope to combine spot market voyages, time charters and contracts of affreightment with freight forward agreements for hedging purposes to perform more efficient vessel scheduling thereby increasing fleet utilization.

        Product tanker. A vessel designed to carry a variety of liquid products varying from crude oil to clean and dirty petroleum products, acids and other chemicals, as well as edible oils. The tanks are coated to prevent product contamination and hull corrosion. The vessel may have equipment designed for the loading and unloading of cargoes with a high viscosity.

        Protection and Indemnity (or P&I) Insurance.    Insurance obtained through mutual associations (called "Clubs") formed by vessel-owners to provide liability insurance protection against a large financial loss by one member by contribution towards that loss by all members. To a great extent, the risks are reinsured.

        Scrapping.    The disposal of old or damaged vessel tonnage by way of sale as scrap metal.

        Single Hull. A hull construction design in which a vessel has only one hull.

        Sister Ships.    Vessels of the same type and specification which were built by the same shipyard.

        SOLAS.    The International Convention for the Safety of Life at Sea 1974, as amended, adopted under the auspices of the IMO.

        Strict Liability.    Liability that is imposed without regard to fault.

        Special Survey.    An extensive inspection of a vessel by classification society surveyors that must be completed within five years. Special surveys require a vessel to be drydocked.

        Spot Charter. A spot charter is an industry term referring to both voyage and trip time charters. These charters are referred to as spot charters or spot market charters due to their short term duration, consisting mostly of a single voyage between one load port and one discharge port.

        Tanker.    Vessel designed for the carriage of liquid cargoes in bulk with cargo space consisting of many tanks. Tankers carry a variety of products including crude oil, refined petroleum products and liquid chemicals.

        TCE.    Time charter equivalent, a standard industry measure of the average daily revenue performance of a vessel. The TCE rate achieved on a given voyage is expressed in U.S. dollars/day and is generally calculated by subtracting voyage expenses, including bunkers and port charges, from voyage revenue and dividing the net amount (time charter equivalent revenues) by the round-trip voyage duration. TCE is a standard seaborne transportation industry performance measure used primarily to compare period-to-period changes in a seaborne transportation company's performance despite changes in the mix of charter types (i.e., spot charters, time charters and bareboat charters) under which the vessels may be employed during specific periods.

        Time Charter. A time charter is a contract under which a charterer pays a fixed daily hire rate on a semi-monthly or monthly basis for a fixed period of time for use of the vessel. Subject to any restrictions in the charter, the charterer decides the type and quantity of cargo to be carried and the ports of loading and unloading. The charterer pays the voyage related expenses such as fuel, canal tolls, and port charges. The ship-owner pays all vessel operating expenses such as the management expenses and crew costs as well as for the capital costs of the vessel. Any delays at port or during the voyages are the responsibility of the charterer, save for certain specific exceptions such as loss of time arising from vessel breakdown and routine maintenance.

        Trip Time Charter. A trip time charter is a short term time charter where the vessel performs a single voyage between load port(s) and discharge port(s) and the charterer pays a fixed daily hire rate on a semi-monthly basis for use of the vessel. The difference between a trip time charter and a voyage charter is only in the form of payment for use of the vessel and the respective financial responsibilities of the charterer and ship owner as described under time charter and voyage charter.

        Ton.    See "Metric ton."

        Vessel Operating Expenses.    The costs of operating a vessel that is incurred during a charter, primarily consisting of crew wages and associated costs, insurance premiums, lubricants and spare parts, and repair and maintenance costs. Vessel operating expenses exclude fuel and port charges, which are known as "voyage expenses." For a time charter, the vessel-owner pays vessel operating expenses. For a bareboat charter, the charterer pays vessel operating expenses.

        Voyage Charter. A voyage charter involves the carriage of a specific amount and type of cargo from specific load port(s) to specific discharge port(s), subject to various cargo handling terms. Most of these charters are of a single voyage nature between two specific ports, as trading patterns do not encourage round voyage trading. The owner of the vessel receives one payment derived by multiplying the tons of cargo loaded on board by the cost per cargo ton, as agreed to transport that cargo between the specific ports. The owner is responsible for the payment of all expenses including voyage, operating and capital costs of the vessel. The charterer is typically responsible for any delay at the loading or discharging ports.

        Voyage Expenses.    Expenses incurred due to a vessel's traveling from a loading port to a discharging port, such as fuel (bunker) cost, port expenses, agent's fees, canal dues and extra war risk insurance, as well as commissions.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of
Paragon Shipping Inc.

        We have audited the accompanying consolidated balance sheet of Paragon Shipping Inc (the "Company") as of December 31, 2006 and the related consolidated statements of income, shareholder's equity, and cash flows for the period from April 26, 2006 (inception) to December 31, 2006. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of their internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Paragon Shipping Inc. as of December 31, 2006, and the results of its operations and its cash flows for the for the period from April 26, 2006 (inception) to December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

Deloitte
Hadjipavlou, Sofianos & Cambanis S.A.
Athens, Greece
April 25, 2007, except for Note 18(c), as to which the date is May 7, 2007 and Note 18(e), as to which the date is May 15, 2007, and Note 18(d), as to which the date is May 17, 2007.

Paragon Shipping Inc.
Consolidated Balance Sheet
As of December 31, 2006
(Expressed in United States Dollars)

Assets
Current assets
Cash and cash equivalents		32,331,848
Other receivables	Note 3	876,537
Inventories		201,659

Total current assets		33,410,044

Fixed assets
Office equipment		2,767
Advances for vessel acquisitions		2,963,391
Vessels at cost		152,554,289
Less: accumulated depreciation		(1,066,527)

Total fixed assets	Note 4	154,453,920

Other assets	Note 5	375,895

Total Assets		188,239,859

Liabilities and Shareholders' Equity
Current liabilities
Trade accounts payable		650,064
Accrued expenses	Note 6	1,099,918
Due to management company	Note 7	1,741,872
Interest rate swap	Note 11	117,965
Deferred revenue from the valuation of charter agreement	Note 8	123,750
Deferred income	Note 9	516,056

Total current liabilities		4,249,625
Long-term debt	Note 10	77,437,500
Obligations for warrants	Note 12	10,266,969

Total long-term liabilities		87,704,469

Total Liabilities		91,954,094

Commitments and Contingencies	Note 17	—
Shareholders' equity:
Preferred shares: $0.001 par value, 25,000,000 authorized, none issued, none outstanding
Class A Common shares, $0.001 par value; 120,000,000 authorized 11,497,656 issued and outstanding at December 31, 2006	Note 12	11,498
Class B Common shares, $0.001 par value; 5,000,000 authorized, 2,003,288 issued and outstanding at December 31, 2006	Note 12	2,003
Additional paid-in capital		98,738,185
Accumulated deficit		(2,465,921)

Total shareholders' equity		96,285,765

Total Liabilities and Shareholders' Equity		188,239,859

The accompanying notes are an integral part of the consolidated financial statements

Paragon Shipping Inc.
Consolidated Statement of Operations
For the period from inception (April 26, 2006) to December 31, 2006
(Expressed in United States Dollars)

Revenue
Time charter revenue		4,949,426
Less: commissions		220,266

Net Revenue		4,729,160

Expenses
Voyage expenses		18,970
Vessels operating expenses	Note 14	559,855
Management fees charged by a related party	Note 7	170,750
Depreciation	Note 4	1,066,527
General and administrative expenses (including share based compensation of $1,476,717)	Note 15	1,782,429

Operating Income		1,130,629

Other Income (Expenses)
Interest and finance costs		(951,798)
Unrealized loss on interest rate swap		(117,965)
Interest income		404,409
Foreign currency losses		(3,511)

Total Other Expenses, net		(668,865)

Net Income		461,764

Income allocable to Class B common shares		(259,036)
Income available to Class A common shares		202,728

Earnings per Class A common share, basic	Note 16	$0.14
Earnings per Class A common share, diluted	Note 16	$0.14
Earnings per Class B common share, basic and diluted	Note 16	$0.00
Weighted average number of Class A common shares, basic	Note 16	1,441,887
Weighted average number of Class A common shares, diluted	Note 16	1,442,639
Weighted average number of Class B common shares, basic and diluted	Note 16	1,842,381

The accompanying notes are an integral part of the consolidated financial statements

Paragon Shipping Inc.
Consolidated Statement of Shareholders' Equity
For the period from inception (April 26, 2006) to December 31, 2006
(Expressed in United States Dollars)

	Class A Shares		Class B Shares
	Number of Shares	Par Value	Number of Shares	Par Value	Additional Paid-in Capital	Accumulated deficit	Total
Balance at inception (April 26, 2006)
Issuance of Class A common shares through private placement	9,062,000	9,062	—	—	82,516,573	—	82,525,635
Issuance of Class A common shares issued to initial purchasers	185,656	186	—	—	1,690,770	—	1,690,956
Class A common shares offering costs					(7,444,622)		(7,444,622)
Issuance of Class B common shares	—	—	2,003,288	2,003	7,997	—	10,000
Issuance of Class A common shares to Innovation Holdings SA	2,250,000	2,250	—	—	20,490,750	—	20,493,000
Share based compensation	—	—			1,476,717	—	1,476,717
Deemed dividend	—	—	—	—		(2,927,685)	(2,927,685)
Net income	—	—	—	—	—	461,764	461,764

Balance, December 31, 2006	11,497,656	11,498	2,003,288	2,003	98,738,185	(2,465,921)	96,285,765

The accompanying notes are an integral part of the consolidated financial statements

Paragon Shipping Inc.
Consolidated Statement of Cash Flows
For the period from inception (April 26, 2006) to December 31, 2006
(Expressed in United States Dollars)

Cash Flows from Operating Activities
Net Income	461,764
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	1,066,527
Amortization of deferred revenue from the valuation of charter agreement	(41,250)
Amortization of financing costs	3,292
Share based compensation	1,476,717
Unrealized loss on interest rate swap	117,965
Changes in assets and liabilities
Increase in other receivables	(51,537)
Increase in inventories	(201,659)
Increase in other assets	(2,051)
Decrease in trade accounts payable	(166,801)
Increase in accrued expenses	116,954
Decrease in due to management company	(1,674,085)
Increase in deferred income	516,056

Net cash from operating activities	1,621,892

Cash flows from investing activities
Purchase of office equipment	(2,767)
Acquisition of vessels and capital expenditures	(152,554,289)
Deferred revenue from the valuation of charter agreement	165,000
Advances for vessel acquisition	(2,963,391)

Net cash used in investing activities	(155,355,447)

Cash flows from financing activities
Proceeds from long term debt	125,937,500
Repayment of long-term debt	(48,500,000)
Payment of financing costs	(377,136)
Contribution of capital to Elegance and Icon	21,694,942
Return of capital to shareholders of Elegance and Icon	(21,694,942)
Proceeds from the issuance of units	113,120,186
Proceeds from the issuance of Class B common shares	10,000
Class A common share offering costs	(4,125,147)

Net cash from financing activities	186,065,403

Net increase in cash and cash equivalents	32,331,848

Cash and cash equivalents at the beginning of the period	—

Cash and cash equivalents at the end of the period	32,331,848

Supplemental disclosure of cash flow information
Cash paid during the period for interest	—
Supplemental disclosure of non-cash investing and financing activities
Commissions due for the acquisition of the vessels (Note 3)	$825,000
Commissions due to management company	$825,000
Accrued offering costs	$982,964
Offering costs payable	$480,137
Deemed dividend	$2,927,685

The accompanying notes are an integral part of the consolidated financial statements

Paragon Shipping Inc.
Notes to consolidated financial statements

(Expressed in United States Dollars)

1.    Basis of Presentation and General Information

        The accompanying consolidated financial statements include the accounts of Paragon Shipping Inc., and its wholly owned subsidiaries listed below (collectively the "Company"). Paragon Shipping Inc. is a private company incorporated in the Republic of the Marshall Islands on April 26, 2006 to act as a holding company. In December 2006, the Company established a branch in Greece under the provision of Law 89 of 1967, as amended.

        On November 15, 2006 Paragon Shipping Inc. acquired all outstanding shares of five of the vessel owning subsidiary companies immediately upon incorporation and on December 21, 2006 acquired all outstanding shares of a sixth vessel owning subsidiary company immediately upon incorporation, which are all listed below.

  (a)
  Trade Force Shipping S.A. ("Trade Force") incorporated in the Marshall Islands on November 15, 2006, owner of the Cayman Island flag 72,891 dwt (built 1999), bulk carrier "Deep Seas", which was delivered to the Company on December 28, 2006 from Elegance Shipping Limited, a related party. Elegance Shipping Limited was incorporated in the Marshall Islands on September 8, 2006, and acquired Deep Seas from an unrelated party on October 12, 2006.

  (b)
  Camelia Navigation S.A. ("Camelia") incorporated in the Marshall Islands on November 15, 2006, owner of the Cayman Islands flag 45,654 dwt (built 1995) bulk carrier "Blue Seas", which was delivered to the Company on December 28, 2006 from Icon Shipping Limited, a related party. Icon Shipping Limited was incorporated in the Marshall Islands on September 8, 2006, and acquired Blue Seas from an unrelated party on October 4, 2006.

  (c)
  Frontline Marine Co. ("Frontline") incorporated in the Marshall Islands on November 15, 2006, owner of the Marshall Islands flag 74,047 dwt (built 1999) bulk carrier "Calm Seas, which it took delivery on December 28, 2006.

  (d)
  Fairplay Maritime Ltd. ("Fairplay") incorporated in the Marshall Islands on November 15, 2006, owner of the Marshall Islands flag 72,493 dwt (built 1999) bulk carrier "Kind Seas", which it took delivery on December 21, 2006.

  (e)
  Explorer Shipholding Limited. ("Explorer") incorporated in the Marshall Islands on November 15, 2006, owner of the Cayman Islands flag 46,640 dwt (built 1995) bulk carrier "Clean Seas", which it took delivery on January 8, 2007.

  (f)
  Opera Navigation Co. ("Opera") incorporated in the Marshall Islands on December 21, 2006, owner of the Liberian flag 43,222 dwt (built 1995) bulk carrier "Crystal Seas", which it took delivery on January 10, 2007.

        On January 1, 2007, the Company acquired all outstanding shares of Epic Investments Inc. ("Epic"), a company incorporated in the Marshall Islands, for no consideration, as shares had no par value. Epic acts as treasurer to the Company.

        The Company is engaged in the ocean transportation of cargoes worldwide through the ownership and operation of the bulk carrier vessels described above.

        The Company outsources the technical and commercial management of all vessels to Allseas Marine S.A. ("Allseas"), a related party, pursuant to management agreements with an initial term of five years. Mr. Michael Bodouroglou, the Company's President and Chief Executive Officer, is the sole shareholder and managing director of Allseas. These agreements automatically extend for successive five year terms, unless, in each case, at least one year's advance notice of termination is given by either party. The Company pays Allseas a technical management fee of $650 (based on a Euro/U.S. dollar exchange rate of 1.268:1.00) per vessel per day on a monthly basis in advance, pro rata for the calendar days these vessels are owned by us. The management fee will be adjusted quarterly based on the Euro/U.S. dollar exchange rate as published by EFG Eurobank Ergasias S.A. two days prior to the end of the previous calendar quarter. The management fee will be increased on an annual basis, commencing on January 1, 2008, by reference to the official Greek inflation rate for the previous year, as published by the Greek National Statistical Office. The Company also pays Allseas 1.25% of the gross freight, demurrage and charter hire collected from the employment of the vessels. Allseas will also earn a fee equal to 1.0% of the purchase price of any vessel bought or sold on behalf of the Company, calculated in accordance with the relevant memorandum of agreement.

        During 2006 two charterers individually accounted for more than 10% of the Company's voyage revenue.

2.    Significant Accounting Policies

  (a)
  Principles of Consolidation:    The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles and include the accounts and operating results of Paragon Shipping Inc. and its wholly-owned subsidiaries referred to in Note 1. All significant intercompany balances and transactions have been eliminated in consolidation.

  (b)
  Use of Estimates:    The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates include evaluation of relationships with other entities to identify whether they are variable interest entities, determination of useful lives, determination of the fair value of the interest rate swap, restricted shares, warrants and options.

  (c)
  Other Comprehensive Income (Loss):    The Company has no other comprehensive income (loss) and, accordingly, comprehensive income (loss) equals net income (loss) for all periods presented.

  (d)
  Variable Interest Entities:    The Company evaluates its relationships with other entities to identify whether they are variable interest entities as defined by FASB Interpretation No. 46 (R) Consolidation of Variable Interest Entities ("FIN 46R") and to assess whether it is the primary beneficiary of such entities. If the determination is made that the Company is the primary beneficiary, then that entity is included in the consolidated financial statements in accordance with FIN 46R. There were no such entities as of December 31, 2006 that were required to be included in the accompanying financial statements.

  (e)
  Foreign Currency Translation:    The functional currency of the Company is the U.S. Dollar. For other than derivative instruments, each asset, liability, revenue, expense, gain or loss arising from a foreign currency transaction is measured and recorded in the functional currency using the exchange rate in effect at the date of the transaction. At each balance sheet date, recorded balances that are denominated in a currency other than the functional currency are adjusted to reflect the current exchange rate and any gains or losses are included in the statement of operations.

  (f)
  Cash and Cash Equivalents:    The Company considers highly liquid investments such as time deposits and certificates of deposit with an original maturity of three months or less to be cash equivalents.

  (g)
  Inventories:    Inventories consist of, lubricants and stores, which are stated at the lower of cost or market. Cost is determined by the first in, first out method except for bunkers, the cost of which is determined by the weighted average method.

  (h)
  Vessel Cost:    Vessels are stated at cost, which consists of the contract price less discounts, plus any material expenses incurred upon acquisition (delivery expenses and other expenditures to prepare the vessel for her initial voyage). Subsequent expenditures for conversions and major improvements are also capitalized when they appreciably extend the life, increase the earning capacity or improve the efficiency or safety of the vessels, otherwise these amounts are charged to expense as incurred.

  (i)
  Impairment of Long-Lived Assets:    The Company applies SFAS No. 144 "Accounting for the Impairment or Disposal of Long-lived Assets", which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. The standard requires that, long-lived assets and certain identifiable intangibles held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. An impairment loss for an asset held for use should be recognized when the estimate of undiscounted cash flows, excluding interest charges, expected to be generated by the use of the asset is less than its carrying amount. Measurement of the impairment loss is based on the fair value of the asset. In this respect, management regularly reviews the carrying amount of the vessels to determine if they are recoverable. The review of the carrying amount for each of the Company's vessels, as of December 31, 2006 indicated that such carrying amount were recoverable.

  (j)
  Vessel Depreciation:    Depreciation is computed using the straight-line method over the estimated useful life of the vessels, after considering the estimated salvage value. Each vessel's salvage value is equal to the product of its lightweight tonnage and estimated scrap rate. Management estimates the useful life of the Company's vessels to be 25 years from the date of initial delivery from the shipyard (second hand vessels are depreciated from the date of their acquisition through their remaining estimated useful life).

  (k)
  Dry-Docking and Special Survey Costs:    The Company follows the deferral method of accounting for dry-docking costs whereby actual costs incurred are deferred and are amortized on a straight-line basis over the period through the date the expected date of the next dry-docking. Dry-docking costs include all direct costs incurred at the dry-docking yard solely as a result of the regulatory requirement to have the vessels inspected including but not limited to, services for vessel preparation, coating, steelworks, piping works and valves, machinery works and electrical works. Routine repair and maintenance costs incurred at the dry-docking yard are expensed.. Unamortized dry-docking costs of vessels that are sold are written off in the year of the vessels' sale.

  (l)
  Financing Costs:    Fees incurred for obtaining new loans or refinancing existing ones are deferred and amortized to interest expense over the life of the related debt using the effective interest method. Unamortized fees relating to loans repaid or refinanced are expensed in the period the repayment or refinancing is made.

  (m)
  Pension and Retirement Benefit Obligations—Crew:    The vessel-owning companies employ the crew on board under short-term contracts (usually up to nine months) and accordingly, they are not liable for any pension or post-retirement benefits.

  (n)
  Revenue and Expenses:    Revenues are generated from voyage and time charter agreements. Time charter revenues are recorded over the term of the charter as service is provided. Time charter revenues received in advance are recorded as deferred income, until charter service is rendered. Under a voyage charter, the revenues are recognized ratably over the duration of the voyage from load port to discharge port. The relevant voyage costs are recognized as incurred. Probable losses on voyages are provided for in full at the time such losses become apparent and can be estimated. A voyage is deemed to commence upon the issuance of notice of readiness at the loading port and is deemed to end upon the completion of discharge of the current cargo. Demurrage income represents payments by the charterer to the vessel owner when loading or discharging time exceeds the stipulated time in the voyage charter and is recorded when earned. Vessel operating expenses are accounted for on the accrual basis.

  When vessels are acquired with time charters attached and the charter rate on such charters is above or below market, the Company includes the fair vale of the above or below market charter in the cost of the vessel and records a corresponding asset or liability for the above or below market charter. The fair value is computed as the present value of the difference between the contractual amount to be received over the term of the time charter and the management's estimate of the then current market charter rate for equivalent vessels at the time of acquisition. The asset or liability record is amortized over the remaining period of the time charter as a reduction or addition to charter hire revenue.

  (o)
  Repairs and Maintenance:    All repair and maintenance expenses including underwater inspection expenses, are expensed in the year incurred. Such costs are included in vessel operating expenses in the accompanying consolidated statements of operations.

  (p)
  Segment Reporting:    The Company reports financial information and evaluates its operations by charter revenues and not by the length of ship employment for its customers, i.e. spot or time charters. The Company does not have discrete financial information to evaluate the operating results for each such type of charter. Although revenue can be identified for these types of charters, management cannot and does not identify expenses, profitability or other financial information for these charters. As a result, management, including the chief operating decision maker, reviews operating results solely by revenue per day and operating results of the fleet and thus the Company has determined that it operates under one reportable segment. Furthermore, when the Company charters a vessel to a charterer, the charterer is free to trade the vessel worldwide and as a result, the disclosure of geographic information is impracticable.

  (q)
  Income Taxes:    Under the law of the country of the Company's incorporation, the Company is not subject to income taxes. Furthermore, the Company is subject to United States federal income taxation in respect of income that is derived from the international operation of ships and the performance of services directly related thereto ("Shipping Income"), unless exempt from United States federal income taxation under the rules discussed below.

  If the Company does not qualify for the exemption from tax under Section 883 as described below, it will be subject to a 4% tax on its "U.S. source shipping income," imposed without the allowance for any deductions. For these purposes, "U.S. source shipping income" means 50% of the shipping income that will be derived by the Company that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States.

  Under Section 883, the Company through December 31, 2006 is exempt from United States federal income taxation on its U.S.-source shipping income since: (a) it is organized in the Republic of the Marshall Islands that grants an "equivalent exemption" to corporations organized in the United States; and (b) the Company's stock is owned, indirectly, by "qualified stockholders," individuals who are (i) "residents" of a foreign country that grants an "equivalent exemption" to corporations organized in the United States and (ii) satisfies certain documentation requirements, referred to as the "50% Ownership Test".

  (r)
  Earnings per Share (EPS):    The Company has two classes of common shares—Class A common shares and Class B common shares and, accordingly, we present basic and diluted EPS for each such class of our common shares.

  Basic EPS for our Class A and Class B common shares excludes dilutive effects of potential common shares and is calculated by dividing income available to holders of Class A common share and Class B common share, respectively, by the weighted average number of shares of Class A and Class B common shares outstanding during the period. Diluted EPS for Class A and Class B common shares gives effect to all dilutive potential common shares that were outstanding during the period. Please refer to Note 16 for additional information on the computation of our basic and diluted EPS.

  (s)
  Derivatives:    SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" as amended establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts, if any) are recorded in the balance sheet as either an asset or liability measured at its fair value, with changes in the derivatives' fair value recognized currently in earnings unless specific hedge accounting criteria are met.

  (t)
  Share-based Compensation:    On December 16, 2004, Statement of Financial Accounting Standards No. 123 (revised 2004) ("SFAS No. 123(R)"), "Share-Based Payment," was issued. All share-based payments to employees, including grants of employee stock options, to be recognized in the statement of operations based on their fair values and amortized over the service period.

  (u)
  Recent Accounting Pronouncements:    In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections, a Replacement of APB Opinion No. 20 and SFAS 3" ("SFAS 154"). SFAS 154 requires retrospective application to prior periods' financial statements of a voluntary change in accounting principle unless it is impracticable. APB Opinion No. 20, "Accounting Changes", previously required most voluntary changes in accounting principle be recognized by including in net income of the period of the change the cumulative effect of changing to the new accounting principle. SFAS 154 is effective for the Company as of December 31, 2006, and did not have a material impact on the Company's financial statements.

  In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurement" ("SFAS 157"). SFAS 157 addresses standardizing the measurement of fair value for companies that are required to use a fair value measure of recognition for recognition or disclosure purposes. The FASB defines fair value as "the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measure date." SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently evaluating the impact, if any, of SFAS 157 on its financial position, results of operations and cash flows.

  In June 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" (FIN 48), which supplements SFAS No. 109, "Accounting for Income Taxes", by defining the confidence level that a tax position must meet in order to be recognized in the financial statements. The Interpretation requires that the tax effects of a position be recognized only if it is "more-likely-than-not" to be sustained based solely on its technical merits as of the reporting date. The more-likely-than-not threshold represents a positive assertion by management that a company is entitled to the economic benefits of a tax position. If a tax position is not considered more-likely-than-not to be sustained based solely on its technical merits, no benefits of the position are to be recognized.

  Moreover, the more-likely-than-not threshold must continue to be met in each reporting period to support continued recognition of a benefit. At adoption, companies must adjust their financial statements to reflect only those tax positions that are more-likely-than-not to be sustained as of the adoption date. Any necessary adjustment would be recorded directly to retained earnings in the period of adoption and reported as a change in accounting principle. This Interpretation is effective as of the beginning of the first fiscal year beginning after December 15, 2006. The Company estimates that this statement will not have a significant impact on its financial position.

  In September 2006, the FASB Staff issued FSP No. AUG AIR-1, "Accounting for Planned Major Maintenance Activities," ("FSP No. AUG AIR-1"). FSP No. AUG AIR-1 prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities in annual and interim financial reporting periods, if no liability is required to be recorded for an asset retirement obligation based on a legal obligation for which the event obligating the entity has occurred. FSP No. AUG AIR-1 also requires disclosures regarding the method of accounting for planned major maintenance activities and the effects of implementing the FSP. The guidance in FSP No. AUG AIR-1 is effective for the Company as of January 1, 2007. No planned major maintenance activities took place during the period from inception (April 26, 2006) to December 31, 2006. The adoption of FSP No. AUG AIR-1 will not have a material impact on the financial position, results of operations or cash flows of the Company.

  On September 13, 2006, the SEC released staff accounting bulleting ("SAB") No. 108, which provides guidance on materiality. SAB No. 108 states that registrants should use both a balance sheet approach and an income statement approach when quantifying and evaluating the materiality of a misstatement, contains guidance on correcting errors under the dual approach, and provides transition guidance for correcting errors existing in prior years. If prior-year errors that had been previously considered immaterial (based on the appropriate use of the registrant's prior approach) now are considered material based on the approach in the SAB, the registrant need not restate prior period financial statements. SAB No. 108 is effective for annual financial statements covering the first fiscal year ending after November 15, 2006. This statement is effective for the Company for the fiscal year ending December 31, 2006. SAB No. 108 did not have a material impact on the financial position and results of operations of the Company.

  In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS 159"), which permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 is effective as of the beginning of an entity's first fiscal year that begins after November 15, 2007. Earlier adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of FASB Statement No. 157, "Fair Value Measurements." The Company is currently evaluating the impact of SFAS 159, but does not expect the adoption of SFAS 159 to have a material impact on its financial consolidated position, results of operations or cash flows.

3.    Other Receivables

        Other receivables mainly represent commissions to be reimbursed by the ship brokers on the purchase of the vessels Calm Seas and Kind Seas amounting to $825,000.

4.    Fixed Assets, Net

The fixed assets of the Company as of December 31, 2006 are as follows:

Vessels	Kind Seas	Blue Seas	Deep Seas	Calm Seas	Clean Seas	Total
Advances	—	—	—	—	2,963,391	2,963,391
Acquisitions	41,239,560	29,651,288	40,099,944	41,563,497	—	152,554,289
Accumulated Depreciation	(66,463)	(498,158)	(476,103)	(25,803)	—	(1,066,527)

Balance, net	41,173,097	29,153,130	39,623,841	41,537,694	2,963,391	154,451,153

Other fixed assets—Office equipment						2,767

Total fixed assets						154,453,920

        Subsequent to year end, the Company took delivery of the Clean Seas. See Note 1 (e) and Note 18 (a).

5.    Other assets

        The balance $375,895 consists of loan arrangement fees deferred financing costs of $373,844 and utilities deposits related to the leased office space of $2,051. The deferred financing costs shown in the accompanying balance sheet at December 31, 2006 are analyzed as follows:

Inception (April 26, 2006)
Additions	$377,136
Amortizations	(3,292)

December 31, 2006	373,844

        The deferred financing costs are being amortized from the initial borrowing date (December 18, 2006) over the life of the loan agreement through the last repayment date of the loan, which is June 21, 2010. The deferred financing costs are amortized using the straight line method of amortization, which approximates the effective interest method.

6.    Accrued Expenses

        The accrued expenses and others, shown in the accompanying consolidated balance sheet at December 31, 2006 are analyzed as follows:

2006
Accrued loan interest	80,170
Accrued voyages expenses	23,107
Publication fees	50,000
Accrual for professional fees	500,000
Accrual for share registration costs	394,000
Other professional services	38,964
Other sundry liabilities and accruals	13,677

Total	1,099,918

7.    Transactions with Related Parties

  (a)
  Vessel Acquisitions from Affiliated Companies:    On October 5, 2006, the Company entered into individual Memoranda of Agreement ("MOA") totaling $69,900,000 with Icon Shipping Limited and Elegance Shipping Limited, each of which has acquired one dry-bulk vessel each from an unaffiliated third party. Icon Shipping Limited and Elegance Shipping Limited are wholly owned and under the management of Michael Bodouroglou. Due to the relationships and the common control therein, the acquisitions of the vessels by Icon Shipping Limited and Elegance Shipping Limited by the Company have been accounted for as a combination of entities under common control in a manner similar to pooling of interests. Accordingly, the accompanying financial statements have been prepared as if the vessels were owned by the Company as of October 4, 2006 and October 12, 2006 (i.e., vessels' delivery date to Icon Shipping Inc. and Elegance Shipping Inc.), respectively. This conclusion is based on the guidance in FASB Statement 141 "Business Combinations" and EITF 02-05 "Definition of "Common Control" in relation to FASB Statement 141." The Company acquired the two vessels collateral free, from the respective two affiliated companies, which were both delivered on December 28, 2006. The acquisition price paid by the Company to acquire the vessels from the affiliated companies with charter parties attached, equaled the price paid to acquire these vessels by the affiliated companies, charter free, plus actual incurred expenses in connection with the vessels' delivery, which amounted to $69,900,000. The proceeds received by the affiliated companies were used to pay the loans used to originally finance the acquisitions of the vessels and to return the capital to the owners. The net income of the affiliated companies earned until the date of acquisition by the Company of $2,927,685 was treated as a deemed dividend to the beneficial shareholder of Innovation Holdings, the sole shareholder of the Company through the date of the private placement (Note 12.b). The deemed dividend is a non-cash transaction as they pertain to the remaining assets of the affiliated companies consisting of a "due to management company" of $2,590,957 and "trade accounts payable" of $336,728, both attributable to the operations of the vessels Deep Seas and Blue Seas, that were not carried over by the Company subsequent to the actual transfer of Deep Seas and Blue Seas.

  The Company funded the acquisition cost of the two vessels with drawings under the senior secured credit facility (Note 10) and a portion of the proceeds of the private placement. Upon their delivery to the Company, the vessels were provided as collateral to secure the Company's senior secured credit facility.

  (b)
  Allseas Marine S.A. ("Allseas"):    The Company leases office space in Athens, Greece. Although the lease agreement is with an unaffiliated third party, the Company has entered into a tripartite agreement with the lessor and its affiliate, Allseas. The tripartite agreement calls for the Company to assume all of the rights and obligations under the lease agreement, which was initially entered into between the lessor and Allseas. The term of the lease that was originally expiring on September 30, 2006 has been extended until September 30, 2007. The rent expense charged for 2006 amounted to $2,110, which is included in General and administrative expenses (Note 15) in the accompanying statement of operations.

  (c)
  Allseas Marine S.A. ("Allseas"):    As discussed in Note 1, the ship-owning companies have a management agreement with Allseas, under which management services are provided in exchange for a fixed monthly fee per vessel. The Company pays Allseas a technical management fee of $650 (based on a Euro/U.S. dollar exchange rate of 1.268:1.00) per vessel per day on a monthly basis in advance, pro rata for the calendar days these vessels are owned by the Company. The management fee will be adjusted quarterly based on the Euro/U.S. dollar exchange rate as published by EFG Eurobank Ergasias S.A. two days prior to the end of the previous calendar quarter. The management fee will be increased on an annual basis, commencing on January 1, 2008, by reference to the official Greek inflation rate for the previous year, as published by the Greek National Statistical Office. The management fees incurred from inception date April 26, 2006 through December 31, 2006 amounted to $170,750 and were due to Allseas Marine S.A. as at December 31, 2006. The Company also pays Allseas 1.25% of the gross freight, demurrage and charter hire collected from the employment of the vessels. Allseas will also earn a fee equal to 1.0% of the purchase price of any vessel bought or sold on behalf of the Company, calculated in accordance with the relevant memorandum of agreement. As of December 31, 2006 the chartering and vessel commissions incurred amounted to $6,661 and $825,000 respectively. In addition, Allseas had paid on behalf of the Company an aggregate amount of $739,461 that was due to Allseas as at December 31, 2006, consisting of $353,189 of vessels' capitalized expenses and $386,272 of offering costs. Allseas maintains and handles the majority of the cash generated from vessels' operations. The account with Allseas at each balance sheet date consists of the balance of collections and payments made by Allseas on behalf of the Company's vessels including the prepaid revenue relating to Deep Seas and Blue Seas.

  (d)
  Consulting agreements:    The chief executive officer, chief operating officer and chief financial officer all have separate consulting agreements with the Company and with companies owned by each of them for work performed outside Greece. The total expense incurred for the period from inception (April 26, 2006) to December 31, 2006 is $151,145 and is recorded in general and administrative expenses. No amount was due at December 31, 2006.

  (e)
  The right of first refusal with regard to vessel acquisitions:    The Chief Executive Officer has entered into an agreement with the Company which includes a provision to allow the

    Company to exercise a right of first refusal to acquire any drybulk carrier, after the Chief Executive Officer or an affiliated entity of his enters into an agreement that sets forth terms upon which he or it would acquire a drybulk carrier. Pursuant to this letter agreement, the Chief Executive Officer will notify the Company's committee of independent directors of any agreement that he or any of his other affiliates has entered into to purchase a drybulk carrier. He will provide the committee of independent directors a seven calendar day period in respect of a single vessel transaction, or a fourteen calendar day period in respect of a multi-vessel transaction, from the date that he delivers such notice to the committee, within which to decide whether or not to accept the opportunity and nominate a subsidiary of the Company to purchase the vessel or vessels, before the Chief Executive Officer will accept the opportunity or offer it to any of his other affiliates.

8.    Deferred Revenue from the Valuation of the Charter Agreement

        The bulk carrier Kind Seas was acquired with a time charter attached that was at a below-market rate. As described in Note 2 (n) above, the Company records the difference between the contractual amount to be received over the term of the time charter and the fair value of the time charter at the time of acquisition, in the purchase price of the vessel and in "deferred revenue from the valuation of time charter agreement" of $165,000 in the consolidated balance sheet. The deferred revenue from the valuation of the time charter is amortized over the remaining period of the time charter as an increase to time charter revenue. For the period from inception (April 26, 2006) to December 31, 2006, amortization of deferred revenue was $41,250.

9.    Deferred Income

        The amounts shown in the accompanying consolidated balance sheets as of December 31, 2006 are analyzed as follows:

December 31, 2006
Kind Seas	211,828
Calm Seas	304,228

Total	516,056

10.    Long-Term Debt

        Senior Secured Credit Facility (the "Facility"):    On December 18, 2006 the Company entered into a loan agreement with a HSH Nordbank that, subject to certain conditions, provided the Company with an amount of up to $95.3 million.

        At dates coinciding with the delivery of the vessels described in Note 1.a through 1.d, the Company drew $77.44 million from the Facility to fund a portion of the acquisition of the said four vessels.

        The Facility has a term of 3.5 years from the initial draw down date (which was December 18, 2006) and bears interest at LIBOR plus a margin of between 1% and 1.2%. Thereafter, the Facility amount will be repayable in one single payment due 3.5 years from the initial draw down date. The weighted average interest rate for the period from December 18, 2006 through December 31, 2006 was 6.3491%.

        In addition, the Facility will be secured by a first priority mortgage on the six vessels, a first assignment of all freights, earnings, insurances and cross default with all ship-owning companies owned by the Company. Future borrowings will be subject to the Company not being in default of any loan covenants described below.

        The Facility contains financial covenants requiring the Company, among other things, to ensure that:

  •
  The ratio of total debt of the mortgaged vessels to EBITDA shall be not greater than 5.00 to 1.00.

  •
  Market adjusted net worth of minimum $50 million.

  •
  The Company and its subsidiaries shall at all times maintain cash equivalents in an amount of no less than $500,000 per vessel.

  •
  The ratio of indebtedness to total capitalization shall not be greater than 0.70 to 1.00.

  •
  The aggregate average fair market value of the Company's vessels that secure the Facility shall be no less than 140% of the aggregate outstanding loans. In case of a dividend declaration, the fair market value shall not be less than 145% of the aggregate outstanding loans.

        Moreover, the Facility also contains covenants that require the Company to maintain adequate insurance coverage and to obtain the lender's consent before it acquires new vessels, change the flag, class or management of the vessels, or enter into a new line of business. In addition, the Facility includes customary events of default, including those relating to a failure to pay principal or interest, a breach of covenant, representation and Warranty, a cross-default to other indebtedness and non-compliance with security documents. Furthermore, the Facility prohibits the Company from paying dividends if the Company is in default on the facility and if, after giving effect to the payment of the dividend, the Company is in breach of a covenant. HSH Nordbank waived the debt covenant requirements as of December 31, 2006. The covenants will be applicable beginning with the financial results for the three months ending March 31, 2007.

        The total loan principal amount of $77,437,500 at December 31, 2006 is due in June 21, 2010.

        In October 2006, the affiliated companies Icon Shipping Limited and Elegance Shipping Limited obtained two variable rate mortgage bank loans for $48.5 million in the aggregate for the acquisition of two vessels Blue Seas and Deep Seas respectively. The loans were fully repaid by Icon Shipping Limited and Elegance Shipping Limited on December 28, 2006 from the proceeds that Icon Shipping Limited and Elegance Shipping Limited received from the sale of the vessels to the affiliates Camelia Navigation S.A. and Trade Force Shipping S.A.

11.    Interest Rate SWAP

        Effective December 21, 2006, the Company entered into an interest-rate swap with HSH Nordbank on a notional amount of $55 million, based on expected principal outstanding under the Company's revolving credit facility, in order to manage interest costs and the risk associated with changing interest rates. Under the terms of the swap, the Company makes quarterly payments to HSH Nordbank on the relevant amount at a fixed rate of, 6% if 3 month LIBOR is greater than 6%, at three months LIBOR if 3 month LIBOR is between 4.11% and 6%, and at 4.11% if 3 month LIBOR is equal to or less than 4.11% the Company pays 4.11%. HSH Nordbank makes quarterly floating-rate payments to the Company for the relevant amount based on the 3 month LIBOR. The swap transaction effectively limits the Company's expected floating-rate interest obligation under its new revolving credit facility to a range of 4.11% and 6%, exclusive of margin due to its lenders. The swap is effective from December 21, 2006 to June 21, 2010. The term of the derivative is 3.5 years and coincides with the maturity of the senior secured credit facility of which a maximum of $55 million was conditional on entering into the interest-rate swap. The interest rate swap did not qualify for hedge accounting as of December 31, 2006.

        Under SFAS 133, the Company marks to market the fair market value of the derivative at the end of every period and reflects the resulting gain or loss during the period as "Unrealized swap loss (gain)" on its consolidated statement of operations as well as including the cumulative loss or gain on its balance sheet. At December 31, 2006, the fair value of the interest swap was a liability of $117,965 and is recorded in "interest rate swap" on the balance sheet. For the period from inception (April 26, 2006) to December 31, 2006, the loss to record the interest rate swap at fair value amounted to $117,965, which resulted from the comparatively lower LIBOR, to which the variable-rate portion of the swap is tied.

12.    Capital Structure

  (a)
  Common Stock:    The Company's authorized capital stock since inception and prior to the amendment of its articles of incorporation discussed below, consisted of 150,000,000 shares of common stock, par value $0.001 per share. As of December 31, 2006, the Company had a total of 11,497,656 Class A Common Shares outstanding and a total of 2,003,288 Class B Common Shares outstanding.

  On May 16, 2006, 2,272,941 shares of common stock were issued to the Company's sole existing shareholder for nominal consideration of $10,000. On October 26, 2006, the then sole shareholder approved an amendment to the Company's articles of incorporation. Under the amended and restated articles of incorporation, the Company's authorized capital stock consists of 25,000,000 shares of preferred stock, par value $0.001 per share, 125,000,000 shares of common stock, par value $0.001 per share, divided into 120,000,000 shares of Class A common stock and 5,000,000 shares of Class B (or "subordinated shares") common stock. Through the amended and restated articles of incorporation, the Company's issued and outstanding as of October 26, 2006 common shares were redesignated as Class B Common Shares. On November 20, the Company's articles of incorporation were further amended to effect a reverse stock split of the Company's Class B Common Stock, pursuant to which the number of outstanding Class B Common Shares was reduced to 1,738,588 in order to be equal to 15% of all outstanding shares up until the IPO, excluding those issued to initial purchasers in lieu of cash commissions. That was included as a provision for Class B common shares, in a purchase agreement that the Company entered into on November 15, 2006. On December 18, 2006, a further 264,700 Class B Common Shares were issued bringing the total Class B Common Shares outstanding to 2,003,288, to be equal to the 15% of the outstanding shares provision, mentioned above.

  Class A Common Shares.    Each holder of Class A Common Shares is entitled to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of Class A Common Shares are entitled to receive ratably all dividends, if any, declared by the Company's board of directors out of funds legally available for dividends. Upon dissolution, liquidation or sale of all or substantially all of the Company's assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, Class A Common Share holders are entitled to receive pro rata the Company's remaining assets available for distribution. Holders of Class A Common Shares do not have conversion, redemption or pre-emptive rights.

  Class B Common Shares.    Class B Common Shares do not have voting rights. Upon liquidation, assets available for distribution to shareholders, if any, shall be paid to holders of Class A Common Shares up to the full amount of their purchase price, and thereafter to Class B Common Shares in an amount equal to each Class B Common Shares' par value. Thereafter Class B Common Shares receive no further distributions. Dividends will be declared on Class B Common Shares in the same amount as on Class A Common Shares, but will not be payable until the later of (i) the conversion of Class B Common Shares into Class A Common Shares and (ii) the payment date for dividends that were declared on the Class A Common Shares at the same time as dividends declared on the Class B Common Shares.

  The outstanding Class B Common Shares will become convertible into Class A Common Shares on a one-for-one basis upon the earlier of, a change of control as defined in the Company's amended and restated articles of incorporation, or the completion of a future public offering of the Company's Class A Common Shares resulting in gross proceeds to the Company of at least $50 million. However, it is provided that the number of Class B Common Shares that will be converted into Class A Common Shares, will be reduced by one percentage point of the aggregate of the total outstanding Class A Common Shares (less 185,656 Class A Common Shares) and outstanding Class B Common Shares, subject to a total reduction of up to five percentage points, for each 30 day period a registration statement relating to an exchange offer for the Class A Common Shares and Warrants has not been declared effective by the U.S. Securities and Exchange Commission (SEC) beginning 180 days after November 21, 2006, or in the case of a shelf registration statement, the Company has not complied with its obligation to use its commercially reasonable efforts to file and cause the shelf registration statement to be declared effective. Any Class B Common Shares not converted into Class A Common Shares shall be cancelled and any accrued but unpaid dividends thereon forfeited.

  (b)
  Private Placement:    On November 21, 2006, the Company concluded a private offering of 7,562,000 units consisting of one Class A Common Share and one-fifth of one Warrant for one Class A Common Share at an offering price of $10.00 per unit. In addition, Innovation Holdings S.A., a company beneficially owned by the Company's founder and chief executive officer and members of his family, purchased upon the closing of the offering a further 529,340 units at the same price per unit paid by investors. On December 18, 2006 Cantor Fitzgerald & Co., CRT Capital Group LLC and Oppenheimer & Co, referred to as initial purchasers, purchased a further 1,500,000 units at an offering price of $10.00 per unit. The initial purchasers in the private offering were also issued and aggregate of 185,656 units in connection with the private placement. On December 28, 2006, which is the delivery date of the two vessels above (Note 7.a), Innovation Holdings S.A., purchased a further 1,720,660 units at $10.00 per unit.

  (c)
  Registration Rights Agreement:    The Company entered into a registration rights agreement in connection with the private placement whereby it agreed to file a registration statement with the SEC promptly following the closing of the private placement with respect to its Class A Common Shares and warrants offered in the private placement. The Company also undertook an obligation to cause a registration statement for an exchange offer for the Class A Common Shares and Warrants to be declared effective not more than 180 days after the closing of the private placement, or in the case of a shelf registration statement, the Company has not complied with its obligation to use its commercially reasonable efforts to file and cause the shelf registration statement to be declared effective.

  (d)
  Purchase Agreement:    The Company granted to the initial purchasers in the private placement, in lieu of cash commission, 185,656 shares plus 37,131 warrants. The fair value of these shares and warrants amounted to $1,856,560. The fair value of the warrants of $165,604 is recorded in obligations for warrants of $10,266,969 on the balance sheet. The fair value of the Class A Common Share of $1,690,770 in excess of par value is recorded in additional paid in capital. The nature and terms of the warrants that existed during the period and the potential effects of those arrangements on shareholders is detailed in Note 12(e).

  (e)
  Warrant Agreement:    The Company entered into a Warrant agreement in connection with the private placement whereby it issued one fifth of a Warrant, which was attached to each Class A Common Share. In total 1,997,200 Warrants were issued by the Company, including 450,000 Warrants issued to Innovation Holdings and 34,800 warrants issued to the initial purchasers in the private placement. On December 18, 2006, 300,000 additional warrants were issued to the investors in connection with the purchase of an additional 1,500,000 units and 11,656 additional units (consisting of 11,656 Class A common shares and 2,331 warrants) (note 12 d) were issued to the initial purchasers in the private placement.

        Each Warrant entitles the holder to purchase one Class A Common Share at an exercise price of $10.00 per share, and will become exercisable upon a future public offering of the Company's Class A Common Shares resulting in gross proceeds to the Company of at least $50 million and may be exercised at any time thereafter until expiration. Each Warrant expires on November 21, 2011. If upon a qualifying initial public offering the offering price per Class A Common Share is less than $10.00 per share, then the exercise price of the Warrant will be reset to the offering price per Class A Common Share. Upon the exercise of the Warrant, each holder will receive Class A Common Shares with an aggregate market value (measured at the offering price per Class A Common Share in a qualifying IPO and thereafter at the market value at the close of business on the day of exercise) equal to the difference between such market value per Class A Common Share and the $10.00 exercise price of the Warrant (or such lesser amount of the exercise price that has been adjusted as set forth in the preceding sentence), multiplied by the number of such shares, or at the holders' option, the cash equivalent thereof. No fractional shares of Class A Common Shares will be issued. The Company will pay to the holder at the time of exercise an amount in cash equal to the current market value of any fractional Class A Common Shares less a corresponding fraction of the aggregate exercise price.

        Holders of the Warrants will have no right to vote on matters submitted to our shareholders and will have no right to receive dividends. Holders of Warrants will not be entitled to share in the Company's assets in the event of a liquidation, dissolution or winding up of the Company.

        In the event of any merger, consolidation or other combination of the Company with another entity, provision will be made for each Warrant holder to receive, upon exercise of the Warrant and in lieu of Class A Common Shares, such cash, securities or assets as would be issued or paid in respect of Class A Common Shares upon such merger, consolidation or other combination. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, upon the exercise of such Warrants, each Warrant holder shall be entitled to share, with respect to the Class A Common Shares issued upon exercise of its Warrants, equally and ratably in any cash or non-cash distributions payable to holders of Class A Common Shares. Warrant holders will not be entitled to receive payment of any such distribution until payment of the exercise price is made, and the Warrant is surrendered.

        The number of Class A Common Shares issuable upon exercise of a Warrant will be adjusted upon the occurrence of certain events including, without limitation, the payment of a dividend on, or the making of any distribution in respect of, capital stock of the Company, payment of which is made in:

  •
  shares of the Company's capital stock (including Class A Common Shares);

  •
  options, Warrants or rights to purchase, or securities convertible into or convertible or exercisable for, shares of common stock or other securities or property of our at an exercise price below fair market value; or

  •
  evidences of indebtedness or assets of the Company.

        An adjustment will also be made in the event of a combination, subdivision or reclassification of the Class A Common Shares. Adjustments will also be made in the event that the Company consummates any equity offering prior to the consummation of a qualifying IPO. In addition, adjustments will be made whenever and as often as any specified event requires an adjustment to occur, provided that no adjustment will be required until such time as the adjustment would be more than one percent.

        The fair value of the warrants granted were estimated using the Cox-Rubinstein Binominal methodology and the Company recognized a liability to redeem the warrants from the warrant holders at $4.46 per warrant, or $10,266,969. This amount is presented as a liability in the consolidated balance sheet under the caption "obligations for warrants" and is deducted from paid in capital at December 31, 2006.

        The assumptions used to calculate the fair value were as follows:

Underlying stock price of $9.11
Exercise price based upon the agreements
Volatility of 54% based upon comparable companies
Time to expiration based upon the contractual life or expected term if applicable
Short-term (risk-free) interest rate based on the treasury securities with a similar expected term.
No dividends being paid

13.    Share based payments

Equity Incentive Plan

        On October 11, 2006, the Company adopted an equity incentive plan, under which the officers, key employees and directors of the Company will be eligible to receive options to acquire shares of Class A Common Shares. A total of 1,500,000 shares of Class A Common Shares are reserved for issuance under the plan. The Board of Directors administers the plan. Under the terms of the plan, the Board of Directors are able to grant new options exercisable at a price per Class A Common Share to be determined by the Board of Directors but in no event less than fair market value as of the date of grant. The plan also permits the Board of Directors to award restricted shares, restricted share units, non-qualified options, stock appreciation rights and unrestricted shares.

        Upon the completion of the private placement, the Company awarded 570,000 options and 40,000 shares of restricted Class A common shares. These awards are described below. The total compensation cost for the period from April 26, 2006 (inception) to December 31, 2006 for these awards was $1,476,717. As of December 31, 2006, there was $2,122,582 of total unrecognized compensation cost related to 70,000 non vested options granted to executive officers and directors and 40,000 restricted share awards and 250,000 options that will vest upon the successful completion of the initial public offering. The amount of $1,457,500 of the unrecognized compensation cost that relates to the 250,000 options, will be recognized upon the occurrence of a qualified public offering. The remaining unrecognized compensation cost is expected to be recognized over a weighted average period of 4 years, according to the contractual terms of those non vested options and restricted share awards.

Options

        During 2006, the Company granted to its officers, key employees and directors options to purchase 570,000 shares of Class A Common Shares. The options expire ten years from the grant dated and the exercise price is $12.00.

        The options award included 500,000 options granted to the CEO. 250,000 of these options were fully vested and exercisable at the grant date and the remaining 250,000 options will fully vest and become exercisable upon the occurrence of an initial public offering of the Company's Class A

Common Shares raising gross proceeds of at least $50 million, conditioned upon the CEO's continued service as an employee of the Company through the applicable vesting date. In the event the CEO ceases to be an employee, as applicable, for any reason, the CEO will forfeit all rights to the non-vested portion of the award. For the period from April 26, 2006 (inception) to December 31, 2006, none of these options were exercised or forfeited during 2006.

        The additional 61,500 options awarded to employees and directors and the 8,500 options awarded to employees of Allseas, vest ratably over 4 years from the grant date and are conditioned upon the option holder's continued service as an employee of the Company, an employee of an affiliate or a director through the applicable vesting date. In the event the option holder ceases to be an employee of the Company, an employee of an affiliate, a consultant or a director, the option holder will forfeit all rights to the non-vested portion of their award.

        During the term of the options, any vested portion of the options not previously exercised may be exercised in part or in whole at any time. The administrator, the compensation committee or any other committee designated by the board of directors to administer the equity incentive plan, may accelerate the exercisability of the options at such time and under such circumstances as the administrator deems appropriate.

        The fair values of the options were determined on the date of grant using a Cox Rubinstein binomial option pricing model. Estimated life of options granted was estimated using the historical exercise behavior of employees, during their employment in Allseas Marine SA. Expected volatility was based on average calculated historical price volatilities of selected peer group companies using expected term (10 years of price data or most available) as range for historical daily price range. Risk free interest is based on contractual in effect at the time of grant. These options were valued based on the following assumptions: an estimated life of ten years for the 500,000 options granted to CEO and 6.25 years for 70,000 options granted to executive officers and directors, volatility of 54% for options granted during 2006, risk free interest rate of 4.58% for options granted during 2006, and zero dividend yield for options granted.

        The fair value of the 500,000 options to purchase common shares granted on November 21, 2006 is $5.83 per share. The fair value of the 70,000 options to purchase common shares granted on November 21, 2006 is $4.57 per share.

        The following table summarizes all stock option activity through December 31, 2006:

	Number of Options	Weighted Average Exercise	Weighted Average Price Fair Value at Grant Date
Outstanding April 26, 2006
Granted	500,000	$12.00	$5.83
Granted	61,500	12.00	4.57
Exercised	—	—	—
Forfeited	—	—	—

Outstanding, December 31, 2006	561,500	12.00	5.69

        A summary of the activity for non vested stock option awards during the year ended of December 31, 2006 is as follows:

	Number of Options	Weighted Average Exercise	Weighted Average Price Fair Value at Grant Date
Non-vested, April 26, 2006	—	—	—
Granted	500,000	12	5.83
Granted	61,500	12	4.57
Vested	(250,000)	12	$5.83
Forfeited	—	—	—

Non vested, December 31, 2006	311,500	12	$5.58

        The following table summarizes certain information about stock options outstanding and exercisable as of December 31, 2006:

	Options Outstanding, December 31, 2006			Options Exercisable, December 31, 2006
Range of Exercise Price	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (YEARS)	Number of Options	Weighted Average Exercise Price
$12	500,000	$12.00	10	250,000	$12
$12	61,500	12.00	6.25

	561,500	$12.00	9.59	250,000	$12

        The 8,500 options that were granted to non employees were not considered significant as an amount, for separate disclosure.

        The following table summarizes the amortization of unrecognized compensation on options as of December 31, 2006, which will be included in general and administrative expense, for the next four years following December 31, 2006:

Options Grant Date	2007	2008	2009	2010	TOTAL
November 21, 2006	70,264	70,264	70,264	62,370	273,162
Total by year	$70,264	$70,264	$70,264	$62,370	$273,162

Restricted Shares

        On November 21 2006, the Company granted 31,500 of restricted Class A common shares, respectively, to certain senior officers, directors and employees of the Company. The restricted shares vest ratably over 4 years from the grant date and are conditioned upon the option holder's continued

service as an employee of the Company, or a director through the applicable vesting date. Until the forfeiture of any restricted shares, the grantee has the right to vote such restricted shares, to receive and retain all regular cash dividends paid on such restricted shares and to exercise all other rights provided that the Company will retain custody of all distributions other than regular cash dividends made or declared with respect to the restricted shares. The Company pays dividends on all restricted shares regardless of whether it has vested and there is no obligation of the employee to return the dividend when employment ceases. The Company estimates the forfeitures of restricted shares to be immaterial. The Company will, however, re-evaluate the reasonableness of its assumption at each reporting period.

        SFAS No. 123(R) describes two generally accepted methods of accounting for restricted share awards with a graded vesting schedule for financial reporting purposes: 1) the "accelerated method", which treats an award with multiple vesting dates as multiple awards and results in a front-loading of the costs of the award and 2) the "straight-line method" which treats such awards as a single award and results in recognition of the cost ratably over the entire vesting period.

        Management has selected the straight-line method with respect to the restricted shares because it considers each restricted share award to be a single award and not multiple awards, regardless of the vesting schedule. Additionally, the "front-loaded" recognition of compensation cost that results from the accelerated method implies that the related employee services become less valuable as time passes, which management does not believe to be the case. The fair value of the restricted shares was estimated by utilizing the subsequent adoption of the Black-Scholes model known as the Cox-Rubinstein Binominal methodology for Standard American Style Options. The stock based compensation expense for the restricted shares amounted to $10,233 and is included in the consolidated statement of operations under the caption "General and administrative expenses (including share based compensation of $1,476,717)". The assumptions used to calculate the fair value were as follows: (i) underlying stock price of $9.11; (ii) exercise price based upon the agreements; (iii) volatility of 54% based upon comparable companies; (iv) time to expiration based upon the contractual life or expected term if applicable; (v) short-term (risk-free) interest rate based on the treasury securities with a similar expected term; and (vi) no dividends being paid.

        A summary of the activity for restricted shares awards during the year ended of December 31, 2006 is as follows:

	Number of Shares	Weighted Average Fair Value
Non vested, April 26, 2006	—	$—
Granted	31,500	9.11
Vested	—	—
Forfeited	—	—

Non vested, December 31, 2006	31,500	$9.11

        In addition, 8,500 restricted Class A common shares were granted to non employees. These amounts were not considered significant for separate disclosure.

        The following table summarizes the unrecognized compensation cost on restricted as of December 31, 2006, which will be included in general and administrative expense, for the next four years:

Restricted Shares Grant Date	2007	2008	2009	2010	TOTAL
November 21, 2006	$71,741	$71,741	$71,741	$63,683	$278,906
Total by year	$71,741	$71,741	$71,741	$63,683	$278,906

Conversion Feature of Class B Common Shares

        The Company's Class B common shares, which are all held by Innovation Holdings S.A.—an entity beneficially owned by Mr. Bodouroglou, our founder and CEO, along with family members, will automatically convert, on a one-for-one basis, into Class A common shares upon the successful completion of a future public offering raising at least $50 million in gross proceeds or the occurrence of a change in control (as defined in the Amended and Restated Articles of Incorporated). The number of Class B Common Shares that will be converted into Class A Common Shares will be reduced by one percentage point outstanding Class B Common Shares subject to a total reduction of up to five percentage points, or 741,954 Class B Common Shares, for each 30-day period beginning 180 days after the closing of the private placement that a registration statement relating to an exchange offer for the units sold to investors in the private placement has not been declared effective by the Commission, or in the case of a shelf registration statement, the Company has not complied with its obligation to use its commercially reasonable efforts to file and cause the shelf registration statement to be declared effective.

        The conversion feature of the Class B common shares represents share-based compensation expense to Michael Bodouroglou for his services as an employee of the Company in ensuring timely registration of the Class A common shares issued through the private placement and the successful completion of a future public offering raising at least $50 million in gross proceeds. In this regard, there are two share-based payments awards—one attributable to the 1,738,588 outstanding Class B common shares on November 21, 2006 (date of the private placement) after adjustment for the 15% provision, and the second one on December 18, 2006 for the issuance of the 246,700 Class B common shares.

        In determining the compensation expense attributable to the conversion feature, we utilized the fair value of our Class B common shares based on the fact that substantially all of the value of our Class B common shares is inherent in the conversion feature. Without the conversion feature, the Class B common shareholders would not be entitled to voting rights nor receive dividends. We valued the Class B common shares using the fair value of our Class A common shares of $9.11 per share. We determined the fair value of our Class A common shares by deducting the fair value of 1/5 of one warrant of $.89 (see Note 12) from the $10 price per unit in our private placement. In estimating the value of the Class B shares, we did not consider the probability of occurrence of the successful completion of a future public offering raising at least $50 million in gross proceeds in accordance with paragraph 48 of SFAS No. 123(R). Accordingly, we have measured the maximum compensation expense to be recorded to be $18.25 million ($9.11 × 2,003,288 shares). This amount may be reduced on a graduated basis by up to $6.76 million ($9.11 × 741,954 shares) depending on the amount of time that passes before the successful registration of the Class A common shares issued in the private placement.

        Additionally, since the conversion of Class B common shares to Class A common shares will only occur upon the successful completion of a future public offering raising at least $50 million in gross proceeds, we will not recognize any compensation expense until such public offering occurs.

14.    Vessel Operating Expenses

        Vessel operating expenses for the period from inception (April 26, 2006) to December 31, 2006, includes of the following:

Crew wages and related costs	206,758
Insurance	117,257
Repairs and maintenance	34,131
Spares and consumable stores	171,565
Miscellaneous expenses	30,144

Total	559,855

15.    General and Administrative Expenses

        The details of general and administrative expenses are as follows:

December 31, 2006
Share based compensation	1,476,717
Consulting fees	151,145
Company establishment expenses	113,008
Salaries	14,375
Non-executive directors remuneration	10,107
Office rent	2,110
Telephone expenses	7,757
Other expenses	7,210

Total	1,782,429

16.    Earnings Per Share

        We presented basic and diluted EPS for our Class A common shares and Class B common shares.

        Our Amended and Restated Articles of Incorporation provides that dividends will be declared on our Class B common shares in the same amounts, on a per share basis, as on our Class A common shares. However, pursuant to our Amended Articles of Incorporation, the holders of our Class B common shares will receive payment for any dividends declared only upon our successful completion of a qualifying initial public offering (qualifying IPO) and so long as all outstanding dividends declared to our Class A common shares have been paid.

        In calculating the basic EPS for our Class A common shares, income available to Class A common shares is determined by deducting from net income the portion attributable to Class B common shares (computed as net income multiplied by the ratio of the weighted Class A common shares outstanding over the sum of the weighted Class A common shares outstanding and of weighted Class B common shares outstanding). The income allocable to Class A common shares used in calculating the basic EPS for our Class A common shares is calculated as follows:

Net income	461,764
Less—income allocable to Class B common shares	259,036
Income available to Class A common shares	202,728

        On the other hand, in calculating the basic EPS for our Class B common shares, net income is allocated to our Class B common shares only when its ability to receive dividend is no longer contingent upon the occurrence of the successful completion of a qualifying initial public offering. Thus, for the period ended December 31, 2006, no portion of net income was allocated to our Class B common shares and, accordingly, basic EPS for our Class B common shares is nil.

        There is no difference between the income available to our Class A common shares used for the computation of basic and dilutive EPS.

        We have outstanding stock option awards that vest only upon successful completion of a qualifying IPO and provided the grantee-employees are still employed by us at the completion of such qualifying IPO. In addition, we have warrants outstanding that are exercisable only upon successful the completion of a qualifying IPO. Further, our Class B common shares automatically convert, on a one to one basis (subject to certain adjustments), to Class A common shares only upon successful completion of a qualifying IPO.

        In calculating diluted EPS for our Class A common shares, we excluded the dilutive effect of 250,000 stock options awards, 2,302,011 warrants, and 2,003,288 Class B common shares that will vest, will become exercisable or will become convertible to our Class A common shares only upon the successful completion of a qualifying IPO. There are no dilutive securities for our Class B common shares.

        The reconciliation of the weighted average number of Class A common shares outstanding used for the computation of basic EPS to the adjusted amounts for the computation of diluted EPS is as follows:

Weighted average number of Class A common shares outstanding for basic EPS	1,441,887
Effects of dilutive securities:
Restricted stocks	752
Weighted average number of Class A common shares outstanding for dilutive EPS	1,442,639

        We excluded other stock option awards in calculating dilutive EPS for our Class A common shares as they were anti-dilutive since their exercise price exceeds the average value of our Class A common shares.

17.    Commitments and Contingencies

        From time to time the Company expects to be subject to legal proceedings and claims in the ordinary course of business, principally personal injury and property casualty claims. Such claims, even if lacking in merit, could result in the expenditure of significant financial and managerial resources. Currently, the Company is not aware of any claim or contingent liability, which should be disclosed, or for which a provision should be established in the accompanying financial statements.

        The Company has entered into a lease agreement for its office facilities that terminates in September 2007. Rental expense for the year ended December 31, 2006 was $2,110. Fixed future minimum rent commitments for the nine-month period ending September 31, 2007 amount to $6,847.

        The Company has entered into two contracts to acquire vessels for a total of $58.35 million at December 31. 2006. See Note 18(a).

18.    Subsequent Events

  (a)
  Vessel Acquisitions from Unaffiliated Third-Parties:    The Company entered into two separate Memoranda of Agreeemnt ("MOA") with unaffiliated third parties on October 13, 2006 and on December 22, 2006 for the acquisition of two dry-bulk vessels, the Clean Seas and the Crystal Seas, for $58.35 million, in the aggregate, which were delivered on January 8, 2007 and on January 10, 2007.

  The Company funded the acquisition cost with drawings under the senior secured credit facility (Note 18 b) and the proceeds of the private placement (Note 12. b). Upon delivery, the vessels were provided as collateral to the Facility.

  (b)
  Senior Secured Credit Facility (the "Facility"):    On January 9, 2007 the loan agreement (Note 10) was supplemented to include the partial financing of Crystal Seas and an increase in the Facility to $109.5 million.

  At dates coinciding with the delivery of the vessels in Note 18.a above, and pursuant to this Facility, the Company has borrowed $108.25 million to fund a portion of the acquisition of all six vessels

  (c)
  Amendment in Warrants' Exercise Features:    The Company and the majority of the Warrant Holders agreed to amend the exercise features of the Warrants on May 7, 2007; which agreement is binding to all Warrant Holders. The Warrants, as amended, may only be exercised through physical settlement, removing the prior exercise terms which allow the Warrant Holders to receive Class A Common Shares with an aggregate market value equal to the difference between such market value per Class A Common Share and the $10.00 exercise price of the Warrant (or such lesser amount of the exercise price as set forth in the Warrant Agreement) multiplied by the number of such Class A Common Shares, or at the Warrant Holders' option, the cash equivalent thereof (see Note 12).

  As a result of the foregoing amendment, the obligations for warrants will be reclassified into permanent equity as of the amendment date since the warrants, as amended, no longer allow net cash or net share settlement. Additionally, any future changes in the fair value of the warrants will not be recognized in the financial statements.

  (d)
  Dividend declaration:    On May 17, 2007 our board of directors declared a dividend in the amount of $0.4375 per Class A Common Share and $0.4375 per Class B Common Share to shareholders of record on May 21, 2007.

  (e)
  Contingent compensation awards:    On May 15, 2007, the Company's board of directors approved a conditional compensation award to the directors, executive officers and certain employees of Allseas consisting of an aggregate 46,500 restricted shares, 50% of which would vest one year after issuance, and the balance of which would vest on the second anniversary of issuance and an aggregate payment of Euro 1.07 million to the Company's senior executive officers. The granting of any portion of the restricted shares and the payment of Euros is contingent upon the completion of a successful public offering resulting in gross proceeds to us of at least $50 million.

1,849,531 Warrants
and
11,097,187 Class A Common Shares

Prospectus Delivery Obligation

        Through and including            2007, which is the 40th day after the date of this prospectus, all dealers effecting transactions in the common stock, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments.

PART II:
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.    Indemnification of Directors and Officers

        The bylaws of the Company provide that every director and officer of the Company shall be indemnified out of the funds of the Registrant against:

        The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors' fiduciary duties. Our amended and restated articles of incorporation and bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

        Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorney's fees and disbursements and court costs) to our directors and offices and carry directors' and officers' insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

        The limitation of liability and indemnification provisions in our articles of incorporation and bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

        There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Section 60 of the BCA provides as follows:

Indemnification of directors and officers.

        (1)   Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonable believed to be in or not opposed to the bests interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

        (2)   Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not, opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

        (3)   When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        (4)   Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

        (5)   Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

        (6)   Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        (7)   Insurance. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 7.    Recent Sales of Unregistered Securities.

        In the fourth quarter of 2006, we completed a private placement of units consisting of one of our Class A Common Shares and one-fifth of one Warrant. In connection with the private placement, we issued 7,736,000 Class A Common Shares and 1,546,800 Warrants on November 21, 2006 and an additional 1,511,656 Class A Common Shares and 302,331 Warrants on December 18, 2006. We have also issued in connection with our private placement an addition 2,250,000 units, consisting of 2,250,000 Class A Common Shares and 450,000 Warrants to Innovation Holdings. We have also issued an aggregate of 2,003,288 Class B Common Shares to Innovation Holdings. The following table sets forth our private sale of our shares of our common stock from inception through December 31, 2006.

Securities Sold	Consideration Per Share	Total Consideration	Registration Exemption	Purchasers
9,247,656 Class A Common Shares	$9.11 per share	$84,246,146	Rule 144A / Regulation S	Cantor Fitzgerald & Co.; CRT Capital Group LLC; Oppenheimer & Co. Inc.
2,250,000 Class A Common Shares	$9.11 per share	$20,497,500	Regulation S	Innovation Holdings
1,849,531 Warrants	$4.46 per warrant	$8,248,908	Rule 144A / Regulation S	Cantor Fitzgerald & Co.; CRT Capital Group LLC; Oppenheimer & Co. Inc.
450,000 Warrants	$4.46 per warrant	$2,007,000	Regulation S	Innovation Holdings
40,000 Restricted Class A Shares	—		Rule 4(2)	Certain directors and officers pursuant to equity incentive plan
2,003,288 Class B Common Shares	—	$10,000	Regulation S	Innovation Holdings

Item 8.    Exhibits and Financial Statement Schedules

Exhibit Number	Description
1.1	Purchase Agreement*
3.1	Amended and Restated Articles of Incorporation*
3.2	Amended and Restated By-laws*
4.1	Specimen Class A Common Shares certificate*
5.1	Legality opinion of Seward & Kissel LLP*
8.1	Tax opinion of Seward & Kissel LLP*
10.1	Senior Secured Credit Facility*
10.2	Form of Vessel Management Agreement*
10.3	Registration Rights Agreement*
10.4	Initial Purchaser Registration Rights Agreement*
10.5	Innovation Holdings Registration Rights Agreement*
10.6	Warrant Agreement, as amended*
10.7	Letter Agreement with Michael Bodouroglou*
21.1	List of Subsidiaries of Company*
23.1	Consent of Seward & Kissel LLP*
23.2	Consent of Deloitte Hadjipavlou, Sofianos & Cambanis S.A.
23.3	Consent of Drewry*

*
Previously filed.

Item 9.    Undertakings

A.    The Company hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, unless the information required to be included is to contained in reports filed with or furnished to the Commission that are incorporated by reference in this registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) under the Securities Act that is part of this registration statement,

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement.

  (5)
  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of this registration statement for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

  (6)
  The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)
    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)
    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

    (iii)
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

    (iv)
    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

  (8)
  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (9)
  The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

  (10)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (11)
  The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules an regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

B.    The undersigned registrant hereby undertakes (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means, and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above include information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

C.    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Athens, Greece, on the 13th day of July, 2007.

PARAGON SHIPPING INC.
By:	/s/ MICHAEL BODOUROGLOU
Name: Michael Bodouroglou Title: Chairman and Chief Executive Officer

        In accordance with the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on July 13th, 2007 in the capacities and on the date indicated.

Signature	Title

/s/ MICHAEL BODOUROGLOU Michael Bodouroglou	Chairman and Chief Executive Officer (Principle Executive Officer)
/s/ CHRISTOPHER THOMAS Christopher Thomas	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ GEORGE SKRIMIZEAS George Skrimizeas	Chief Operating Office and Director
/s/ NIGEL D. CLEAVE Nigel D. Cleave	Director
/s/ BRUCE OGILVY Bruce Ogilvy	Director
/s/ IAN CHARLES DAVIS Ian Charles Davis	Director

AUTHORIZED REPRESENTATIVE

        Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly authorized representative of the Registrant in the United States, has signed this registration statement in the City of Newark, State of Delaware, on July 13, 2007.

PUGLISI & ASSOCIATES
By:	/s/ DONALD J. PUGLISI
Donald J. Puglisi Managing Director Authorized Representative in the United States

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DRYBULK SHIPPING INDUSTRY DATA
FORWARD-LOOKING STATEMENTS
TABLE OF CONTENTS
PROSPECTUS SUMMARY
Our Company
Our Fleet
Our Competitive Strengths
Our Business Strategy
Drybulk Shipping Industry Trends
Corporate Structure
Our Dividend Policy
Senior Secured Credit Facility
THE OFFERING
Paragon Shipping Inc. Summary Financial Data
RISK FACTORS
USE OF PROCEEDS
FORECASTED CASH AVAILABLE FOR DIVIDENDS, RESERVES AND EXTRAORDINARY EXPENSES FOR 2007
Forecasted Cash Amount Available for Dividends, Reserves and Extraordinary Expenses During Our First Full Fiscal Year
Charterer Redelivery at Earliest Redelivery Date
CAPITALIZATION
OUR DIVIDEND POLICY
SELECTED FINANCIAL AND OTHER DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INDUSTRY
World Seaborne Trade—2006
Dry Bulk Trade Development (Million tons)
Drybulk Carrier Seaborne Trade
GDP Growth (% change)
Chinese Iron Ore Imports (Million Tonnes)
Ton Mile Demand (Billion ton-miles)
Annual Changes (%) Dry Bulk Trade and Tonne Mile Demand
Major Dry Bulk Seaborne Trade Routes
Drybulk Carrier Fleet—April 2006
Drybulk Carrier Orderbook—April 2006
Dry Bulk Carrier Age Profile—April 2006
Dry Bulk Carrier Scrapping
Baltic Exchange Freight Indices
(Index points)
Drybulk Carrier One Year Time Charter Rates (US Dollars per day)
Drybulk Carriers—One Year Time Charter Rates (Period Averages) (US Dollars per day)
Dry Bulk Carrier Newbuilding Prices (Millions of US Dollars)
Drybulk Carrier Secondhand Prices—5 year old (Period Averages) (Millions of US Dollars)
Dry Bulk Carrier Secondhand Prices—5 Year Old Vessels (Millions of US Dollars)
BUSINESS Our Company
Our Fleet
Chartering
Our Competitive Strengths
Our Business Strategy
Our Fleet Management
Employees and Crewing
Our Customers
Properties
Environmental and Other Regulations
Risk of Loss and Liability Insurance
Legal Proceedings
Exchange Controls
Senior Secured Credit Facility
MANAGEMENT
Committees of the Board of Directors
Compensation of Directors and Senior Management
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
RELATED PARTY TRANSACTIONS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
DESCRIPTION OF OUR CAPITAL STOCK AND WARRANTS
MARSHALL ISLANDS COMPANY CONSIDERATIONS
MATERIAL U.S. AND MARSHALL ISLANDS INCOME TAX CONSIDERATIONS
OTHER EXPENSES OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND ADDITIONAL INFORMATION
ENFORCEABILITY OF CIVIL LIABILITIES
GLOSSARY OF SHIPPING TERMS
Index to consolidated financial statements
Report of Independent Registered Public Accounting Firm
Paragon Shipping Inc. Consolidated Balance Sheet As of December 31, 2006 (Expressed in United States Dollars)
Paragon Shipping Inc. Consolidated Statement of Operations For the period from inception (April 26, 2006) to December 31, 2006 (Expressed in United States Dollars)
Paragon Shipping Inc. Consolidated Statement of Shareholders' Equity For the period from inception (April 26, 2006) to December 31, 2006 (Expressed in United States Dollars)
Paragon Shipping Inc. Consolidated Statement of Cash Flows For the period from inception (April 26, 2006) to December 31, 2006 (Expressed in United States Dollars)
Paragon Shipping Inc. Notes to consolidated financial statements (Expressed in United States Dollars)
Prospectus Delivery Obligation
PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS
SIGNATURES
AUTHORIZED REPRESENTATIVE